Filed Pursuant to Rule 424(b)(3)
Registration No. 333-222630
BLACK CREEK DIVERSIFIED PROPERTY FUND INC.
SUPPLEMENT NO. 1 DATED MARCH 13, 2020
TO THE PROSPECTUS DATED SEPTEMBER 5, 2019
This prospectus supplement (this “Supplement”) is part of and should be read in conjunction with the prospectus of Black Creek Diversified Property Fund Inc., dated September 5, 2019 (the “Prospectus”). This Supplement supersedes and replaces all prior supplements to the Prospectus. Unless otherwise defined herein, capitalized terms used in this Supplement shall have the same meanings as in the Prospectus.
The purpose of this Supplement is to disclose:

•	the transaction price for each class of our common stock as of April 1, 2020;

•	the calculation of our February 29, 2020 net asset value (“NAV”) per share, as determined in accordance with our valuation procedures, for each of our share classes;

•	the status of this offering;

•	updated information with respect to our real properties;

•	updated selected financial data;

•	updated information regarding distributions;

•	updated information regarding redemptions;

•	updated information regarding fees and expenses payable to our Advisor, our Dealer Manager and their affiliates;

•	updated historical fund-level expenses;

•	updated certain historical NAV information;

•	updated experts information;

•	changes to executive officers and to the Advisor’s management team;

•	changes to our valuation procedures, including an estimated impact to our NAV per share when changes effective;

•	updated security ownership table;

•	an increase to the maximum size of our DST Program;

•	an increase to the compensation of our independent directors following a review by an independent compensation consultant;

•	changes to our operating partnership agreement;

•	updated risk factors;

•	updated “Management’s Discussion and Analysis of Financial Condition and Results of Operations” similar to that filed in our Annual Report on Form 10-K for the year ended December 31, 2019;

•	updated quantitative and qualitative disclosures about market risk; and

•	our consolidated financial statements and the notes thereto as of and for the year ended December 31, 2019.

•	APRIL 1, 2020 TRANSACTION PRICE
The transaction price for each share class of our common stock for subscriptions accepted (and distribution reinvestment plan issuances) as of April 1, 2020 (and redemptions as of March 31, 2020) is as follows:

Share Class	Transaction Price (per share)
Class T	$7.5261
Class S	$7.5261
Class D	$7.5261
Class I	$7.5261
Class E	$7.5261
The transaction price for each of our share classes is equal to such class’s NAV per share as of February 29, 2020. A calculation of the NAV per share is set forth below. The purchase price of our common stock for each share class equals the transaction price of such class, plus applicable upfront selling commissions and dealer manager fees.

•	FEBRUARY 29, 2020 NAV PER SHARE
Our board of directors, including a majority of our independent directors has adopted valuation procedures, as amended from time to time, that contain a comprehensive set of methodologies to be used in connection with the calculation of our NAV. Our most recent NAV per share for each share class, which is updated as of the last calendar day of each month, is posted on our website at www.blackcreekdiversified.com and is also available on our toll-free, automated telephone line at (888) 310-9352. Please see “Net Asset Value Calculation and Valuation Procedures” in our Prospectus for a more detailed description of our valuation procedures, including important disclosure regarding real property valuations provided by the Independent Valuation Firm. All parties engaged by us in the calculation of our NAV, including the Advisor, are subject to the oversight of our board of directors. Generally, all of our real properties are appraised once each calendar year by third party appraisal firms in accordance with our valuation guidelines and such appraisals are reviewed by the Independent Valuation Firm.
As used below, “Fund Interests” means our outstanding shares of common stock, along with the partnership units in our operating partnership (“OP Units”) held by third parties, and “Aggregate Fund NAV” means the NAV of all of the Fund Interests.

The following table sets forth the components of total NAV as of February 29, 2020 and January 31, 2020:

	As of
(in thousands)	February 29, 2020	January 31, 2020
Investments in office properties	$730,400	$728,700
Investments in retail properties	910,550	906,050
Investments in multi-family properties	305,050	305,000
Investments in industrial properties	258,300	234,450
Investments in debt assets	30,613	22,524
Cash and cash equivalents	87,184	71,024
Restricted cash	10,413	10,672
Other assets	30,009	29,732
Line of credit, term loans and mortgage notes	(861,652)	(852,634)
Financing obligations associated with our DST Program	(303,276)	(274,432)
Other liabilities	(31,475)	(33,152)
Accrued performance-based fee	(992)	(489)
Accrued advisory fees	(1,332)	(1,327)
Aggregate Fund NAV	$1,163,792	$1,146,118
Total Fund Interests outstanding	154,635	152,620
The following table sets forth the NAV per Fund Interest as of February 29, 2020 and January 31, 2020:

(in thousands, except per Fund Interest data)	Total	Class T Shares	Class S Shares	Class D Shares	Class I Shares	Class E Shares	OP Units
As of February 29, 2020
Monthly NAV	$1,163,792	$49,016	$164,704	$27,510	$338,080	$492,389	$92,093
Fund Interests outstanding	154,635	6,513	21,884	3,655	44,921	65,425	12,237
NAV Per Fund Interest	$7.5261	$7.5261	$7.5261	$7.5261	$7.5261	$7.5261	$7.5261
As of January 31, 2020
Monthly NAV	$1,146,118	$46,037	$162,022	$27,211	$333,480	$496,613	$80,755
Fund Interests outstanding	152,620	6,130	21,575	3,624	44,407	66,130	10,754
NAV Per Fund Interest	$7.5096	$7.5096	$7.5096	$7.5096	$7.5096	$7.5096	$7.5096
Under GAAP, we record liabilities for ongoing distribution fees (i) that we currently owe the Dealer Manager under the terms of our Dealer Manager agreement and (ii) for an estimate that we may pay to the Dealer Manager in future periods for shares of our common stock. As of February 29, 2020, we estimated approximately $15.3 million of ongoing distribution fees were potentially payable to the Dealer Manager. We do not deduct the liability for estimated future distribution fees in our calculation of NAV since we intend for our NAV to reflect our estimated value on the date that we determine our NAV. Accordingly, our estimated NAV at any given time does not include consideration of any estimated future distribution fees that may become payable after such date.
The valuation for our real properties as of February 29, 2020 was provided by the Independent Valuation Firm in accordance with our valuation procedures and determined starting with the appraised value. Certain key assumptions that were used by the Independent Valuation Firm in the discounted cash flow analysis are set forth in the following table based on weighted-averages by property type.

	Office	Retail	Multi-family	Industrial	Weighted-Average Basis
Exit capitalization rate	6.31%	6.38%	5.36%	5.92%	6.18%
Discount rate / internal rate of return (“IRR”)	6.93%	6.85%	6.64%	6.80%	6.85%
Annual market rent growth rate	3.01%	2.95%	3.00%	2.89%	2.98%
Average holding period (years)	10.0	10.0	10.0	10.0	10.0

A change in the exit capitalization and discount rates used would impact the calculation of the value of our real properties. For example, assuming all other factors remain constant, the changes listed below would result in the following effects on the value of our real properties:

Input	Hypothetical Change	Office	Retail	Multi-family	Industrial	Weighted- Average Values
Exit capitalization rate (weighted-average)	0.25% decrease	2.98%	2.43%	3.05%	2.91%	2.76%
	0.25% increase	(2.75)%	(2.25)%	(2.77)%	(2.67)%	(2.54)%
Discount rate (weighted-average)	0.25% decrease	2.10%	1.91%	1.95%	1.96%	1.99%
	0.25% increase	(2.05)%	(1.87)%	(1.91)%	(1.91)%	(1.94)%

•	STATUS OF THIS OFFERING
As of March 1, 2020, we had raised gross proceeds of approximately $280.6 million from the sale of approximately 37.5 million shares in this offering, including proceeds from our distribution reinvestment plan of approximately $17.5 million. As of March 1, 2020, approximately $2.72 billion in shares remained available for sale pursuant to this offering, including approximately $482.5 million in shares available for sale through our distribution reinvestment plan.

•	REAL PROPERTIES
As of December 31, 2019, our real estate portfolio consisted of 48 properties totaling approximately 8.8 million square feet located in 21 markets throughout the U.S. Our real estate portfolio includes nine properties placed in Delaware Statutory Trusts (“DST Properties”). Refer to “Note 5 to the Consolidated Financial Statements” in the section of this Supplement titled “Financial Statements and Supplementary Data” for additional detail regarding the DST Program. Additionally, refer to “Note 3 to the Consolidated Financial Statements” in the section of this Supplement titled “Financial Statements and Supplementary Data” for detail relating to our 2019 acquisition and disposition activity. The interests of the DST Properties are initially owned by a taxable REIT subsidiary of our operating partnership and then sold to third party investors (the “DST Program”). We, through a subsidiary of our operating partnership, hold long-term leasehold interests in the DST Properties pursuant to master leases that are guaranteed by the operating partnership, while third-party investors will ultimately hold some or all of the interests in the real estate through the Delaware Statutory Trusts.
As used herein, the term “commercial” refers to our office, retail and industrial properties or tenants, as applicable.
Portfolio Overview. We currently operate in four reportable segments: office, retail, multi-family and industrial. The following table summarizes our real estate portfolio by segment as of December 31, 2019:

($ and square feet in thousands, except for per square foot data)	Number of Markets (1)	Number of Properties	Rentable Square Feet	% of Total Rentable Square Feet	Average Effective Annual Base Rent per Square Foot (2)	% Leased	Aggregate Fair Value	% of Aggregate Fair Value
Office properties	8	9	2,054	23.3%	$32.47	84.6%	$727,450	34.2%
Retail properties	7	26	2,942	33.4	19.12	93.9	866,400	40.6
Multi-family properties	3	3	886	10.1	25.38	92.2	301,850	14.2
Industrial properties	9	10	2,915	33.2	4.82	100.0	234,450	11.0
Total real estate portfolio	21	48	8,797	100.0%	$17.48	93.6%	$2,130,150	100.0%

(1)
Reflects the number of unique markets by segment and in total. As such, the total number of markets does not equal the sum of the number of markets by segment as certain segments are located in the same market.

(2)
Amount calculated as total annualized base rent, which includes the impact of any contractual tenant concessions (cash basis) per the terms of the lease, divided by total lease square footage as of December 31, 2019.

Acquisitions. During the year ended December 31, 2019, we acquired five industrial properties comprising 1.3 million square feet for an aggregate purchase price of approximately $101.7 million.
As of the date of this Supplement, and subsequent to December 31, 2019, we acquired (excluding properties related to our DST Program) one retail property located in Birmingham, Alabama, one industrial property located in Fort Worth, Texas, and one industrial property located in San Antonio, Texas for a total aggregate purchase price of approximately $62.9 million.

As of the date of this Supplement, and subsequent to December 31, 2019, we entered into a contract to acquire an industrial property located in Sterling, Virginia with a purchase price of approximately $5.0 million. In addition, we entered into a contract to acquire an industrial property located in Denver, Colorado with a purchase price of approximately $12.3 million. There can be no assurance that we will complete the acquisitions of the properties under contract.
Dispositions. During the year ended December 31, 2019, we sold five office properties, two retail properties and two outparcels for net proceeds of approximately $341.7 million, which is net of the property-related debt of approximately $98.6 million made in conjunction with the 655 Montgomery disposition. We recorded a net gain on sale of approximately $160.5 million.
As of the date of this Supplement, and subsequent to December 31, 2019, we have not disposed of any properties.

Market Diversification. The following table summarizes certain operating metrics of our portfolio by market and by segment as of December 31, 2019:

($ and square feet in thousands)	Number of Properties	Investment in Real Estate Properties	% of Gross Investment Amount	Rentable Square Feet	% of Total Rentable Square Feet	% Leased (1)
Office properties:
Metro New York	1	$243,144	11.7%	594	6.7%	79.6%
Denver, CO	1	87,886	4.3	262	3.0%	77.1
South Florida	2	85,682	4.2	363	4.1%	75.1
Austin, TX	1	75,328	3.7	273	3.1%	98.8
Washington, DC	1	72,044	3.5	126	1.4%	99.1
Philadelphia, PA	1	48,450	2.4	174	2.0%	80.7
Dallas, TX	1	41,026	2.0	155	1.8%	95.5
Minneapolis/St Paul, MN	1	29,528	1.4	107	1.2%	100.0
Total office properties	9	683,088	33.2	2,054	23.3	84.6
Retail properties:
Greater Boston	19	493,908	24.0	1,872	21.3	91.8
South Florida	2	108,009	5.2	206	2.3	97.3
Washington, DC	1	63,174	3.1	233	2.6	100.0
Metro New York	1	63,174	3.1	226	2.6	93.9
Raleigh, NC	1	43,067	2.1	130	1.5	100.0
San Antonio, TX	1	39,188	1.9	174	2.0	99.3
Tulsa, OK	1	34,290	1.7	101	1.1	94.7
Total retail properties	26	844,810	41.1	2,942	33.4	93.9
Multi-family properties:
Atlanta, GA	1	117,170	5.7	356	4.0	95.5
Washington, DC	1	95,818	4.7	288	3.3	92.8
Orlando, FL	1	84,549	4.1	242	2.8	86.5
Total multi-family properties (985 units)	3	297,537	14.5	886	10.1	92.2
Industrial properties:
Indianapolis, IN	1	44,156	2.1	621	7.1	100.0
Houston, TX	1	39,061	1.9	352	4.0	100.0
Central Kentucky	1	30,979	1.5	727	8.3	100.0
San Antonio, TX	2	30,634	1.5	372	4.2	100.0
Las Vegas, NV	1	24,671	1.2	248	2.8	100.0
Philadelphia, PA	1	18,886	0.9	171	1.9	100.0
Cincinnati	1	18,759	0.9	218	2.5	100.0
East Bay, CA	1	16,201	0.8	96	1.1	100.0
Chicago, IL	1	8,568	0.4	110	1.3	100.0
Total industrial properties	10	231,915	11.2	2,915	33.2	100.0
Total real estate portfolio	48	$2,057,350	100.0%	$8,797	100.0%	93.6%

(1)	Percentage leased is based on executed leases as of December 31, 2019.
Lease Terms. Commercial lease terms typically range from one to 10 years, and often include renewal options. Most of our commercial leases include fixed rental increases or Consumer Price Index-based rental increases and are not based on the income or profits of any person. The majority of our multi-family leases expire within 12 months.

Lease Expirations. As of December 31, 2019, the weighted-average remaining term of our total leased commercial portfolio was approximately 4.8 years based on annualized base rent and 4.7 years based on leased square footage, excluding renewal options. The following table summarizes the lease expirations at our commercial properties for leases in place as of December 31, 2019, without giving effect to the exercise of renewal options or termination rights, if any. The table excludes our multi-family properties as substantially all leases at such properties expire within 12 months.

($ and square feet in thousands)	Number of Leases	Annualized Base Rent (1)	% of Total Annualized Base Rent (1)	Leased Square Feet	% of Total Leased Square Feet
2020	80	$10,849	9.1%	460	6.3%
2021	74	16,923	14.2	1,523	20.8
2022	81	16,374	13.8	940	12.9
2023	68	17,509	14.7	821	11.2
2024	60	11,929	10.0	792	10.8
2025	42	11,860	10.0	706	9.7
2026	27	5,088	4.3	320	4.4
2027	20	6,157	5.2	473	6.5
2028	23	3,978	3.3	199	2.7
2029	17	4,762	4.0	556	7.6
Thereafter	22	13,568	11.4	517	7.1
Total leased	514	$118,997	100.0%	7,307	100.0%

(1)	Annualized base rent is calculated as monthly base rent including the impact of any contractual tenant concessions (cash basis) per the terms of the lease as of December 31, 2019, multiplied by 12.
Tenant Diversification. We believe that the tenant base that occupies our real estate portfolio is generally stable and well-diversified. As of December 31, 2019, there were no tenants that represented more than 10.0% of total annualized base rent and only one tenant that represented more than 10.0% of total leased square feet. The following table reflects our 10 largest tenants, based on annualized base rent, as of December 31, 2019:

($ and square feet in thousands)	Number of Locations (1)	Annualized Base Rent (2)	% of Total Annualized Base Rent (2)	Leased Square Feet	% of Total Leased Square Feet
Stop & Shop	12	$13,470	9.4%	777	9.4%
Mizuho Bank Ltd.	1	4,611	3.2	116	1.4
Amazon.com	2	3,795	2.6	975	11.8
I.A.M. National Pension Fund	1	3,402	2.4	63	0.8
Citco Fund Services	1	3,021	2.1	70	0.9
Home Depot	1	2,716	1.9	102	1.2
Alliant Techsystems	1	2,588	1.8	107	1.3
Deloitte LLP	1	2,478	1.7	59	0.7
Shaw's Supermarket	2	2,376	1.7	135	1.6
TJX Companies	4	2,259	1.6	206	2.5
Total	26	$40,716	28.4%	2,610	31.6%

(1)	Reflects the number of properties for which the tenant has at least one lease in-place.

(2)	Annualized base rent is calculated as monthly base rent including the impact of any contractual tenant concessions (cash basis) per the terms of the lease as of December 31, 2019, multiplied by 12.
The majority of our tenants do not have a public corporate credit rating. We evaluate creditworthiness and financial strength of prospective commercial tenants based on financial, operating and business plan information that such prospective tenants provide to us, as well as other market, industry, and economic information that is generally publicly available. As a result of this assessment, we may require that the tenants enhance their credit by providing us with security deposits, letters of credit from established financial institutions, or personal or corporate guarantees. Tenant creditworthiness often influences the amount of upfront tenant improvements, lease incentives, concessions or other leasing costs. We evaluate creditworthiness of our multi-family tenants based on standard market practice, which includes credit checks.
Industry Diversification. We intend to maintain a well-diversified mix of tenants to limit our exposure to any single tenant or industry. Our diversified investment strategy inherently provides for tenant diversity, and we continue to monitor our exposure relative to our larger tenant industry sectors. The following table reflects the 10 largest industry concentrations within our portfolio, based on annualized base rent, as of December 31, 2019 and assumes that our multi-family investments are not concentrated within any specific industry:

($ and square feet in thousands)	Number of Leases	Annualized Base Rent (1)	% of Total Annualized Base Rent	Leased Square Feet	% of Total Leased Square Feet
Financial	42	$21,300	14.8%	537	6.5%
Supermarket	24	20,667	14.4	1,290	15.7
Professional Services	78	12,325	8.6	412	5.0
Food & Beverage	69	6,365	4.4	194	2.4
Software / Technology	15	5,754	4.0	136	1.7
Healthcare Services	50	5,013	3.5	174	2.1
Transportation / Logistics	9	4,915	3.4	1,001	12.2
Computer / Electronics	17	4,132	2.9	183	2.2
eCommerce / Fulfillment	2	3,795	2.6	975	11.8
Apparel / Clothing	15	3,443	2.4	215	2.6
Total	321	$87,709	61.0%	5,117	62.2%

(1)	Annualized base rent is calculated as monthly base rent including the impact of any contractual tenant concessions (cash basis) per the terms of the lease as of December 31, 2019, multiplied by 12.
Debt Obligations. Our indebtedness is currently comprised of borrowings under our line of credit, term loans and mortgage notes. As of December 31, 2019, we had approximately $852.9 million of indebtedness with a weighted-average interest rate of 3.36%, which includes the effects of the interest rate swap agreements. The weighted-average remaining term of our debt as of December 31, 2019 was 3.4 years, excluding the impact of certain extension options. The total gross book value of properties encumbered by our debt as of December 31, 2019 was approximately $535.2 million. See “Note 4 to the Consolidated Financial Statements” in the section of this Supplement titled “Financial Statements and Supplementary Data” and the section in this Supplement titled “Schedule III—Real Estate and Accumulated Depreciation” for additional information.
LIBOR is expected to be discontinued after 2021. As of December 31, 2019, our line of credit, term loans and a $51.0 million mortgage note are our only indebtedness with initial maturity dates beyond 2021 that have exposure to LIBOR. The agreements governing the line of credit, term loans and a mortgage note provide procedures for determining a replacement or alternative base rate in the event that LIBOR is discontinued. However, there can be no assurances as to whether such replacement or alternative base rate will be more or less favorable than LIBOR. We intend to monitor the developments with respect to the potential phasing out of LIBOR after 2021 and work with our lenders to seek to ensure any transition away from LIBOR will have minimal impact on our financial condition, but can provide no assurances regarding the impact of the discontinuation of LIBOR.

•	SELECTED FINANCIAL DATA
The following selected consolidated financial data should be read in conjunction with the section in this Supplement titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the section in this Supplement titled “Financial Statements and Supplementary Data.”

	For the Year Ended December 31,
(in thousands, except per share data, building count and number of tenants)	2019 (1)	2018 (1)	2017 (1)	2016 (1)	2015 (1)
Operating data:
Total revenues	$184,668	$190,325	$197,346	$216,170	$225,200
Total operating expenses	$(144,913)	$(157,147)	$(158,238)	$(173,343)	$(181,275)
Total other income (expenses)	$113,522	$(34,516)	$40,290	$12,221	$87,734
Net income (loss)	$153,277	$(1,338)	$79,398	$55,048	$131,659
Net income (loss) attributable to common stockholders	$142,551	$(1,237)	$72,216	$49,976	$124,255
Net income (loss) attributable to common stockholders per common share—basic and diluted	$1.04	$(0.01)	$0.51	$0.31	$0.70
Weighted-average shares outstanding—basic	136,925	128,740	142,349	159,648	175,938
Weighted-average shares outstanding—diluted	147,316	139,674	154,156	172,046	188,789
Distributions:
Total distributions declared on common stock	$49,956	$47,765	$50,858	$57,040	$62,900
Distributions declared per share of common stock	$0.3750	$0.3750	$0.3600	$0.3600	$0.3600
NAREIT FFO (2):
Reconciliation of net income (loss) to NAREIT FFO:
Net income (loss) attributable to common stockholders	$142,551	$(1,237)	$72,216	$49,976	$124,255
Total NAREIT FFO adjustments (3)	$(95,921)	$53,859	$(11,779)	$34,320	$(42,085)
NAREIT FFO attributable to OP Units	$3,563	$4,456	$4,995	$6,546	$6,001
NAREIT FFO	$50,193	$57,078	$65,432	$90,842	$88,171
Cash flow data:
Net cash provided by operating activities	$49,348	$67,516	$58,920	$87,371	$103,110
Net cash (used in) provided by investing activities	$(92,911)	$(17,985)	$106,455	$113,202	$71,742
Net cash provided by (used in) financing activities	$134,307	$(51,509)	$(167,505)	$(213,590)	$(182,602)
	As of December 31,
	2019 (1)	2018 (1)	2017 (1)	2016 (1)	2015 (1)
Balance sheet data:
Net investment in real estate properties	$1,612,632	$1,507,112	$1,540,270	$1,711,411	$1,874,217
Cash and cash equivalents	$97,772	$10,008	$10,475	$13,864	$15,769
Total assets	$1,778,265	$1,581,102	$1,608,106	$1,783,728	$1,960,891
Debt, net	$846,567	$1,001,298	$1,012,108	$1,048,801	$1,097,769
Financing obligations, net	$258,814	$52,336	$10,487	$2,343	$—
Total liabilities	$1,227,977	$1,170,089	$1,115,380	$1,175,637	$1,234,940
Total stockholders' equity	$468,631	$333,718	$405,869	$516,343	$628,805
Shares outstanding	140,480	130,852	132,466	150,636	164,124
Portfolio data:
Total number of properties	48	47	48	55	60
Total rentable square feet	8,797	7,677	7,560	8,971	10,133
Total number of commercial tenants	444	490	471	520	550

(1)
We have been focused on selling certain non-strategic office and retail assets in order to help us increase our current allocation to multi-family and industrial real estate assets and liquidity to pursue new investment opportunities. As such, our year-over-year financial data is not directly comparable.

(2)
Refer to the section of this Supplement titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” for the definition of NAREIT FFO, as well as a detailed reconciliation of our net income (loss) to NAREIT FFO.

(3)
Included in our NAREIT-defined adjustments are real estate-related depreciation and amortization, impairment of depreciable real estate, gains on sales of assets and noncontrolling interests’ share of net income (loss) and NAREIT FFO.

Additional Measures of Performance
Refer to the section of this Supplement titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” for detail regarding our additional measures of performance, including a detail reconciliation of our GAAP net income (loss) to NAREIT FFO.

•	DISTRIBUTIONS
From January 31, 2019 through December 31, 2019, our board of directors authorized a monthly distribution rate of $0.03125 per share of common stock, subject to adjustment for class-specific fees. Our board of directors reserves the right to revisit this distribution level during the quarter with respect to record dates that have not yet passed. The distributions were paid, or will be paid, on or about the last business day of each respective month to stockholders of record as of the close of business on the last business day of each respective month.
 Refer to the section of this Supplement titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” for detail regarding our distributions.

•	REDEMPTIONS
Below is a summary of redemptions and repurchases pursuant to our share redemption program for the twelve months ended December 31, 2019 and 2018. Our board of directors may modify, suspend or terminate our current share redemption programs if it deems such action to be in the best interest of our stockholders.

	For the Year Ended December 31,
(in thousands, except for per share data)	2019	2018
Number of shares requested for redemption or repurchase	16,413	22,883
Number of shares redeemed or repurchased	16,413	22,883
% of shares requested that were redeemed or repurchased	100.0%	100.0%
Average redemption or repurchase price per share	$7.35	$7.47
We funded these redemptions from borrowings under our revolving line of credit. We generally repay funds borrowed from our revolving line of credit from a variety of sources including: operating cash flows in excess of our distributions; proceeds from our public offerings; proceeds from the disposition of properties; and other longer-term borrowings.

•	FEES AND EXPENSES PAYABLE TO OUR ADVISOR, OUR DEALER MANAGER AND THEIR AFFILIATES
The following table summarizes the fees and expenses incurred by us for services provided by the Advisor and its affiliates, and by the Dealer Manager and any related amounts payable. Refer to the section of the Prospectus entitled “The Advisor and the Advisory Agreement—Summary of Fees, Commissions and Reimbursements” for more information regarding these fees and expenses.

(in thousands)	For the Year Ended December 31, 2019	Payable as of December 31, 2019
Upfront selling commissions (1)	$2,094	$—
Ongoing distribution fees (1)(2)	1,387	147
Advisory fees—fixed component	11,879	1,245
Advisory fees—performance component	3,776	3,776
Other expense reimbursements—Advisor (3)(4)	10,601	2,240
Other expense reimbursements—Dealer Manager	527	—
DST Program advisory fees (5)	1,758	—
DST Program selling commissions (1)	2,668	—
DST Program dealer manager fees (1)	451	—
DST Program other reimbursements—Dealer Manager	881	—
DST Program facilitation and loan origination fees	2,988	—
Total	$39,010	$7,408

(1)	All or a portion of these amounts will be retained by, or reallowed (paid) to, participating broker-dealers and servicing broker-dealers.

(2)
The distribution fees accrue daily and are payable monthly in arrears. Additionally, we accrue for future estimated amounts payable related to ongoing distribution fees. The future estimated amount payable of approximately $14.5 million as of December 31, 2019 is included in other liabilities on the consolidated balance sheets.

(3)
Amounts include approximately $8.5 million for the year ended December 31, 2019, related to the reimbursement of a portion of the salary, bonus and benefits for employees of the Advisor, including our named executive officers, for services provided to us for which the Advisor does not otherwise receive a separate fee. A portion of compensation received by certain employees of the Advisor and its affiliates may be in the form of a restricted stock grant awarded by us. We show these as reimbursements to the Advisor to the same extent that we recognize the related share-based compensation on our consolidated statements of operations. The balance of such reimbursements is made up primarily of other general overhead and administrative expenses, including, but not limited to, allocated rent paid to both third parties and affiliates of the Advisor, equipment, utilities, insurance, travel and entertainment, and other costs, which are included in general and administrative expenses on the consolidated statements of income.

(4)	Includes costs reimbursed to the Advisor related to the DST Program.

(5)	Amount for the year ended December 31, 2019 included in advisory fees, related party on the consolidated statements of operations.

•	HISTORICAL FUND-LEVEL EXPENSES
During the years ended December 31, 2019 and 2018, we incurred certain fund-level expenses at an annualized rate equal to approximately 2.91% and 2.74%, respectively, of our average NAV over the respective periods. Such fund-level expenses comprised (i) an advisory fee equal to an annualized 1.61% and 1.35%, respectively, of our average NAV over the respective periods, which included a performance fee of 0.35% for the year ended December 31, 2019 and 0.21% performance fee accrued for the year ended December 31, 2018, (ii) general and administrative expenses equal to an annualized 0.83% and 0.84%, respectively, of our average NAV over the respective periods and (iii) organizational and offering costs equal to an annualized 0.46% and 0.55%, respectively, of our average NAV over the respective periods. Said differently, for each $1,000 in net proceeds that we received from the sale of shares after deducting upfront fees and commissions, we incurred approximately $29 and $27 in these fund-level expenses during 2019 and 2018, respectively. For these purposes, organizational and offering costs do not include costs associated with raising capital under our DST Program. We defer these costs and amortize them to interest expense over the expected term of the master lease with third-party investors.

The information above should not be considered a representation of future fund-level expenses, which are dependent on a number of factors, including but not limited to our performance which affects the performance fee that we pay. From time to time we may change the fees and expense reimbursements we pay to our Advisor and Dealer Manager. For example, in connection with the Restructuring on September 1, 2017, we revised certain fees and expense reimbursements payable to our Advisor and Dealer Manager. In addition, investors in this offering may also be subject to upfront selling commissions and dealer manager fees, and ongoing distribution fees.  Furthermore, we incur other investment-related expenses not included in the paragraph above such as, but not limited to, interest expense from borrowings and investment and property-level expenses (e.g. real estate taxes, property insurance and other real estate operating expenses).  See “The Advisor and the Advisory Agreement-Summary of Fees, Commissions and Reimbursements” in the Prospectus for a more detailed explanation of the fees and expenses payable to the Advisor and its affiliates.

•	CERTAIN HISTORICAL NAV INFORMATION
The following table shows our NAV per share at the end of each quarter during 2019:

Date	Class T	Class S	Class D	Class I	Class E
March 31, 2019	$7.31	$7.31	$7.31	$7.31	$7.31
June 30, 2019	$7.30	$7.30	$7.30	$7.30	$7.30
September 30, 2019	$7.35	$7.35	$7.35	$7.35	$7.35
December 31, 2019	$7.49	$7.49	$7.49	$7.49	$7.49
Our share sales and redemptions are made based on the applicable NAV per share carried out to four decimal places. Our most recent NAV per share for each class is (i) posted on our website, www.blackcreekdiversified.com, and (ii) made available on our toll-free, automated telephone line, (888) 310-9352. In addition, we will disclose in a prospectus or prospectus supplement filed with the Commission the principal valuation components of our monthly NAV calculations.

•	EXPERTS
The accompanying consolidated balance sheets of Black Creek Diversified Property Fund Inc. and subsidiaries as of December 31, 2019 and 2018, the related consolidated statements of operations, comprehensive income (loss), equity, and cash flows for each of the years in the three‑year period ended December 31, 2019, and the related notes and financial statement schedule III, have been included in this Supplement in reliance upon the report of KPMG LLP, independent registered public accounting firm, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.
The statements included in this Supplement in the heading “February 29, 2020 NAV Per Share,” relating to the description of the role of Altus Group U.S., Inc. as the Independent Valuation Firm, in the valuation process have been reviewed by Altus Group U.S., Inc., an independent valuation firm, and are included in this Supplement given the authority of such firm as experts in property valuations.

•	CHANGES TO EXECUTIVE OFFICERS AND TO THE ADVISOR’S MANAGEMENT TEAM
The following disclosure updates the sections of the Prospectus entitled “Management - Directors and Executive Officers” and “The Advisor Agreement and the Advisor-The Advisor” and all similar disclosure in the prospectus.
Changes to Executive Officers
On December 10, 2019, Dwight L. Merriman III, our then-current Managing Director, Chief Executive Officer, was named Chief Executive Officer of Industrial for Black Creek Group, LLC, an affiliate of our sponsor. In this role, Mr. Merriman will oversee the acquisition, asset management and portfolio management activities for all industrial investments across Black Creek Group sponsored funds, including us. As a result, on December 10, 2019, Mr. Merriman announced that he would step down as our Managing Director, Chief Executive Officer, effective as of January 1, 2020. In connection with this announcement, on December 10, 2019, the board of directors appointed Jeffrey W. Taylor as our Managing Director, Co-President, and as our principal executive officer, effective immediately.
Further, effective December 10, 2019, the board of directors approved the modification of the position of Mr. Rajat Dhanda to Managing Director, Co-President. In addition, the board of directors approved the modification of the position of Ms. Lainie P. Minnick to include the title of Senior Portfolio Manager, in addition to her existing role as Managing Director, Chief Financial Officer and Treasurer. Finally, Gregory M. Moran’s position was changed from Managing Director, Retail and Chief Investment Officer to Managing Director and Chief Investment Officer. Revised biographical summaries for Messrs. Taylor, Dhanda and Moran and for Ms. Minnick are provided below.
Changes to Advisor’s Management Team
At the same time that our board of directors made the officer changes described above, the Advisor made certain changes to the key members of its management team and their roles. Going forward, the key members of the Advisor’s management team include, in alphabetical order, Michael Blum, Rajat Dhanda, David M. Fazekas, Andrea L. Karp, Richard D. Kincaid, Dwight L. Merriman III, Lainie P. Minnick, Gregory M. Moran, James R. Mulvihill, Taylor M. Paul, Scott W. Recknor, Jeffrey W. Taylor, J.R. Wetzel, Joshua J. Widoff and Evan H. Zucker. The positions of these individuals and their biographical summaries are shown below, in alphabetical order.
Michael J. Blum, age 35,  has served as our Vice President - Portfolio Manager since February 2019. Mr. Blum is responsible for the oversight of portfolio performance and overall fund strategy and was previously in an Acquisitions role since joining the Company in 2012.  From 2007 through 2012, Mr. Blum was at Madison Capital Management, an alternative investment management firm where he focused on distressed corporate and real estate investments across all levels of the capital structure.  Previously, Mr. Blum served as an Investment Banking Analyst in the financial institutions and real estate group at A.G. Edwards, with transactional experience raising more than $7.5 billion in IPOs and follow-on offerings for publicly traded clients as well as financial advisory work.  Mr. Blum received a Bachelor Science in Business Administration from the Washington University in St. Louis Olin School of Business.
Rajat Dhanda, age 51, has served as our Managing Director, Co-President since December 2019 and as Managing Director, President since April 2017. Mr. Dhanda is also a member of the Advisor’s Investment Committee. He currently serves as Chief Executive Officer of Black Creek Group, U.S., responsible for the oversight of distribution, marketing, product development, operations and legal functions. Mr. Dhanda has also served as the Managing Director, Co-President of BCI IV since December 2019 and as Managing Director, President of BCI IV since May 2017. Prior to joining Black Creek Group, Mr. Dhanda spent 26 years at Morgan Stanley, leading key divisions of their institutional and Wealth Management platforms, while also serving on the firm’s Management and Risk Committee for his last eight years. Most recently, he was head of Investment Products and Services in Wealth Management, responsible for all of the products distributed by Morgan Stanley’s financial advisors. In this capacity, he worked closely with the firm’s financial advisors and third party asset managers to design and distribute products offering a breadth of investment solutions. In addition, as a member of the division’s Executive and Operating Committees, Mr. Dhanda worked to develop strategies for the changing regulatory environment and the opportunities that technology and data offer today in the wealth management channels. Mr. Dhanda holds a BA in both Business Economics as well as Organizational Behavior & Management from Brown University.
David M. Fazekas, age 46, has served as Managing Director - Eastern Region of IPT and a senior member of the IPT Advisor since January 2013. He has also served as Managing Director - Eastern Region of BCI IV since November 2014 and of DC Industrial Liquidating Trust from November 2015 to December 2017 upon liquidation. Mr. Fazekas also served as the Managing Director - Eastern Region of IIT from March 2011 until November 2015. From 2008 through September 2010, Mr.

Fazekas served as the Senior Vice President and Project Principal for Panattoni Development Company Inc., a leading development company that leases and owns industrial, office and retail properties in more than 175 cities throughout the U.S., Canada and Europe. From 2007 to 2008, he was the Director of Acquisitions for ZAIS Group LLC, which during his tenure managed over $11 billion of assets across a wide spectrum of investment platforms. Prior to ZAIS, Mr. Fazekas spent six years as the Director of Real Estate Acquisitions for RREEF Deutsche Bank, one of the largest real estate investment advisors in the world. Early in his career, he served as the Vice President of Acquisitions for Delma Properties, Inc. Mr. Fazekas holds a Bachelor’s degree in business and economics from Rutgers University and a Master’s degree in real estate from New York University. He also is a member of the National Association of Industrial and Office Properties (NAIOP).
Andrea L. Karp, age 48, has responsibilities for due diligence and dispositions at the Advisor and has served as our Managing Director, Head of Due Diligence since May 2017. Ms. Karp previously served as our Senior Vice President of Real Estate from August 2012 to May 2017. Ms. Karp has served as Managing Director and Head of Real Estate Due Diligence and Dispositions of DPF since April 2017 and previously served as Senior Vice President of Real Estate at DPF from May 2007 to April 2017. Ms. Karp also served as Senior Vice President of Real Estate of IIT from August 2010 to November 2015 and has served as Senior Vice President of Real Estate for DPF since May 2007. From 2006 to 2007, Ms. Karp was Vice President of Fremont Investment & Loan, a California‑based bank where she was responsible for originating commercial loans. From 1997 through 2006, Ms. Karp served as First Vice President of ProLogis. In this capacity, Ms. Karp was responsible for overseeing the Asset Services team, which handled all due diligence and underwriting activities of corporate mergers, joint ventures, financings, acquisitions and dispositions with activity levels in excess of $6 billion per year. Ms. Karp holds a Bachelor’s Degree in Economics from the University of Colorado.
Richard D. Kincaid, age 58, has served as our Chairman of the Board of Directors since September 2012. Prior to joining our board of directors, Mr. Kincaid was a Trustee and the President of Equity Office Properties Trust from November 2002, and the Chief Executive Officer from April 2003, until Equity Office Properties Trust was acquired by the Blackstone Group in February 2007. From March 1997 until November 2002, Mr. Kincaid was Executive Vice President of Equity Office Properties Trust and was Chief Operating Officer from September 2001 until November 2002. He also was Chief Financial Officer of Equity Office Properties Trust from March 1997 until August 2002, and Senior Vice President from October 1996 until March 1997.
Prior to joining Equity Office Properties Trust in 1995, Mr. Kincaid was Senior Vice President of Finance for Equity Group Investments, Inc., where he oversaw debt financing activities for the public and private owners of real estate controlled by Mr. Samuel Zell. During his tenure at Equity Group Investments and Equity Office Properties Trust, Mr. Kincaid supervised more than $11 billion in financing transactions, including property level loans encumbering office buildings, apartments, and retail properties, as well as unsecured debt, convertible debt securities, and preferred stock. Prior to joining Equity Group Investments in 1990, Mr. Kincaid held positions with Barclays Bank PLC and The First National Bank of Chicago. Richard Kincaid is currently the President and Founder of the BeCause Foundation. The BeCause Foundation is a nonprofit corporation that heightens awareness about a number of complex social problems and promotes change through the power of film. Mr. Kincaid is also an active private investor in early stage companies. Mr. Kincaid is Chairman of the Board of Directors of Rayonier Inc. (NYSE: RYN), an international REIT that specializes in timber and specialty fibers. He also served on the board of directors Vail Resorts (NYSE: MTN), a mountain resort operator, from July 2006 until April 2015, and Strategic Hotels and Resorts (NYSE: BEE), an owner of upscale and luxury hotels in North America and Europe, from January 2009 until December 2015. Mr. Kincaid received his Master’s Degree in Business Administration from the University of Texas, and his Bachelor’s Degree from Wichita State University.
We believe that Mr. Kincaid’s qualifications to serve on our board of directors include his significant leadership experience as a Trustee, the President and the Chief Executive Officer of Equity Office Properties Trust and his director positions with other public companies. He also has demonstrated strategic insight with respect to large, growing real estate companies, as he developed the financial, technology and integration strategies for Equity Office Properties Trust during its tremendous growth, which included nearly $17 billion in acquisitions. We believe that his leadership and experience are valuable additions to our board in connection with our ongoing offering and perpetual-life REIT.
Dwight L. Merriman III, age 58, currently serves as the Chief Executive Officer of Industrial for Black Creek Group. In this role, Mr. Merriman oversees the acquisition, asset management and portfolio management activities for all industrial investments across Black Creek Group sponsored funds, including us. He served as our Managing Director, Chief Executive Officer from April 2017 to January 1, 2020, when he has announced he will step down. Mr. Merriman has served as Managing Director, Chief Executive Officer of IPT, as a member of the board of directors of IPT, and member of the board of managers of Industrial Property Advisors LLC, the advisor to IPT, since January 2013; and Managing Director, Chief Executive Officer of BCI IV from April 2017 to January 1, 2020, when he has announced he will step down, a member of the board of directors of BCI IV, and as a member of the board of managers of BCI IV Advisors LLC, the advisor to BCI IV, since November 2014. Mr. Merriman also served as a member of the board of directors and as the Chief Executive Officer of IIT, from February 2011 until

November 2015, and has served as a member of the board of managers of Industrial Income Advisors LLC since March 2010. Mr. Merriman also served as the Chief Executive Officer and as a member of the board of trustees of DC Industrial Liquidating Trust (“DC Liquidating Trust”) from November 2015 to December 2017.
Mr. Merriman has over 30 years of real estate investment and development experience. Mr. Merriman served from September 2007 through March 2010 as a Managing Director and the Chief Investment Officer of Stockbridge Capital Group LLC (“Stockbridge”), a real estate investment management company based in San Francisco, California, which had more than $3 billion in real estate under management. While with Stockbridge, Mr. Merriman served as a member of its investment and management committees, and was responsible for coordinating the investment activities of the company. From May 2000 to September 2007, Mr. Merriman was a Managing Director of RREEF Funds (“RREEF”) a real estate investment management company, in charge of RREEF’s development and value-added investment opportunities in North America. While at RREEF, he served on the investment committee and was involved in approving approximately $5 billion in commercial real estate transactions, and he started CalSmart, a $1.2 billion value-added real estate investment fund with the California Public Employees’ Retirement System. Prior to joining RREEF in 2000, Mr. Merriman served for approximately five years as a Managing Director at CarrAmerica Realty Corporation, where he was responsible for the company’s acquisition, development and operations activities in Southern California and Utah. Prior to that, he spent 11 years with the Los Angeles development firm of Overton, Moore & Associates, where he was responsible for developing industrial and office property throughout Southern California. Mr. Merriman received a B.S. in Business Administration from the University of Southern California and an M.B.A. from the Anderson School at the University of California at Los Angeles. Mr. Merriman is a member of the Urban Land Institute.
Lainie P. Minnick, age 47, has served as our Managing Director, Senior Portfolio Manager, Chief Financial Officer and Treasurer and since December 2019 and as our Managing Director, Chief Financial Officer and Treasurer since April 2018. In such capacity, Ms. Minnick oversees portfolio performance and overall strategy, debt capital markets initiatives, financial reporting and forecasting, treasury management, the application of our NAV policies and procedures, accounting, tax compliance and other related areas of responsibilities. Ms. Minnick has also served as Managing Director, Head of Debt Capital Markets for our company, BCI IV and IPT since April 2017. Ms. Minnick previously served as our Senior Vice President of Finance from March 2010 to April 2017; as Senior Vice President of Finance for BCI IV from February 2016 to April 2017; as Treasurer for BCI IV since February 2016; as Senior Vice President of Finance for IPT from March 2013 to April 2017; and as Treasurer for IPT since March 2014. Ms. Minnick also served as Senior Vice President of Finance for Industrial Income Trust Inc. from August 2010 to November 2015, and as Treasurer from March 2014 to November 2015, when the entity was sold. Since joining Black Creek in February 2007, Ms. Minnick has overseen the execution of over $12.0 billion of financings and associated interest rate hedging strategies for Black Creek affiliates, collectively. Prior to joining Black Creek in 2007, Ms. Minnick was a Project Executive for Urban Villages, Inc., a Denver-based real estate development firm. From 1999 through 2004, Ms. Minnick worked for Goldman Sachs, most recently as a Vice President working exclusively with the Whitehall Funds, a series of global real estate opportunity funds. Based in both New York and London, Ms. Minnick was responsible for executing real estate related financing transactions throughout the U.S. and Europe. Prior to joining Goldman Sachs, Ms. Minnick worked for the Archon Group, a subsidiary of Goldman Sachs, where she was responsible for real estate related portfolio management and loan asset management efforts. Ms. Minnick holds a Bachelor’s Degree in Business Administration from Southern Methodist University and a Master’s Degree in Business Administration from the Wharton School at the University of Pennsylvania.
Gregory M. Moran, age 47, has served as our Chief Investment Officer since September 2017 and our Managing Director since December 2019 and previously served as our Managing Director, Retail from April 2017 to December 2019 and our Executive Vice President from July 2013 to April 2017. Mr. Moran also has served as a Vice President of Investments of Dividend Capital Group LLC and Black Creek Diversified Property Advisors Group LLC (f/k/a Dividend Capital Total Advisors Group LLC) since August 2005. Mr. Moran has been an active participant in the institutional real estate community since 1998. From December 2001 through July 2005, Mr. Moran was a Portfolio Manager in the Real Estate Investment Group for the Public Employees’ Retirement Association of Colorado where he was directly involved in the ongoing management of a global real estate investment portfolio with over $2 billion of invested equity. Mr. Moran was responsible for sourcing and underwriting new investment opportunities, ongoing asset management of existing portfolio investments and relationship management for over a dozen joint venture partners and advisors of the fund. From September 1998 through December 2001, Mr. Moran worked in the Capital Markets Group at Sonnenblick Goldman Company, most recently as a Vice President. During this time, Mr. Moran was responsible for raising and structuring debt and equity investments in commercial real estate projects on behalf of public and private real estate investment companies. Mr. Moran received his Bachelor’s Degree in Business Administration and Master’s Degree in Professional Accounting from the University of Texas at Austin - McCombs School of Business. He is also a FA Charterholder, and a member of the CFA Institute, Urban Land Institute and Pension Real Estate Association.

James R. Mulvihill, age 55, has served as a director of our board of directors since October 2018. Mr. Mulvihill is also a manager of the Advisor, a manager of Industrial Income Advisors LLC, the advisor to IIT, and a manager of the IPT Advisor. Mr. Mulvihill is a principal of both Dividend Capital Group, LLC and Black Creek Group, LLC, a Denver based real estate investment firm which he co-founded in 1993. As of June 30, 2019, Mr. Mulvihill has overseen directly, or indirectly through affiliated entities, the acquisition, development, redevelopment, financing and sale of real estate-related assets with an aggregate value in excess of approximately $19.5 billion. Mr. Mulvihill also was a co-founder and formerly served as a director of DCT Industrial Trust, formerly known as Dividend Capital Trust, a NYSE-listed industrial REIT (NYSE: DCT). He is also a co-founder and former Chairman of the Board of CPA, one of the largest owners and developers of industrial properties in Mexico. In 1993, Mr. Mulvihill co-founded American Real Estate Investment Corp. (formerly known as Keystone Property Trust, NYSE: KTR) which was an industrial, office and logistics REIT and was acquired by ProLogis Trust (NYSE: PLD) in August 2004. Mr. Mulvihill served as its Chairman and as a director from 1993 through 1997 and as a director of Keystone Property Trust from 1997 through 2001. Prior to 1991, Mr. Mulvihill served as Vice President of the Real Estate Banking and Investment Banking Groups of Manufacturer’s Hanover and subsequently Chemical Bank, where his responsibilities included real estate syndication efforts, structured debt underwritings and leveraged buyout real estate financings. Mr. Mulvihill holds a Bachelor’s Degree in Political Science from Stanford University.
We believe that Mr. Mulvihill’s qualifications to serve on our board of directors are demonstrated by his extensive experience in real estate investments, including his over 25 years of experience with Black Creek Group LLC as a co-founder of the company, his position as a principal of Dividend Capital Group LLC, his leadership experience as an executive officer of, and an advisor to, non-traded REITs and other real estate investment companies, and his experience in real estate investment banking.
Taylor M. Paul, age 40, serves as our Senior Vice President and Chief Accounting Officer. He has held various positions of growing responsibilities with us and our Advisor since our inception in 2006, including as our Vice President and Controller from 2011 to 2015 and as our Senior Vice President and Controller from 2015 to 2018. Mr. Paul’s responsibilities have included financial reporting, corporate and property accounting, financial planning and analysis and treasury management. In his current role, Mr. Paul oversees all aspects of our accounting and budgeting functions and certain treasury management and compliance functions. Prior to joining us, Mr. Paul was with KPMG LLP from 2003 to 2006 where he primarily worked in the firm’s real estate practice for various clients which most notably included an S&P 500 international real estate investment trust. Mr. Paul holds a Bachelor’s Degree in Accounting and Spanish from Southwestern University in Georgetown, Texas and holds an active CPA license in the state of Colorado.
Scott W. Recknor, age 52, has served as our Managing Director, Head of Asset Management since September 2017. Mr. Recknor also serves as Managing Director, Head of Asset Management of BCI IV and Managing Director, Head of Asset Management of IPT. He also served as Senior Vice President, Asset Management of IIT upon joining Black Creek Group from November 2010 until November 2015. From 2005 through October 2010, Mr. Recknor served as a Vice President for AMB Property Corporation (now ProLogis), a leading global owner, operator and developer of industrial real estate, where he was responsible for leasing, capital expenditures, budgeting and re-forecasting and property management oversight in the greater Los Angeles area. From 2001 through 2004, Mr. Recknor was a District Manager for RREEF (Real Estate Investment Managers) where he managed three offices responsible for the leasing, property management, capital expenditure and budgeting and re-forecasting for a number of separate pension fund accounts. Prior to RREEF, Mr. Recknor was the West Region Real Estate Manager for the Goodyear Tire & Rubber Company where he was responsible for all operating aspects of Goodyear’s West Region real estate portfolio in six states (California, Hawaii, Nevada, Arizona, New Mexico and Texas). Prior to the Goodyear Tire & Rubber Company, Mr. Recknor was a real estate broker with The Seeley Company (now Colliers International) in the Los Angeles area. Mr. Recknor graduated from the University of California (Irvine) and has previously served on the Board of Directors for NAIOP (SoCal) and has been an affiliate member of SIOR (Los Angeles).
Jeffrey W. Taylor, age 47, has served as Managing Director, Co-President since December 10, 2019. Mr. Taylor has had a long tenure at the Company and is familiar with its day-to-day operations, having served as our Managing Director of Shareholder Operations since April 2017 and previously served as our Senior Vice President of Shareholder Operations from September 2012 to April 2017. Mr. Taylor has also served as Managing Director, Chief Operating Officer of Black Creek Group since 2017and Senior Vice President of Operations of Black Creek Group since 2009.  In those roles, he has responsibilities for shareholder operations, product management and development, coordination of risk management programs and certain business operations. Mr. Taylor has also served as Managing Director, Co-President of Black Creek Industrial REIT IV Inc. (“BCI IV”) since December 9, 2019 and as Managing Director of Shareholder Operations of BCI IV since May 2017 and as Senior Vice President Shareholder Operations of BCI IV from February 2016 to May 2017 and has served as Managing Director of Shareholder Operations of Industrial Property Trust Inc. (“IPT”) since May 2017 and as Senior Vice President Shareholder Operations of IPT from December 2013 to May 2017. He has also served as President of BCG Advisors LLC since March 2012. BCG Advisors LLC is a registered investment advisor which has been engaged by Black Creek Diversified Property Advisors LLC (the “Advisor”) and us to provide non-discretionary advice and recommendations with respect to our investment in securities. Mr. Taylor’s background includes investment management, risk management, product management, operating company analysis and strategic planning within financial services companies. Prior to joining us and Black Creek Group, Mr. Taylor served in various positions with INVESCO Funds Group, most notably in management roles within the investment division and the distribution company as well as positions within the transfer agency. Mr. Taylor holds a Bachelor’s degree from Pennsylvania State University and a Master’s in Business Administration from the University of Colorado at Denver. In addition, Mr. Taylor is a CFA Charterholder.
J.R. Wetzel, age 61, has served as Managing Director - Western Region of IPT and a senior member of the IPT Advisor since January 2013. He has also served as Managing Director - Western Region of BCI IV since November 2014 and of DC Industrial Liquidating Trust from November 2015 to December 2017 when the trust was liquidated. Mr. Wetzel also served as the Managing Director - Western Region of IIT from March 2011 until November 2015. From November 2000 to February 2011, Mr. Wetzel served as Managing Partner of PGP Partners Inc., a company he founded during his tenure at PGP Partners. While at PGP Partners, Mr. Wetzel was responsible for the acquisition and development of more than $250 million of commercial real estate assets in California and Las Vegas. Prior to forming PGP Partners, from 1997 through 2000, Mr. Wetzel served as the Chief Operating Officer for Pacific Gulf Properties, a publicly traded REIT, where he was responsible for establishing target markets, including Seattle, Portland, Northern California, Los Angeles, Orange County, San Diego, Phoenix and Las Vegas, for acquisitions and development of industrial and office projects. In 2000, he was instrumental in directing the sale of Pacific Gulf Properties’ industrial portfolio, totaling 13.5 million square feet, to RREEF, one of the world’s largest pension fund managers, and CalWest for a purchase price of $925 million. Prior to joining Pacific Gulf Properties in 1997, Mr. Wetzel served as the Vice President of Acquisitions and Development for Industrial Development International (“IDI”), where he was instrumental in completing more than five million square feet of build-to-suits and speculative industrial projects for nationally and internationally recognized customers. Prior to joining IDI, Mr. Wetzel spent 11 years at Insignia/O’Donnell and was responsible for a portfolio of approximately 19 million square feet of industrial and office product throughout the western U.S. Mr. Wetzel received his B.A. in Economics from Claremont Men’s College and an M.B.A. in Real Estate Finance from the University of Southern California.
Joshua J. Widoff, age 49, has served as our Managing Director since April 2017 and our Chief Legal Officer and Secretary since June 2018. Previously, Mr. Widoff served as General Counsel and Secretary from September 2007 through June 2018, as Executive Vice President from October 2010 to April 2017 and as Senior Vice President from September 2007 to October 2010. Mr. Widoff has served as Managing Director of IPT since April 2017 and as Chief Legal Officer and Secretary of IPT since June 2018. Previously, Mr. Widoff served as General Counsel and Secretary of IPT from September 2012 to June 2018, and he previously served as an Executive Vice President of IPT from September 2012 to April 2017. Mr. Widoff has served as Managing Director of BCI IV since April 2017 and as Chief Legal Officer and Secretary of BCI IV since June 2018. He previously served as Executive Vice President and Secretary of BCI IV since November 2014 and General Counsel of BCI IV from November 2014 to June 2018. Mr. Widoff has served as Chief Legal Officer for Black Creek Diversified Property Advisors LLC (the Company’s external advisor), Industrial Property Advisors LLC (the external advisor to IPT) and BCI IV Advisors LLC (the external advisor to BCI IV), since June 2018. Mr. Widoff served as Managing Director, Executive Vice President, and General Counsel of DC Liquidating Trust from November 2015 through April 2017. Mr. Widoff also served as the Senior Vice President, General Counsel and Secretary from May 2009 until December 2013, and as the Executive Vice President, General Counsel and Secretary of IIT from December 2013 until the sale of IIT in November 2015. He has also served as a Managing Director and Chief Legal Officer of Black Creek Group LLC, since June 2019, and previously as Executive Vice President of Black Creek Group since September 2007, and as Executive Vice President of Dividend Capital Group LLC since October 2010. Prior to joining us in September 2007, Mr. Widoff was a partner from October 2002 to July 2007 at the law firm of Brownstein Hyatt Farber Schreck, P.C., where he was active in the management of the firm, serving as chairman of both the firm’s Associate and Recruiting Committees and overseeing an integrated team of attorneys and paralegals servicing clients primarily in the commercial real estate business. During more than a dozen years of private practice, he managed transactions involving the acquisition, development, leasing, financing and disposition of various real estate assets, including vacant land, apartment and office buildings, hotels, casinos, industrial/warehouse facilities and shopping centers. He also participated in asset and stock acquisition transactions, convertible debt financings, private offerings and complex joint venture negotiations. Mr. Widoff served as general business counsel on a variety of contract and operational issues to a wide range of clients in diverse businesses. Mr. Widoff currently serves as Chair and Commissioner for the Denver Urban Renewal Authority. Mr. Widoff received his Bachelor’s Degree from Trinity University in Texas and his Juris Doctor Degree from the University of Colorado School of Law.
Evan H. Zucker, age 54, has served as a manager of the Advisor since April 2005. Mr. Zucker also has served as a manager of Industrial Property Advisors LLC, the advisor of IPT since January 2013, and as a manager of BCI IV Advisors LLC, the advisor of BCI IV since November 2014. Mr. Zucker has served as the Chairman of the board of directors and as a director of IPT since January 2013. Mr. Zucker also has served as the Chairman of the board of directors and as a director of BCI IV since November 2014. Mr. Zucker previously served as the President of IIT from October 2009 until his election to the board of directors of IIT as Chairman in March 2010. He served as Chairman of the board of directors and as a director of IIT until November 2015 when IIT was sold. Mr. Zucker is a principal of both Dividend Capital Group, LLC and Black Creek Group, LLC, a Denver based real estate investment firm which he co-founded in 1993. As of June 30, 2019, Mr. Zucker has overseen directly, or indirectly through affiliated entities, the acquisition, development, redevelopment, financing and sale of real estate-related assets with an aggregate value in excess of approximately $19.5 billion. From its inception until October 2006, Mr. Zucker was the Chief Executive Officer, President, Secretary and a director of DCT Industrial Trust (NYSE: DCT), which listed on the NYSE in December 2006. In 1993, Mr. Zucker co-founded American Real Estate Investment Corp., which subsequently became Keystone Property Trust (NYSE: KTR), an industrial, office and logistics REIT that was later acquired by ProLogis Trust (NYSE: PLD) in August 2004. Mr. Zucker served as the President and as a director of American Real Estate Investment Corp. from 1993 to 1997 and as a director of Keystone Property Trust from 1997 to 1999. Mr. Zucker graduated from Stanford University with a Bachelor’s Degree in Economics.

•	CHANGES TO VALUATION PROCEDURES
Our board of directors also approved amendments to our valuation procedures, effective as of December 31, 2019, to revise the way we value property-level mortgages, corporate-level credit facilities and associated interest rate hedges when the loans, including associated interest rate hedges, are intended to be held to maturity. The changes took effect with respect to our NAV as of December 31, 2019. The impact from these changes was an approximately 1.2% (or $0.09) increase to the NAV per share, not taking into account all of the other items that impact our monthly NAV. Our board of directors also approved amendments to our valuation procedures in order to provide that certain classes or series of OP Units may not be economically equivalent to a class of shares of our common stock. The NAV of these classes or series of OP Units shall initially be set at a specified value, and thereafter adjusted as if they were a separate class of shares, taking into account their specific economic terms (specifically, their specific dividends and ongoing distribution fees). The NAV of our Operating Partnership on the last day of each month equals the sum of the NAVs of each outstanding OP Unit on such day.
The following revisions to the Prospectus reflect the changes to our valuation procedures.
Effective as of December 31, 2019, the following disclosure replaces the section of the Prospectus entitled “Net Asset Value Calculation and Valuation Procedures - Valuation of Real Estate-Related Assets-Valuation of Other Assets” and all similar disclosure in the prospectus.
Valuation of Other Assets
Other assets include, but may not be limited to, derivatives (other than interest rate hedges), credit rated government and corporate debt securities, publicly traded equity securities, cash and cash equivalents, and accounts receivable. Estimates of the fair values of other assets are determined using widely accepted methodologies and, where available, on the basis of publicly available information. Subject to the board of directors’ approval, pricing sources may include third parties or the Advisor or its affiliates.
Effective as of December 31, 2019, the following disclosure replaces the section of the Prospectus entitled “Net Asset Value Calculation and Valuation Procedures - Valuation of Liabilities” and all similar disclosure in the prospectus.
Valuation of Liabilities, Excluding Property-Level Mortgages, Corporate-Level Credit Facilities and Interest Rate Hedges
Except as noted below, we will include an estimate of the fair value of our liabilities as part of our NAV calculation. These liabilities will include, but may not be limited to, fees and reimbursements payable to the Advisor and its affiliates, accounts payable and accrued expenses, and other liabilities. Pursuant to our valuation procedures, our board of directors, including a majority of our independent directors, approves the pricing sources of our liabilities which may include third parties or our Advisor or its affiliates.
Under applicable GAAP, we record liabilities for distribution fees (i) that we currently owe Black Creek Capital Markets, LLC (the “Dealer Manager”) under the terms of our dealer manager agreement and (ii) for an estimate that we may pay to our Dealer Manager in future periods. However, we do not deduct the liability for estimated future distribution fees in our calculation of NAV since we intend for our NAV to reflect our estimated value on the date that we determine our NAV. Accordingly, our estimated NAV at any given time does not include consideration of any estimated future distribution fees that may become payable after such date.

Valuation of Liabilities - Property-Level Mortgages, Corporate-Level Credit Facilities and Interest Rate Hedges
Our property-level mortgages and corporate-level credit facilities that are intended to be held to maturity, including those subject to interest rates hedges, shall be valued at par (i.e. at their respective outstanding balances). Because we often utilize interest rate hedges to stabilize interest payments (i.e. to fix all-in interest rates through interest rate swaps or to limit interest rate exposure through interest rate caps) on individual loans, each loan and associated interest rate hedge shall be treated as one financial instrument which shall be valued at par if intended to be held to maturity. This policy of valuing at par shall apply regardless of whether any given interest rate hedge is considered as an asset or liability for GAAP purposes.
Our property-level mortgages and corporate-level credit facilities that are not intended to be held to maturity (in conjunction with any associated interest rate hedges that are not intended to be held to maturity) shall be valued at fair value using widely accepted valuation methodologies.
Estimated prepayment penalties shall not factor into the valuation of our debt until a loan or interest rate hedge is actually prepaid or terminated, unless an interest rate hedge is not definitively not intended to be held to maturity, in which case a hedge mark to market adjustment shall be made at such time.
Debt that is not intended to be held to maturity shall mean any property-level mortgages that we definitively intend to prepay in association with any asset considered as held-for-sale from a GAAP perspective, other property-level mortgages or corporate-level credit facilities that we definitively intend to prepay, or any interest rate hedge that we definitively intend to terminate.
In addition, for non-recourse mortgages and interest rate hedges, the combined value of each mortgage and associated interest rate hedge shall be limited to the value of the underlying asset(s), so as to not make the equity of said asset(s) less than zero.
Costs and expenses incurred to secure such financings are amortized over the life of the applicable loan. Unless costs can be specifically identified, we allocate the financing costs and expenses incurred with obtaining multiple loans that are not directly related to any single loan among the applicable loans, generally pro rata based on the amount of proceeds from each loan.
Effective as of December 31, 2019, the following disclosure replaces the second paragraph in the section of the Prospectus entitled “Net Asset Value Calculation and Valuation Procedures - NAV and NAV per Share Calculation” and all similar disclosure in the prospectus.
Each month, before taking into consideration accrued dividends or class-specific fee accruals, any change in the Aggregate Fund NAV from the prior month (whether an increase or decrease) is allocated among each class or series of Fund Interest (i.e., our outstanding shares, along with any classes of OP Units held by third parties) based on each class’s or series’s relative percentage of the previous Aggregate Fund NAV. Changes in the Aggregate Fund NAV reflect factors including, but not limited to, unrealized/realized gains (losses) on the value of our real property portfolio, real estate-related assets and liabilities, and monthly accruals for income and expenses (including accruals for performance based fees, if any, asset management fees and the distribution fee) and distributions to investors.

Effective as of December 31, 2019, the following disclosure replaces the section of the Prospectus entitled “Net Asset Value Calculation and Valuation Procedures - NAV of our Operating Partnership and OP Units” and all similar disclosure in the prospectus.

NAV of our Operating Partnership and OP Units
Our valuation procedures include the following methodology to determine the monthly NAV of the Operating Partnership and the OP Units. Our Operating Partnership has certain classes or series of OP Units that are each economically equivalent to a corresponding class of shares. Accordingly, on the last day of each month, for such classes or series of OP Units, the NAV per OP Unit equals the NAV per share of the corresponding class.  Certain other classes or series of OP Units may not be economically equivalent to a class of shares.  The NAV of these classes or series of OP Units shall initially be set at a specified value, and thereafter adjusted as described above under “NAV and NAV per Share Calculation” as if they were a separate class of shares, taking into account their specific economic terms (specifically, their specific dividends and ongoing distribution fees). The NAV of our Operating Partnership on the last day of each month equals the sum of the NAVs of each outstanding OP Unit on such day.

•	SECURITY OWNERSHIP
The following disclosure updates the section of the Prospectus entitled “Security Ownership of Certain Beneficial Owners and Management” and all similar disclosure in the prospectus.
The following table shows, as of March 10, 2020, the amount of each class of our common stock beneficially owned (unless otherwise indicated) by (i) any person who is known by us to be the beneficial owner of more than five percent of the outstanding shares of such class, (ii) our directors, (iii) our executive officers and (iv) all of our directors and executive officers as a group.
Unless otherwise indicated below, each person or entity has an address in care of our principal executive offices at 518 Seventeenth Street, 17th Floor, Denver, Colorado 80202.

Name and Address of Beneficial Owner (1)	Amount and Nature of Beneficial Ownership		Percent of Common Stock of Applicable Class
Black Creek Diversified Property Advisors LLC (2)	20,000	Class E shares	*
Advisor	105,217	Class I shares	*
Charles B. Duke (Independent Director)	18,077	Class I shares	*
Richard D. Kincaid (Chairman and Director)	78,113	Class I shares	*
James R. Mulvihill (Director) (2)	185,128	Class I shares	*
Daniel J. Sullivan (Independent Director)	19,462	Class I shares	*
John P. Woodberry (Independent Director)	18,077	Class I shares	*
Dwight L. Merriman III (Managing Director, Chief Executive Officer)	80,901	Class I shares	*
Jeffrey W. Taylor (Managing Director, Co-President)	26,526	Class I shares
Rajat Dhanda (Managing Director, Co-President)	33,397	Class S shares	*
Lainie P. Minnick (Managing Director, Senior Portfolio Manager, Chief Financial Officer and Treasurer)	4,640	Class I shares	*
Joshua J. Widoff (Managing Director, Chief Legal Officer and Secretary)	26,761	Class I shares	*
Gregory M. Moran (Managing Director, Retail and Chief Investment Officer)	10,457	Class I shares	*
Scott W. Recknor (Managing Director, Head of Asset Management)	—	Class I shares	*
Beneficial ownership of Common Stock by all directors and executive officers as a group (12 persons) (2)	20,000	Class E shares	*
	33,397	Class S shares
	573,359	Class I shares
	626,756	Total Shares	*

*	Less than 1%.

(1)
Except as otherwise indicated below, each beneficial owner has the sole power to vote and dispose of all common stock held by that beneficial owner. Beneficial ownership is determined in accordance with Rule 13d-3 under the Exchange Act. Common stock issuable pursuant to options, to the extent such options are exercisable within 60 days, is treated as beneficially owned and outstanding for the purpose of computing the percentage ownership of the person holding the option, but is not treated as outstanding for the purpose of computing the percentage ownership of any other person.

(2)
Our Advisor and the parent of our Advisor are presently each directly or indirectly controlled by one or more of the following and/or their affiliates: estate of John A. Blumberg, James R. Mulvihill, and Evan H. Zucker. With respect to Mr. Mulvihill, the number of Class E shares listed consists solely of 20,000 Class E shares held by the Advisor. The disclosure shall not be construed as an admission that Mr. Mulvihill is, for any purpose, the beneficial owner of such shares. The Advisor may not sell these 20,000 Class E shares while it remains our advisor, but may transfer the shares to one of its affiliates.

•	INCREASE TO SIZE OF DST PROGRAM
The following supplements the disclosure in the section in the Prospectus entitled “Investment Strategy, Objectives and Policies - DST Program” and all similar language in the Prospectus:
 On December 23, 2019, BC Exchange amended and restated its dealer manager agreement with the Dealer Manager for the DST Program to increase the maximum amount of interests that can be sold in private placements to $1 billion.

•	INCREASE TO COMPENSATION OF INDEPENDENT DIRECTORS
The following supplements the disclosure in the section in the Prospectus entitled “Management - Compensation of Directors” and all similar language in the Prospectus:
Increase to Compensation of Independent Directors
 On December 4, 2019, our board of directors hired an independent compensation consultant to conduct a comprehensive review and assessment of our independent director compensation. Based upon that review, on December 10, 2019, our board of directors, including all of our independent directors, approved a one-time catch-up payment of $150,000 for each independent director, to be made effective December 31, 2019.  Of that amount, $75,000 is comprised of cash and $75,000 is comprised of RSUs with respect to Class I shares of our common stock, with the number of RSUs based on the NAV per Class I share as of October 31, 2019, which vest and settle immediately.
 In addition, the following changes for compensation beginning January 1, 2020, were approved.  Going forward, we will pay each of our independent directors an annual retainer of $40,000 ($10,000 per quarter) plus $2,000 for each regular board of directors meeting attended in person, $1,000 for each regular board of directors meeting attended by telephone, and $2,000 for each committee meeting and each special board of directors meeting attended in person or by telephone. We will also pay the chairman of the Audit Committee an annual retainer of $10,000 ($2,500 per quarter). In addition, at each annual meeting of stockholders the independent directors automatically will, upon election, receive an Annual Award of $50,000 in RSUs with respect to Class I shares of our common stock, with the number of RSUs based on the NAV per Class I share in effect as of the end of the day of the annual meeting.  All directors receive reimbursement of reasonable out-of-pocket expenses incurred in connection with attending board meetings. If a director is also one of our officers, we will not pay additional compensation for services rendered as a director.

•	CHANGES TO OPERATING PARTNERSHIP AGREEMENT
The following supersedes and replaces the sixth paragraph section in the Prospectus entitled “The Operating Partnership Agreement - Operations” and all similar language in the Prospectus:
Distributions on the Special Units for the performance component of the advisory fee will be payable in cash or distributable as Class I OP Units, at the election of the holders of Special Units (the “Special Unitholders”). If the Special Unitholders elect to receive such distributions in Class I OP Units, the number of Class I OP Units to be issued to the Special Unitholders will be determined by dividing the amount of the performance component of the advisory fee payable by the NAV per Class I OP Unit. The Special Unitholders, the Advisor and any person to whom they transfer OP Units or Special Units (collectively with the Sponsor and the Advisor, the “Sponsor Parties”) may request the Operating Partnership to repurchase their OP Units. Any such repurchase requests will not be subject to any holding period, early redemption deduction, volume limitations or other restrictions that apply to other holders of OP Units under the limited partnership agreement of the Operating Partnership (the “Operating Partnership Agreement”) or to our stockholders under our share redemption program; provided, however, that in the event the Sponsor Parties hold OP Units paid or distributed with respect to the annual performance allocation or fee due under the Operating Partnership Agreement and/or Advisory Agreement from any prior calendar year, and requests the Operating Partnership to redeem all or a portion of such OP Units (the “Partnership Unit Balance”), the Operating Partnership will be required to redeem such Partnership Unit Balance only if we, based on reasonable projections, (i) have determined that, after redeeming such Partnership Unit Balance, expect to have liquidity (from any available source) equal to or in excess of the NAV of the maximum amount of our shares which can be redeemed under our then current share redemption program for the next ninety days (the “Minimum Liquidity Requirement”) and (ii) at the time of the redemption request, 100% of all properly submitted redemption requests in the share redemption program as of the most recent quarter end and the most recent month end (the “Redemption Period”) have been honored (collectively, with the Minimum Liquidity Requirement, the “Redemption Requirements”). In the event that we deem that the Redemption Requirements have not been met, then the Sponsor Parties may only redeem their respective Partnership Unit Balances up to the lesser of (A) whichever is the lower pro rata basis within the Redemption Period provided to our common stockholders requesting redemption of shares under the share redemption program, or (B) an amount that causes the Minimum Liquidity Requirement to still be met. If there was no pro rata redemption under the share redemption program during the Redemption Period, the Sponsor Parties may only redeem an amount that causes the Minimum Liquidity Requirement to still be met. Redemption requests from multiple Sponsor Parties, if applicable, will be honored on a pro rata basis, if redemptions are limited pursuant to the foregoing.  The above OP Unit redemption restriction shall not apply in the event that we terminate the Advisory Agreement. The Operating Partnership will redeem any OP Units of the Sponsor Parties for cash unless our board of directors determines that any such redemption for cash would be prohibited by applicable law or the Operating Partnership Agreement, in which case such OP Units will be redeemed for our common shares.

The following supersedes and replaces the sixth paragraph in the section in the Prospectus entitled “The Operating Partnership Agreement - Redemption Rights of OP Units other than those Paid to Sponsor or Advisor for Performance Allocation” and all similar language in the Prospectus:
Redemption Rights of OP Units other than those Held by Sponsor Parties
The redemption rights with respect to OP Units held by Sponsor Parties are described above. With respect to other OP Units, the holders of Series 1 Class E OP Units (other than us) generally have the right to cause the Operating Partnership to redeem all or a portion of their Class E OP Units for, at our sole discretion, Class E shares of our common stock, cash or a combination of both. The holders of Series 2 Class E OP Units (none of which are owned by us) or Class I OP Units (other than us) generally have the right to cause the Operating Partnership to redeem all or a portion of their OP Units for, at our sole discretion, Class I shares of our common stock, cash or a combination of both. The holders of Class S OP Units (other than us) generally have the right to cause the Operating Partnership to redeem all or a portion of their OP Units for, at our sole discretion, Class S shares of our common stock, cash or a combination of both. The right of the holders of OP Units to cause us to redeem their OP Units is not subject to an annual percentage limitation on the number or dollar value of OP Units redeemed for cash or shares of our common stock. If we elect to redeem OP Units for shares of our common stock, we will generally deliver one share of our common stock for each such OP Unit redeemed (subject to any redemption fees withheld), and such shares may, subsequently, only be redeemed for cash in accordance with the terms of our share redemption program. If we elect to redeem OP Units for cash, the cash delivered will equal the then-current NAV per unit of the applicable class of OP Units (subject to any redemption fees withheld), which will equal the then-current NAV per share of our corresponding class of shares. In connection with the exercise of these redemption rights, a limited partner must make certain representations, including that the delivery of shares of our common stock upon redemption would not result in such limited partner owning shares in excess of the ownership limits in our charter.
Subject to the foregoing, holders of OP Units (other than us) may exercise their redemption rights at any time after one year; provided, however, that a holder of OP Units may not deliver more than two redemption notices in a single calendar year and may not exercise a redemption right for less than 1,000 OP Units, unless such holder holds less than 1,000 OP Units, in which case, it must exercise its redemption right for all of its OP Units.

The following supersedes and replaces the section in the Prospectus entitled “The Operating Partnership Agreement - Transferability of Operating Partnership Interests” and all similar language in the Prospectus:
Transferability of Operating Partnership Interests
We may not (1) voluntarily withdraw as the general partner of the Operating Partnership, (2) engage in any merger, consolidation or other business combination or (3) transfer our general partnership interest in the Operating Partnership (except to a wholly owned subsidiary), unless the transaction in which such withdrawal, business combination or transfer occurs results in the holders of OP Units receiving or having the right to receive an amount of cash, securities or other property equal in value to the amount they would have received if they had exercised their exchange rights immediately prior to such transaction or unless, in the case of a merger or other business combination, the successor entity contributes substantially all of its assets to the Operating Partnership in return for an interest in the Operating Partnership and agrees to assume all obligations of the general partner of the Operating Partnership. We may also enter into a business combination or we may transfer our general partnership interest upon the receipt of the consent of a majority-in-interest of the holders of OP Units. With certain exceptions, the holders of OP Units may not transfer their interests in the Operating Partnership, in whole or in part, without our written consent, as general partner; provided, that each of the Sponsor Parties may transfer all or any portion of its respective OP Units, or any of its economic rights as a limited partner, to any of its respective affiliates or any trust, limited liability company, partnership, or other entity established by or at the direction of such Sponsor Party, without our consent.

•	RISK FACTORS

The following risk factors supplement the risk factors and/or supersede and replace the similar risk factors contained in the Prospectus and all similar disclosure in the Prospectus:

Because we generally do not mark to market our property-level mortgages and corporate-level credit facilities that are intended to be held to maturity, or our associated interest rate hedges that are intended to be held to maturity, the realizable value of our company or our assets that are encumbered by debt may be higher or lower than the value used in the calculation of our NAV.
In accordance with our valuation procedures, our property-level mortgages and corporate-level credit facilities that are intended to be held to maturity, including those subject to interest rates hedges, are valued at par (i.e. at their respective outstanding balances). Because we often utilize interest rate hedges to stabilize interest payments (i.e. to fix all-in interest rates through interest rate swaps or to limit interest rate exposure through interest rate caps) on individual loans, each loan and associated interest rate hedge are treated as one financial instrument, which is valued at par for property-level mortgages or corporate-level credit facilities that are intended to be held to maturity. As a result, the realizable value of our company or our assets that are encumbered by debt used in the calculation of our NAV may be higher or lower than the value that would be derived if such debt instruments were marked to market. In some cases such difference may be significant. For example, we estimate the fair value of our debt (inclusive of associated interest rate hedges) that was intended to be held to maturity as of December 31, 2019 was $11.6 million higher than par for such debt in aggregate, meaning that if we used the fair value of our debt rather than par (and treated the associated hedge as part of the same financial instrument), our NAV would have been lower by approximately $11.6 million as of December 31, 2019.

We have paid and may continue to pay distributions from sources other than our cash flow from operations, including, without limitation, the sale of assets, borrowings or offering proceeds, and we have no limits on the amounts we may pay from such sources.
Our total distributions declared for the years ended December 31, 2019, 2018 and 2017 were $55.3 million, $52.5 million and $55.7 million, respectively, which includes $20.7 million, $19.1 million and $19.7 million, respectively, of distributions reinvested in our shares pursuant to our distribution reinvestment plan. Our cash flow from operations for the years ended December 31, 2019, 2018, and 2017 was $49.3 million, $67.5 million and $58.9 million, respectively. Accordingly, in certain years, total distributions were not fully funded by cash flow from operations. In such cases, the shortfalls were funded from proceeds from our distribution reinvestment plan or borrowings. In addition, for years in which total distributions were fully funded from our operations, in some cases our distributions were not fully funded from our operations for individual quarters. In such cases, the shortfalls were funded from proceeds from our distribution reinvestment plan or borrowings. In the future, we may continue to fund our monthly regular distributions from sources other than cash flow from operations; however, our long-term strategy is to fund the payment of regular distributions to our stockholders entirely from our operations. If we are unsuccessful in investing the capital we raise from our public offerings or decide to invest our capital in lower yielding assets, we may be required to fund our distributions to our stockholders from a combination of our operating, investing and financing activities, which include net proceeds of our public offerings, dispositions and borrowings (including borrowings secured by our assets), or to reduce the level of our distributions. Using certain of these sources may result in a liability to us, which would require a future repayment. The use of these sources for distributions and the ultimate repayment of any liabilities incurred could adversely impact our ability to pay distributions in future periods, decrease the amount of cash we have available for new investments, repayment of debt, share redemptions and other corporate purposes, and potentially reduce stockholders’ overall return and adversely impact and dilute the value of their investment in shares of our common stock. We may pay distributions from sources other than cash flow from operations, including, without limitation, the sale of assets, borrowings or offering proceeds. Our ability to pay distributions solely from cash flows from operations has been impacted by the expiration of certain large leases in our portfolio and disposition of certain properties. All distributions result in a decrease to our NAV while cash flow generated from our operations results in an increase to NAV. We generally seek to fund our distributions solely from our cash flow from operations and as a result, any cash flow from operations in excess of our distributions results in a net increase to NAV (ignoring other factors). Conversely, if and when our distributions exceed our cash flow from operations, the net effect would be and has been a decrease to NAV (ignoring other factors). We have not established a limit on the amount of our distributions that may be paid from any of these sources.

A prolonged national or world-wide economic downturn or volatile capital market conditions could harm our operations, cash flows and financial condition and lower returns to our stockholders.
If disruptions in the capital and credit markets occur, they could adversely affect our ability to obtain loans, credit facilities, debt financing and other financing, or, when available, to obtain such financing on reasonable terms, which could negatively impact our ability to implement our investment strategy.
If these disruptions in the capital and credit markets should occur as a result of, among other factors, uncertainty, changing regulation, changes in trade agreements, reduced alternatives or additional failures of significant financial institutions, our access to liquidity could be significantly impacted. For example, customers and potential customers of our properties operate in industries including e-commerce, traditional retail, third-party logistics, warehousing and manufacturing, all of which may be adversely impacted by recently enacted and proposed changes to U.S. foreign trade policies, including tariffs and other impositions on imported goods, trade sanctions imposed on certain countries, the limitation on the importation of certain types of goods or of goods containing certain materials from other countries and other policies. Prolonged disruptions could result in us taking measures to conserve cash until the markets stabilize or until alternative credit arrangements or other funding for our business needs could be arranged. Such measures could include deferring investments, reducing or eliminating the number of shares redeemed under our share redemption program and reducing or eliminating distributions we make to our stockholders.
We believe the risks associated with our business are more severe during periods of economic downturn if these periods are accompanied by declining values in real estate. For example, a prolonged economic downturn could negatively impact our property investments as a result of increased customer delinquencies and/or defaults under our leases, generally lower demand for rentable space, potential oversupply of rentable space leading to increased concessions, and/or tenant improvement expenditures, or reduced rental rates to maintain occupancies. Our operations could be negatively affected to a greater extent if an economic downturn occurs, is prolonged or becomes more severe, which could significantly harm our revenues, results of operations, financial condition, liquidity, business prospects and our ability to make distributions to our stockholders.
The recent global outbreak of COVID-19 (more commonly known as the Coronavirus) has disrupted economic markets and the prolonged economic impact is uncertain. Some economists and major investment banks have expressed concern that the continued spread of the virus globally could lead to a world-wide economic downturn. Customers and potential customers of the properties we own operate in industries which could be adversely affected by the disruption to business caused by the global outbreak of the Coronavirus. This could lead to impacts on our business similar to those described above. Many manufacturers of goods in China and other countries in Asia have seen a downturn in production due to the suspension of business and temporary closure of factories in an attempt to curb the spread of the illness. This may lead to a decline in imported goods from these countries, which may negatively impact the business of customers and potential customers of our properties. As the impact of the Coronavirus spreads to other parts of the world, similar impacts may occur with respect to affected countries.
Increases in interest rates could increase the amount of our debt service payments and therefore adversely impact our operating results.
As of December 31, 2019, our variable rate debt represented approximately 35.4% of our total debt. To the extent we do not have derivative instruments to hedge exposure to changes in interest rates and/or do not have fixed rate debt, increases in interest rates would increase our interest costs, which would reduce our cash flows and our ability to make distributions to our stockholders. In addition, from time to time we may finance or refinance our investments, or obtain new interest rate hedges in a rising interest rate environment. Accordingly, increases in interest rates could increase our interest and/or hedging expense, which could have an adverse effect on our cash flow from operating activities and our ability to make distributions. In addition, if rising interest rates cause us to need additional capital to repay indebtedness in accordance with its terms or otherwise, we may need to liquidate one or more of our investments at times that may not permit realization of the maximum return on these investments.
Risks related to variable-rate indebtedness could increase the amount of our debt payments and therefore negatively impact our operating results.
Our debt may be subject to the fluctuation of market interest rates such as LIBOR, and other benchmark rates. Should such interest rates increase, our variable rate debt service payments may also increase, reducing cash available for distributions. Furthermore, if we need to refinance existing debt during periods of rising interest rates, we could be required to liquidate one or more of our investments at times given the property may not support the same level of loan proceeds, which may not permit realization of the maximum return on such investments. Additionally, as it relates to any real estate assets that we may own, an increase in interest rates may negatively impact activity in the consumer market and reduce consumer purchases, which could adversely affect us.
Furthermore, U.S. and international regulators and law enforcement agencies have conducted investigations into a number of rates or indices which are deemed to be “reference rates.” Actions by such regulators and law enforcement agencies may result in changes to the manner in which certain reference rates are determined, their discontinuance, or the establishment of alternative reference rates. In particular, on July 27, 2017, the Chief Executive of the U.K. Financial Conduct Authority (the “FCA”), which regulates LIBOR, stated that it is the FCA’s intention that it will no longer be necessary to persuade or compel banks to submit rates for the calculation of LIBOR after 2021. Such statement indicates that the continuation of LIBOR on the current basis cannot and will not be guaranteed after 2021. As a result, it is possible that LIBOR will be discontinued or modified by 2021.
The U.S. Federal Reserve, in conjunction with the Alternative Reference Rates Committee, a steering committee comprised of large U.S. financial institutions, is recommending replacing U.S.-dollar LIBOR with the Secured Overnight Financing Rate (“SOFR”), a new index calculated by short-term repurchase agreements, backed by Treasury securities. Although there have been a few issuances utilizing SOFR or the Sterling Over Night Index Average, an alternative reference rate that is based on transactions, it is unknown whether these alternative reference rates will attain market acceptance as replacements for LIBOR.
At this time, it is not possible to predict the effect that these developments, any discontinuance, modification or other reforms to LIBOR or any other reference rate, or the establishment of SOFR or other alternative reference rates may have on LIBOR or other benchmarks. The use of alternative reference rates or other reforms could cause the interest rates for our floating rate indebtedness to be materially higher than expected, which could impact our results of operations, cash flows and the market value of our debt-related investments.
The Tax Cuts and Jobs Act, which made significant changes to the U.S. federal income tax rules for taxation of individuals and corporations, was signed into law by the President on December 22, 2017.
The Tax Cuts and Jobs Act made significant changes to the U.S. federal income tax rules for taxation of individuals and corporations. In the case of individuals, the tax brackets were adjusted, the top federal income rate was reduced to 37%, special rules reduce taxation of certain income earned through pass-through entities and reduce the top effective rate applicable to ordinary dividends from REITs to 29.6% (through a 20% deduction for ordinary REIT dividends received that are not “capital gain dividends” or “qualified dividend income,” subject to complex limitations and potentially (pending IRS guidance) a minimum 45-day holding period with respect to shares of our common stock) and various deductions were eliminated or limited, including limiting the deduction for state and local taxes to $10,000 per year. Most of the changes applicable to individuals are temporary and apply only to taxable years beginning after December 31, 2017 and before January 1, 2026. The top corporate income tax rate was reduced to 21%. There are only minor changes to the REIT rules (other than the 20% deduction applicable to individuals for ordinary REIT dividends received). The Tax Cuts and Jobs Act makes numerous other large and small changes to the tax rules that do not affect REITs directly but may affect our shareholders and may indirectly affect us. For example, the Tax Cuts and Jobs Act amended the rules for accrual of income so that income is taken into account no later than when it is taken into account on applicable financial statements, even if financial statements take such income into account before it would accrue under the original issue discount rules, market discount rules or other rules in the Internal Revenue Code. Such rule may cause us to recognize income before receiving any corresponding receipt of cash, which may make it more likely that we could be required to borrow funds or take other action to satisfy the REIT distribution requirements for the taxable year in which such income is recognized, although the precise application of this rule is unclear at this time. For taxable years after December 31, 2017, our business interest deductions may be limited to 30% of our adjusted taxable income (plus business interest income). This limitation does not apply to an “electing real property trade or business.” In addition, the Tax Cuts and Jobs Act reduced the limit for individual’s mortgage interest expense to interest on $750,000 of mortgages and does not permit deduction of interest on home equity loans (after grandfathering all existing mortgages). Such change and the reduction in deductions for state and local taxes (including property taxes) may potentially (and negatively) affect the markets in which we may invest.
Stockholders are urged to consult with their tax advisors with respect to the Tax Cuts and Jobs Act and any other regulatory or administrative developments and proposals and their potential effect on investment in our common stock.

•	MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
OVERVIEW
General
Black Creek Diversified Property Fund Inc. is a NAV-based perpetual life REIT that was formed on April 11, 2005, as a Maryland corporation. We are primarily focused on investing in and operating a diverse portfolio of real property. As of December 31, 2019, our real estate portfolio consisted of 48 properties, which includes nine properties that are part of the DST Program (as defined below), totaling approximately 8.8 million square feet located in 21 markets throughout the U.S.

We have operated and elected to be treated as a REIT for U.S. federal income tax purposes, commencing with the taxable year ended December 31, 2006, and we intend to continue to operate in accordance with the requirements for qualification as a REIT. We utilize an UPREIT organizational structure to hold all or substantially all of our assets through the Operating Partnership.
As a NAV-based perpetual life REIT, we intend to conduct ongoing public primary offerings of our common stock on a perpetual basis. We also intend to conduct an ongoing distribution reinvestment plan offering for our stockholders to reinvest distributions in our shares. From time to time, we intend to file new registration statements on Form S-11 with the SEC to register additional shares of common stock so that we may continuously offer shares of common stock pursuant to Rule 415 under the Securities Act. During 2019, we raised $172.3 million of gross proceeds from the sale of common stock in our ongoing public primary offerings and $20.6 million from the sale of common stock under our distribution reinvestment plan. See “Note 8 to the Consolidated Financial Statements” in the section of this Supplement titled “Financial Statements and Supplementary Data” for more information about our public offerings.
Additionally, we have a program to raise capital through private placement offerings by selling beneficial interests in specific Delaware statutory trusts holding real properties (the “DST Program”). These private placement offerings are exempt from registration requirements pursuant to Section 4(a)(2) of the Securities Act. We anticipate that these interests may serve as replacement properties for investors seeking to complete like-kind exchange transactions under Section 1031 of the Code. Similar to our prior private placement offerings, we expect that the DST Program will give us the opportunity to expand and diversify our capital raise strategies by offering what we believe to be an attractive and unique investment product for investors that may be seeking replacement properties to complete like-kind exchange transactions under Section 1031 of the Code. During 2019, we sold $212.7 million of interests related to the DST Program. See “Note 5 to the Consolidated Financial Statements” in the section of this Supplement titled “Financial Statements and Supplementary Data” for additional detail regarding the DST Program.
We currently operate in four reportable segments: office, retail, multi-family and industrial. The following table summarizes our real estate portfolio by segment as of December 31, 2019:

($ and square feet in thousands, except for per square foot data)	Number of Markets (1)	Number of Properties	Rentable Square Feet	% of Total Rentable Square Feet	Average Effective Annual Base Rent per Square Foot (2)	% Leased	Aggregate Fair Value	% of Aggregate Fair Value
Office properties	8	9	2,054	23.3%	$32.47	84.6%	$727,450	34.2%
Retail properties	7	26	2,942	33.4	19.12	93.9	866,400	40.6
Multi-family properties	3	3	886	10.1	25.38	92.2	301,850	14.2
Industrial properties	9	10	2,915	33.2	4.82	100.0	234,450	11.0
Total real estate portfolio	21	48	8,797	100.0%	$17.48	93.6%	$2,130,150	100.0%

(1)
Reflects the number of unique markets by segment and in total. As such, the total number of markets does not equal the sum of the number of markets by segment as certain segments are located in the same market.

(2)
Amount calculated as total annualized base rent, which includes the impact of any contractual tenant concessions (cash basis) per the terms of the lease, divided by total lease square footage as of December 31, 2019.

We will continue to focus our investment activities on expanding a high-quality, diversified real estate portfolio throughout the U.S. Although we generally target investments in four primary property categories (office, retail, multi-family and industrial), our charter and bylaws do not preclude us from investing in other types of commercial property, real estate debt, or real estate-related equity securities. Our near-term investment strategy is likely to prioritize new investments in the industrial and multi-family sectors due to attractive fundamental conditions. We have been focused on selling certain office and retail assets. The disposition of these properties has helped us to increase our current allocation to multi-family and industrial real estate assets and liquidity to pursue new investment opportunities. However, there can be no assurance that we will be successful in this investment strategy, including with respect to any particular asset class. We also intend to continue to hold an allocation of properties in the office and retail sectors. To a lesser extent we may invest in other types of real estate including, but not limited to, hospitality, medical offices, manufactured housing, student housing and unimproved land. Additionally, to provide diversification to our portfolio, we may continue to invest in real estate-related debt, which will generally include mortgage loans secured by real estate, mezzanine debt and other related investments. While we are not currently investing in real estate-related securities, should we decide to invest in real estate-related securities, any such investments generally will focus on equity issued by public and private real estate companies and certain other securities, with the primary goal of such investments being the preservation of liquidity in support of our share redemption program.

Real Estate Outlook
Overall, the U.S. economic environment has continued to improve and remains fundamentally sound. Gross domestic product (“GDP”) in the U.S. has continued to increase, and the U.S. unemployment rate is at historic lows. We expect moderate economic growth in the U.S. to continue throughout 2020 as near full employment should have a positive impact on domestic wages and consumer and business confidence remain high.
While the U.S. commercial real estate market saw a slight decline in transaction volume compared to 2018, the commercial property price index strengthened in the second half of the year, fueled by low vacancy rates and rising rents in many parts of the commercial property markets.
The 2020 capital markets outlook for commercial real estate is less clear. While still strong, property operating fundamentals and value gains are moderate at this stage of the cycle. However, investment demand for commercial real estate remains high, bolstered by an abundance of domestic and foreign capital seeking increased allocations to the sector. Overall, while there seems to be more runway for commercial real estate to continue to perform well, there are amplified uncertainties in an election year as to how real estate investors will price real estate investments should interest rates increase or other political risks impact forecasts in a material way.
RESULTS OF OPERATIONS
Summary of 2019 Activities
During 2019, we completed the following activities:

•
We acquired five industrial properties comprising 1.3 million square feet for an aggregate purchase price of approximately $101.7 million, which includes certain transfer taxes, due diligence expenses, and/or other closing costs. Additionally, we acquired three multi-family properties comprising 985 units for an aggregate purchase price of approximately $297.0 million, which includes certain transfer taxes, due diligence expenses, and/or other closing costs.

•
We sold five office properties, two retail properties and two outparcels for net proceeds of approximately $341.7 million, which is net of the property-related debt of approximately $98.6 million made in conjunction with the 655 Montgomery disposition. We recorded a net gain on sale of approximately $160.5 million.

•
In conjunction with our 2019 business plan, we successfully shifted our property sector allocations. Accordingly, our multi-family and industrial investments represented approximately 14.2% and 11.0%, respectively, of our portfolio (based on fair value) for the year ended December 31, 2019, versus 0.0% and 6.1%, respectively, for the year ended December 31, 2018. In addition, our retail and office investments represented 40.6% and 34.2%, respectively, for the year ended December 31, 2019 compared to 41.1% and 52.8%, respectively, for the year ended December 31, 2018.

•
We leased 892,000 square feet, which included 301,000 square feet of new leases and 591,000 square feet of renewals. This leasing activity contributed to the increase in our real estate portfolio’s leased percentage from 90.6% as of December 31, 2018 to 93.6% as of December 31, 2019.

•
In January 2019, we amended and restated our $875.0 million of existing senior unsecured credit agreements by entering into a $450.0 million line of credit and two term loans totaling $525.0 million, for an aggregate $975.0 million of commitments.

•
We decreased our leverage ratio from 47.7% as of December 31, 2018 to 40.0% as of December 31, 2019. Our leverage ratio for reporting purposes is calculated as the outstanding principal balance of our property-level and corporate-level debt divided by the fair value of our real property and debt-related investments (determined in accordance with our valuation procedures).

•	We redeemed 16.4 million shares of common stock at a weighted-average purchase price of $7.35 per share for an aggregate amount of $120.6 million.

Results for the Year Ended December 31, 2019 Compared to the Year Ended December 31, 2018
The following table summarizes our results of operations for the year ended December 31, 2019, as compared to the year ended December 31, 2018. We evaluate the performance of consolidated operating properties we own and manage using a same store analysis because the population of properties in this analysis is consistent from period to period, thereby eliminating the effects of any material changes in the composition of the aggregate portfolio on performance measures. We have defined the same store portfolio to include consolidated operating properties owned for the entirety of both the current and prior reporting periods for which the operations had been stabilized. Other operating properties not meeting the same store criteria are reflected in the non-same store portfolio. The same store operating portfolio for the periods presented below include 38 properties totaling 6.1 million square feet owned as of January 1, 2018, which portfolio represented 69.0% of total rentable square feet as of December 31, 2019.

	For the Year Ended December 31,
($ in thousands, except per square foot data)	2019	2018	$ Change	% Change
Rental revenues:
Same store properties	$144,998	$145,431	$(433)	(0.3)%
Non-same store properties	39,443	44,200	(4,757)	(10.8)
Total rental revenues	184,441	189,631	(5,190)	(2.7)
Rental expenses:
Same store properties	(47,890)	(46,291)	(1,599)	(3.5)
Non-same store properties	(13,170)	(15,376)	2,206	14.3
Total rental expenses	(61,060)	(61,667)	607	1.0
Net operating income (loss):
Same store properties	97,108	99,140	(2,032)	(2.0)
Non-same store properties	26,273	28,824	(2,551)	(8.9)
Total net operating income (loss)	123,381	127,964	(4,583)	(3.6)
Other income and (expenses):
Debt-related income	227	694	(467)	(67.3)
Real estate-related depreciation and amortization	(57,342)	(57,866)	524	0.9
General and administrative expenses	(8,985)	(8,817)	(168)	(1.9)
Advisory fees, related party	(17,413)	(14,149)	(3,264)	(23.1)
Impairment of real estate property	(113)	(14,648)	14,535	99.2
Interest expense	(48,170)	(48,358)	188	0.4
Gain on sale of real estate property	160,537	14,093	146,444	NM
Gain on extinguishment of debt and financing commitments, net	1,002	—	1,002	100.0
Other income (expenses)	153	(251)	404	NM
Total other income and (expenses)	29,896	(129,302)	159,198	NM
Net income (loss)	153,277	(1,338)	154,615	NM
Net (income) loss attributable to noncontrolling interests	(10,726)	101	(10,827)	NM
Net income (loss) attributable to common stockholders	$142,551	$(1,237)	$143,788	NM
Same store supplemental data:
Same store average percentage leased	91.3%	92.5%
Same store average annualized base rent per square foot	$19.69	$18.75

NM = Not meaningful
Rental Revenues. Rental revenues are comprised of rental income, straight-line rent, and amortization of above- and below-market lease assets and liabilities. Total rental revenues decreased by $5.2 million for the year ended December 31, 2019, as compared to the same period in 2018, primarily due to a $4.8 million decrease in non-same store rental revenues as a result of 15 dispositions since January 1, 2018. The decrease in non-same store rental revenues was also driven by additional revenue recorded during the year ended December 31, 2018 associated with a lease termination of $14.0 million received in

June 2018 at our Campus Road Office Center property, which is amortized in to rental revenues on a straight-line basis through April 2019. These decreases were partially offset by our 10 acquisitions since January 1, 2018.
The following table presents the components of our consolidated rental revenues:

	For the Year Ended December 31,
(in thousands, except per share data)	2019	2018	$ Change	% Change
Rental income	$173,415	$171,411	$2,004	1.2%
Straight-line rent	7,776	14,508	(6,732)	(46.4)
Amortization of above- and below-market intangibles	3,250	3,712	(462)	(12.4)
Total rental revenues	$184,441	$189,631	$(5,190)	(2.7)%
Rental Expenses. Rental expenses include certain property operating expenses typically reimbursed by our tenants, such as real estate taxes, property insurance, property management fees, repair and maintenance, and include certain non-recoverable expenses, such as consulting services and roof repairs. Total rental expenses decreased by $0.6 million for the year ended December 31, 2019, as compared to the same period in 2018, primarily due to a decrease in non-same store rental expenses as a result of our disposition activity since January 1, 2018, which was partially offset by our acquisition activity as described above.
The following table presents the various components of our rental expenses:

	For the Year Ended December 31,
(in thousands)	2019	2018	$ Change	% Change
Real estate taxes	$23,664	$23,398	$266	1.1%
Repairs and maintenance	18,678	19,908	(1,230)	(6.2)
Utilities	6,452	7,081	(629)	(8.9)
Property management fees	4,262	4,311	(49)	(1.1)
Insurance	1,519	1,405	114	8.1
Other	6,485	5,564	921	16.6
Total rental expenses	$61,060	$61,667	$(607)	(1.0)%
Other Income and Expenses. The net amount of other income increased by $159.2 million for the year ended December 31, 2019, as compared to the same period in 2018, primarily due to: (i) an increase in net gain recorded on the sale of real estate property of $146.4 million due to the increased disposition activity in 2019; (ii) a decrease of $14.5 million in impairments recorded; and (iii) a net gain on extinguishment of debt and financing commitments of $1.0 million recorded in 2019. This increase was partially offset by an increase of $3.3 million in advisory fees.

Segment Summary for the Years Ended December 31, 2019 and 2018
Our segments are based on our internal reporting of operating results used to assess performance based on the type of our properties. Our markets are aggregated into four reportable segments: office, retail, multi-family and industrial. These segments are comprised of the markets by which management and its operating teams conduct and monitor business. See “Note 12 to the Consolidated Financial Statements” in the section of this Supplement titled “Financial Statements and Supplementary Data” for further information on our segments. Management considers rental revenues and net operating income (“NOI”) aggregated by segment to be the appropriate way to analyze performance. See “Additional Measures of Performance” below for detail regarding the use of NOI. The following table summarizes certain operating trends in our consolidated properties by segment:

	For the Year Ended December 31,
($ in thousands, except per square foot data)	2019	2018	$	%
Rental revenues:
Office	$70,085	$68,981	$1,104	1.6%
Retail	69,058	70,477	(1,419)	(2.0)
Multi-family	—	—	—	—
Industrial	5,855	5,973	(118)	(2.0)
Total same store rental revenues	144,998	145,431	(433)	(0.3)
Non-same store properties	39,443	44,200	(4,757)	(10.8)
Total rental revenues	$184,441	$189,631	$(5,190)	(2.7)%
NOI:
Office	$39,558	$39,670	$(112)	(0.3)%
Retail	52,435	54,378	(1,943)	(3.6)
Multi-family	—	—	—	—
Industrial	5,115	5,092	23	0.5
Total same store NOI	97,108	99,140	(2,032)	(2.0)
Non-same store properties	26,273	28,824	(2,551)	(8.9)
Total NOI	$123,381	$127,964	$(4,583)	(3.6)%
Same store average percentage leased:
Office	83.0%	83.4%
Retail	94.0	96.2
Multi-family	—	—
Industrial	100.0	100.0
Same store average annualized base rent per square foot:
Office	$30.98	$28.25
Retail	18.55	18.38
Multi-family	—	—
Industrial	4.65	4.52
Office Segment. Our office segment same store NOI remained relatively consistent between December 31, 2019 as compared to the same period in 2018.
Retail Segment. Our retail segment same store NOI decreased by approximately $1.9 million for the year ended December 31, 2019 compared to the same period in 2018, primarily due to a decrease in average percentage leased in our retail segment same store portfolio that was driven by vacancy at our Durgin Square, Chester, Suniland, and Braintree properties. The related tenants contributing to the vacancy fluctuation approximate 4.9% of the gross leasable area of our retail properties. Additionally, the decrease is attributable to an early termination fee received at our Manomet property during the first quarter of 2018; and an increase in real estate tax and utilities at certain of our retail properties.

Multi-family Segment. Same store information is not provided for our multi-family segment due to the fact that all of our multi-family properties were acquired in 2019.
Industrial Segment. Our industrial segment same store NOI remained relatively consistent between December 31, 2019 as compared to the same period in 2018.
ADDITIONAL MEASURES OF PERFORMANCE
Net Income and NOI
We define NOI as GAAP rental revenues less GAAP rental expenses. We consider NOI to be an appropriate supplemental performance measure and believe NOI provides useful information to our investors regarding our results of operations because NOI reflects the operating performance of our properties and excludes certain items that are not considered to be controllable in connection with the management of the properties, such as real estate-related depreciation and amortization, general and administrative expenses, advisory fees, impairment charges, interest expense, gains on sale of properties, other income and expense, gains and losses on the extinguishment of debt and noncontrolling interests. However, NOI should not be viewed as an alternative measure of our financial performance since it excludes such items, which could materially impact our results of operations. Further, our NOI may not be comparable to that of other real estate companies, as they may use different methodologies for calculating NOI. Therefore, we believe net income, as defined by GAAP, to be the most appropriate measure to evaluate our overall financial performance. Refer to “Results of Operations - Results for the Year Ended December 31, 2019 Compared to the Year Ended December 31, 2018” above for a reconciliation of our GAAP net income (loss) to NOI for the years ended December 31, 2019 and 2018.
Funds From Operations (“FFO”)
We believe that FFO, in addition to net income (loss) and cash flows from operating activities as defined by GAAP, are useful supplemental performance measures that our management uses to evaluate our consolidated operating performance. However, this supplemental, non-GAAP measure should not be considered as an alternative to net income (loss) or to cash flows from operating activities as an indication of our performance and is not intended to be used as a liquidity measure indicative of cash flow available to fund our cash needs, including our ability to make distributions to our stockholders. No single measure can provide users of financial information with sufficient information and only our disclosures read as a whole can be relied upon to adequately portray our financial position, liquidity, and results of operations. In addition, other REITs may define FFO and similar measures differently and choose to treat certain accounting line items in a manner different from us due to specific differences in investment and operating strategy or for other reasons.
FFO. As defined by the National Association of Real Estate Investment Trusts (“NAREIT”), FFO is a non-GAAP measure that excludes certain items such as real estate-related depreciation and amortization. We believe FFO is a meaningful supplemental measure of our operating performance that is useful to investors because depreciation and amortization in accordance with GAAP implicitly assumes that the value of real estate assets diminishes predictably over time. By excluding gains or losses on the sale of assets, we believe FFO provides a helpful additional measure of our consolidated operating performance on a comparative basis. We use FFO as an indication of our consolidated operating performance and as a guide to making decisions about future investments.

The following unaudited table presents a reconciliation of GAAP net income (loss) to NAREIT FFO:

	For the Year Ended December 31,
(in thousands, except per share data)	2019	2018	2017
GAAP net income (loss) attributable to common stockholders	$142,551	$(1,237)	$72,216
GAAP net income (loss) per common share—basic and diluted	$1.04	$(0.01)	$0.51
Reconciliation of GAAP net income (loss) to NAREIT FFO:
GAAP net income (loss) attributable to common stockholders	$142,551	$(1,237)	$72,216
Real estate-related depreciation and amortization	57,342	57,866	68,070
Impairment of real estate property	113	14,648	1,116
Gain on sale of real estate property	(160,537)	(14,093)	(83,057)
Noncontrolling interests’ share of net income (loss)	10,726	(101)	7,182
Noncontrolling interests’ share of NAREIT FFO	(3,565)	(4,461)	(5,090)
NAREIT FFO attributable to common stockholders—basic	46,630	52,622	60,437
NAREIT FFO attributable to OP Units	3,563	4,456	4,995
NAREIT FFO	$50,193	$57,078	$65,432
Weighted-average shares outstanding—basic	136,925	128,740	142,349
Weighted-average shares outstanding—diluted	147,316	139,674	154,156
NAREIT FFO per common share—basic and diluted	$0.34	$0.41	$0.42
See “Results of Operations” above for further detail.
LIQUIDITY AND CAPITAL RESOURCES
Liquidity
Our primary sources of capital for meeting our cash requirements include debt financings, cash generated from operating activities, net proceeds from our public and private offerings, and asset sales. Our principal uses of funds are distributions to our stockholders, payments under our debt obligations, redemption payments, acquisition of properties and other investments, and capital expenditures. Over time, we intend to fund a majority of our cash needs, including the repayment of debt and capital expenditures, from operating cash flows and refinancings. As of December 31, 2019, we had approximately $129.8 million of borrowings maturing in the next 12 months, including scheduled amortization payments. Of this amount, $127.0 million relates to a mortgage note secured by our 3 Second Street office property. This mortgage note was originally scheduled to expire in January 2020, but subsequent to December 31, 2019, we exercised one of the one-year extension options extending the maturity date to January 2021. The mortgage note may still be extended an additional one year, subject to certain conditions. We expect to be able to repay our principal obligations over the next 12 months from operating cash flows and through refinancings.
The Advisor, subject to the oversight of our board of directors and, under certain circumstances, the investment committee or other committees established by our board of directors, will evaluate potential acquisitions or dispositions and will engage in negotiations with buyers, sellers and lenders on our behalf. Pending investment in property, debt, or other investments, we may decide to temporarily invest any unused proceeds from our public offerings in certain investments that are expected to yield lower returns than those earned on real estate assets. These lower returns may affect our ability to make distributions to our stockholders. Potential future sources of capital include proceeds from secured or unsecured financings from banks or other lenders, proceeds from our public offerings, proceeds from the sale of assets, and undistributed funds from operations.
We believe that our cash on-hand, anticipated net offering proceeds, proceeds from our line of credit, and other financing and disposition activities should be sufficient to meet our anticipated future acquisition, operating, debt service, distribution and redemption requirements.

Cash Flows. The following table summarizes our cash flows for the following periods:

	For the Year Ended December 31,
(in thousands)	2019	2018	2017
Total cash provided by (used in):
Operating activities	$49,348	$67,516	$58,920
Investing activities	(92,911)	(17,985)	106,455
Financing activities	134,307	(51,509)	(167,505)
Net increase (decrease) in cash, cash equivalents and restricted cash	$90,744	$(1,978)	$(2,130)
2019 Cash Flows Compared to 2018 Cash Flows
Net cash provided by operating activities decreased by approximately $18.2 million for the year ended December 31, 2019, compared to the same period in 2018, primarily as a result of a lease termination payment received at our Campus Road Office Center property during the year ended December 31, 2018, as well as a decrease in working capital including payment to the Advisor of the 2018 performance-based fee in 2019. There was no performance-based fee earned in 2017 that would have been paid in 2018.
Net cash used in investing activities increased by approximately $74.9 million for the year ended December 31, 2019, primarily due to an increase in the amount paid for real estate property acquisitions due to higher acquisition activity during 2019. This was partially offset by an increase in proceeds received from our real estate property dispositions due to higher disposition activity during 2019.
Net cash used in financing activities for the year ended December 31, 2018 of $51.5 million increased by approximately $185.8 million to net cash provided by financing activities for the year ended December 31, 2019 of $134.3 million. The change was primarily attributable to an increase in net offering activity from our DST Program and public offering, as well as a decrease in redemptions. These drivers were partially offset by a decrease in our net borrowing activity. The decrease in our borrowing activity was driven by repayment of a portion of our line of credit and repayment in full of mortgage notes that was partially offset by proceeds from additional borrowing under our term loan.
Capital Resources and Uses of Liquidity
In addition to our cash and cash equivalents balances available, our capital resources and uses of liquidity are as follows:
Line of Credit and Term Loans. As of December 31, 2019, we had an aggregate of $975.0 million of commitments under our credit agreements, including $450.0 million under our unsecured line of credit and $525.0 million under our two unsecured term loans. As of that date, we had: (i) no amounts outstanding under our line of credit; and (ii) $525.0 million outstanding under our term loans with a weighted-average effective interest rate of 3.13%, which includes the effect of the interest rate swap agreements related to $350.0 million in borrowings under our term loans. The unused and available portions under our line of credit were $450.0 million and $246.0 million, respectively. In January 2019, we increased the aggregate commitments under our amended and restated credit agreements by $100.0 million to $975.0 million. Additionally, in January 2020, we extended the initial maturity date of our line of credit from January 2020 to January 2023 with two six-month extension options, subject to certain conditions, and extended the maturity date of one of our term loans from January 2019 to January 2024. Our other term loan was also amended and restated in January 2019 resulting in the addition of two one-year extension options, subject to certain conditions, and the initial maturity date of February 2022 maturity date remained unchanged. Our line of credit borrowings are available for general corporate purposes, including but not limited to the refinancing of other debt, payment of redemptions, acquisition and operation of permitted investments. Refer to “Note 4 to the Consolidated Financial Statements” in the section of this Supplement titled “Financial Statements and Supplementary Data” for additional information regarding our line of credit and term loans.
LIBOR is expected to be discontinued after 2021. As of December 31, 2019, our line of credit, term loans and a $51.0 million mortgage note are our only indebtedness with initial maturity dates beyond 2021 that have exposure to LIBOR. The agreements governing the line of credit, term loans and a mortgage note provide procedures for determining a replacement or alternative base rate in the event that LIBOR is discontinued. However, there can be no assurances as to whether such replacement or alternative base rate will be more or less favorable than LIBOR. We intend to monitor the developments with respect to the potential phasing out of LIBOR after 2021 and work with our lenders to seek to ensure any transition away from LIBOR will have minimal impact on our financial condition, but can provide no assurances regarding the impact of the discontinuation of LIBOR.
Mortgage Notes. As of December 31, 2019, we had property-level borrowings of approximately $327.9 million outstanding with a weighted-average remaining term of approximately 3.4 years. These borrowings are secured by mortgages or deeds of trust and related assignments and security interests in the collateralized properties, and had a weighted-average interest rate of 3.71%, which includes the effects of interest rate swap agreements related to a $51.0 million variable-rate mortgage note. The proceeds from our mortgage notes were used to partially finance certain of our acquisitions. Refer to “Note 4 to the Consolidated Financial Statements” in the section of this Supplement titled “Financial Statements and Supplementary Data” for additional information regarding the mortgage notes.
Debt Covenants. Our line of credit, term loan and mortgage note agreements contain various property-level covenants, including customary affirmative and negative covenants. In addition, our line of credit and term loan agreements contain certain corporate level financial covenants, including leverage ratio, fixed charge coverage ratio, and tangible net worth thresholds. These covenants may limit our ability to incur additional debt or to pay distributions. We were in compliance with our debt covenants as of December 31, 2019.
Offering Proceeds. For the year ended December 31, 2019, the amount of aggregate gross proceeds raised from our public offerings (including shares issued pursuant to the distribution reinvestment plan) was $192.9 million ($177.8 million net of direct selling costs).
Distributions. To obtain the favorable tax treatment accorded to REITs, we normally will be required each year to distribute to our stockholders at least 90% of our real estate investment trust taxable income, determined without regard to the deduction for distributions paid and by excluding net capital gains. The payment of distributions is determined by our board of directors and may be adjusted at its discretion at any time. Distribution levels are set by our board of directors at a level it believes to be appropriate and sustainable based upon a review of a variety of factors including the current and anticipated market conditions, current and anticipated future performance and make-up of our investments, our overall financial projections and expected future cash needs. We intend to continue to make distributions on a monthly basis.
 The following table outlines sources used, as determined on a GAAP basis, to pay total gross distributions (which are paid in cash or reinvested in shares of our common stock through our distribution reinvestment plan) for the periods indicated below:

	Amount						Total Cash Flows from Operating Activities	Source of Distributions Paid in Cash
(in thousands, except per share data)	Declared per Common Share (1)	Paid in Cash (2)		Reinvested in Shares		Total Distributions		Cash Flows from Operating Activities		Borrowings
2019
March 31	$0.09375	$8,442	62.8%	$4,997	37.2%	$13,439	$5,624	$5,624	66.6%	$2,818	33.4%
June 30	0.09375	8,615	62.5	5,180	37.5	13,795	14,819	8,615	100.0	—	—
September 30	0.09375	8,653	62.1	5,270	37.9	13,923	15,210	8,653	100.0	—	—
December 31	0.09375	8,808	62.5	5,294	37.5	14,102	13,695	8,808	100.0	—	—
Total	$0.37500	$34,518	62.5%	$20,741	37.5%	$55,259	$49,348	$31,700	91.8%	$2,818	8.2%
2018
March 31	$0.09375	$8,367	63.6%	$4,789	36.4%	$13,156	$9,282	$8,367	100.0%	$—	—%
June 30	0.09375	8,358	64.0	4,710	36.0	13,068	28,734	8,358	100.0	—	—
September 30	0.09375	8,331	63.7	4,738	36.3	13,069	14,563	8,331	100.0	—	—
December 31	0.09375	8,382	63.5	4,814	36.5	13,196	14,937	8,382	100.0	—	—
Total	$0.37500	$33,438	63.7%	$19,051	36.3%	$52,489	$67,516	$33,438	100.0%	$—	—%

(1)
Amount reflects the total quarterly distribution rate, subject to adjustment for class-specific fees. Distributions were declared and paid as of monthly record dates. These monthly distributions have been aggregated and presented on a quarterly basis.

(2)
Includes other cash distributions consisting of: (i) distributions paid to OP Unit holders; (ii) regular distributions made to our former joint venture partners; and (iii) ongoing distribution fees paid to the Dealer Manager with respect to Class T, Class S and Class D shares. See “Note 10 to the Consolidated Financial Statements” in the section of this Supplement titled “Financial Statements and Supplementary Data” for further detail regarding the ongoing distribution fees.

For the years ended December 31, 2019 and 2018, our FFO was $50.2 million, or 90.8% of our total distributions, and $57.1 million, or 108.7% of our total distributions, respectively. FFO is a non-GAAP operating metric and should not be used as a liquidity measure. However, management believes the relationship between FFO and distributions may be meaningful for investors to better understand the sustainability of our operating performance compared to distributions made. Refer to

“Additional Measures of Performance” above for the definition of FFO, as well as a detailed reconciliation of our GAAP net income (loss) to FFO.
Redemptions. Below is a summary of redemptions and repurchases pursuant to our share redemption program for the years ended December 31, 2019, 2018 and 2017. Also included in the summary below is the impact of stock repurchases pursuant to our two self-tender offers conducted during 2017. Our board of directors may modify, suspend or terminate our current share redemption programs if it deems such action to be in the best interest of our stockholders.

	For the Year Ended December 31,
(in thousands, except for per share data)	2019	2018	2017
Number of shares requested for redemption or repurchase	16,413	22,883	23,823
Number of shares redeemed or repurchased	16,413	22,883	23,823
% of shares requested that were redeemed or repurchased	100.0%	100.0%	100.0%
Average redemption or repurchase price per share	$7.35	$7.47	$7.48
We funded these redemptions from borrowings under our revolving line of credit. We generally repay funds borrowed from our revolving line of credit from a variety of sources including: operating cash flows in excess of our distributions; proceeds from our public offerings; proceeds from the disposition of properties; and other longer-term borrowings. In addition, refer to “Note 8 to the Consolidated Financial Statements” in the section of this Supplement titled “Financial Statements and Supplementary Data” for detail regarding our redemption activity relating to OP Units.
SUBSEQUENT EVENTS
Acquisition of Property
Subsequent to December 31, 2019, we had acquired (excluding properties related to our DST Program) one retail property located in Birmingham, Alabama, one industrial property located in Fort Worth, Texas and one industrial property located in San Antonio, Texas for a total aggregate purchase price of approximately $62.9 million.
Acquisition Under Contract
On January 15, 2020, we entered into a contract to acquire an industrial property located in Sterling, Virginia with a purchase price of approximately $5.0 million. On March 2, 2020, we entered into a contract to acquire an industrial property located in Denver, Colorado with a purchase price of approximately $12.3 million. There can be no assurance that we will complete the acquisitions of the properties under contract.
CONTRACTUAL OBLIGATIONS
The following table summarizes future obligations, due by period, as of December 31, 2019, under our various contractual obligations and commitments:

(in thousands)	Less than 1 Year	1-3 Years	3-5 Years	More than 5 Years	Total
Borrowings (1)(2)	$155,426	$258,984	$401,059	$140,751	$956,220
Future minimum lease payments related to the DST Program (3)	12,884	25,896	25,956	204,988	269,724
Total	$168,310	$284,880	$427,015	$345,739	$1,225,944

(1)
Includes principal and interest on our borrowings. See “Note 4 to the Consolidated Financial Statements” in the section of this Supplement titled “Financial Statements and Supplementary Data” for more detail.

(2)
Includes a $127.0 million floating-rate mortgage note originally scheduled to expire in January 2020. Subsequent to December 31, 2019, we exercised one of the one-year extension options extending the maturity to January 2021. The mortgage note may still be extended an additional one year, subject to certain conditions.

(3)
The underlying interests of properties that are sold to investors pursuant to the DST Program are leased back by an indirect wholly-owned subsidiary of the Operating Partnership on a long-term basis of up to 29 years.

OFF-BALANCE SHEET ARRANGEMENTS
As of December 31, 2019, we had no material off-balance sheet arrangements that have or are reasonably likely to have a material effect on our financial condition, changes in our financial condition, revenues or expenses, results of operations, liquidity, capital expenditures, or capital resources.

RECENTLY ISSUED ACCOUNTING STANDARDS
In June 2016, the FASB issued ASU No. 2016-13, “Financial Instruments—Credit Losses (Topic 326)” (“ASU 2016-13”), which introduces a new model for recognizing credit losses for certain financial instruments, including loans, accounts receivable and debt securities. The new model requires an estimate of expected credit losses over the life of exposure to be recorded through the establishment of an allowance account, which is presented as an offset to the related financial asset. The expected credit loss is recorded upon the initial recognition of the financial asset. In November 2018, the FASB issued ASU No. 2018-19, “Codification Improvements to Topic 326, Financial Instruments—Credit Losses” (“ASU 2018-19”), which clarifies the scope of the guidance in the amendments in ASU 2016-13. Both ASU 2016-13 and ASU 2018-19 will be effective for annual and interim reporting periods beginning after December 15, 2019, with earlier adoption permitted. The guidance will generally be adopted on a modified retrospective basis, with exceptions for certain types of financial assets. We plan on adopting ASU 2016-13 and ASU 2018-19 as of the reporting period beginning on January 1, 2020. We do not expect the adoption to have a significant impact on our consolidated financial statements.
INFLATION
Increases in the costs of owning and operating our properties due to inflation could reduce our net operating income to the extent such increases are not paid or reimbursed by our tenants. Substantially all of our commercial leases provide for separate real estate tax and operating expense reimbursement escalations over a base amount. In addition, our leases provide for fixed base rent increases or indexed increases. As a result, most inflationary increases in costs may be at least partially offset by the contractual rent increases and operating expense reimbursement provisions or escalations. Our multifamily leases typically have initial terms of 12 months or less, which generally enables us to compensate for inflationary effects by adjusting rental rates on our multifamily leases.
CRITICAL ACCOUNTING ESTIMATES
Critical accounting estimates are those estimates that require management to make challenging, subjective, or complex judgments, often because they must estimate the effects of matters that are inherently uncertain and may change in subsequent periods. Critical accounting estimates involve judgments and uncertainties that are sufficiently sensitive and may result in materially different results under different assumptions and conditions.
Investment in Real Estate Properties
When we acquire a property, we allocate the purchase price of the acquisition based upon our assessment of the fair value of various components, including to land, building, land and building improvements, and intangible lease assets and liabilities. Fair value determinations are based on estimated cash flow projections that utilize discount and/or capitalization rates, as well as certain available market information. The fair value of land, building, and land and building improvements considers the value of the property as if it were vacant. The fair value of intangible lease assets is based on our evaluation of the specific characteristics of each lease. Factors considered include estimates of carrying costs during hypothetical expected lease-up periods, current market conditions and market rates, the tenant’s credit quality and costs to execute similar leases. The fair value of above- and below-market leases is calculated as the present value of the difference between the contractual amounts to be paid pursuant to each in-place lease and our estimate of fair market lease rates for each corresponding in-place lease, using a discount rate that reflects the risks associated with the leases acquired and measured over a period equal to the remaining term of the lease for above-market leases and the initial term plus the term of any below-market fixed-rate renewal options for below market leases. In estimating carrying costs, we include estimates of lost rentals at market rates during the expected lease-up periods, depending on local market conditions. In estimating costs to execute similar leases, we consider tenant improvements, leasing commissions and legal and other related expenses.
Impairment of Real Estate Properties
We review our investment in real estate properties individually whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. An impairment loss is recorded for the difference between estimated fair value of the real estate property and the carrying amount when the estimated future cash flows and the estimated liquidation value of the real estate property are less than the real estate property carrying amount. Our estimates of future cash flows and liquidation value require us to make assumptions that are subject to economic and market uncertainties including, among others, demand for space, competition for tenants, changes in market rental rates, costs to operate each property, and expected ownership periods that can be difficult to predict.

•	QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK
Interest Rate Risk
We are exposed to the impact of interest rate changes. Our interest rate risk management objectives are to limit the impact of interest rate changes on earnings and cash flows, and optimize overall borrowing costs. To achieve these objectives, we often plan to borrow on a fixed interest rate basis for longer-term debt and utilize interest rate swap agreements on certain variable interest rate debt in order to limit the effects of changes in interest rates on our results of operations. As of December 31, 2019, our debt instruments consisted of borrowings under our line of credit, term loans, and mortgage notes.
Fixed Interest Rate Debt. As of December 31, 2019, our fixed interest rate debt consisted of $200.9 million under our mortgage notes, which included a $51.0 million variable-rate mortgage note that we effectively fixed through the use of an interest rate swap until the designated cash flow hedge expires in July 2021; and $350.0 million of borrowings under our term loans that were effectively fixed through the use of interest rate swaps. In total, our fixed interest rate debt represented 64.6% of our total consolidated debt as of December 31, 2019. Interest rate fluctuations will generally not affect our future earnings or cash flows on our fixed interest rate debt unless such instruments mature or are otherwise terminated. However, interest rate changes could affect the fair value of our fixed interest rate debt. As of December 31, 2019, the fair value and the carrying value of our fixed interest rate debt was $549.4 million and $550.9 million, respectively. The fair value estimate of our fixed interest rate debt was estimated using a discounted cash flow analysis utilizing rates we would expect to pay for debt of a similar type and remaining maturity if the loans were originated on December 31, 2019. Given we generally expect to hold our fixed interest rate debt instruments to maturity or when they otherwise open up for prepayment at par, and the amounts due under such debt instruments should be limited to the outstanding principal balance and any accrued and unpaid interest at such time, we do not expect that the resulting change in fair value of our fixed interest rate debt instruments due to market fluctuations in interest rates, would have a significant impact on our operating cash flows.
Variable Interest Rate Debt. As of December 31, 2019, our consolidated variable interest rate debt consisted of $175.0 million of borrowings under our term loans and $127.0 million under our mortgage notes, which represented 35.4% of our total consolidated debt. Interest rate changes on our variable-rate debt could impact our future earnings and cash flows, but would not necessarily affect the fair value of such debt. As of December 31, 2019, we were exposed to market risks related to fluctuations in interest rates on $302.0 million of consolidated borrowings. A hypothetical 10% change in the average interest rate on the outstanding balance of our variable interest rate debt as of December 31, 2019, would change our annual interest expense by approximately $0.5 million.
Derivative Instruments. As of December 31, 2019, we had 15 outstanding derivative instruments with a total notional amount of $747.6 million. These derivative instruments were comprised of interest rate swaps and interest rate caps that were designed to mitigate the risk of future interest rate increases by either providing a fixed interest rate or capping the variable interest rate for a limited, pre-determined period of time. See “Note 4 to the Consolidated Financial Statements” in the section of this Supplement titled “Financial Statements and Supplementary Data” for further detail on our derivative instruments. We are exposed to credit risk of the counterparty to our interest rate cap and swap agreements in the event of non-performance under the terms of the agreements. If we were not able to replace these caps or swaps in the event of non-performance by the counterparty, we would be subject to variability of the interest rate on the amount outstanding under our debt that is fixed or capped through the use of the swaps or caps, respectively.

•	CONSOLIDATED FINANCIAL STATEMENTS AND NOTES

Report of Independent Registered Public Accounting Firm

To the Stockholders and Board of Directors
Black Creek Diversified Property Fund Inc.:
Opinion on the Consolidated Financial Statements
We have audited the accompanying consolidated balance sheets of Black Creek Diversified Property Fund Inc. and subsidiaries (the “Company”) as of December 31, 2019 and 2018, the related consolidated statements of operations, comprehensive income (loss), equity, and cash flows for each of the years in the three‑year period ended December 31, 2019, and the related notes and financial statement schedule III (collectively, the “consolidated financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2019 and 2018, and the results of its operations and its cash flows for each of the years in the three‑year period ended December 31, 2019, in conformity with U.S. generally accepted accounting principles.
Basis for Opinion
These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.
We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.
Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ KPMG LLP

We have served as the Company’s auditor since 2005.

Denver, Colorado
March 5, 2020

BLACK CREEK DIVERSIFIED PROPERTY FUND INC.
CONSOLIDATED BALANCE SHEETS

	As of December 31,
(in thousands, except per share data)	2019	2018
ASSETS
Net investment in real estate properties	$1,612,632	$1,507,112
Debt-related investments, net	2,575	10,680
Cash and cash equivalents	97,772	10,008
Restricted cash	10,010	7,030
DST Program loans	19,404	660
Other assets	35,872	45,612
Total assets	$1,778,265	$1,581,102
LIABILITIES AND EQUITY
Liabilities
Accounts payable and accrued expenses	$35,226	$31,580
Debt, net	846,567	1,001,298
Intangible lease liabilities, net	43,503	47,196
Financing obligations, net	258,814	52,336
Other liabilities	43,867	37,679
Total liabilities	1,227,977	1,170,089
Commitments and contingencies (Note 13)
Equity
Stockholders’ equity:
Preferred stock, $0.01 par value—200,000 shares authorized, none issued and outstanding	—	—
Class E common stock, $0.01 par value—500,000 shares authorized, 66,804 shares and 77,390 shares issued and outstanding, respectively	668	774
Class T common stock, $0.01 par value—500,000 shares authorized, 5,852 shares and 2,783 shares issued and outstanding, respectively	59	28
Class S common stock, $0.01 par value—500,000 shares authorized, 20,593 shares and 10,516 shares issued and outstanding, respectively	206	105
Class D common stock, $0.01 par value—500,000 shares authorized, 3,499 shares and 2,778 shares issued and outstanding, respectively	35	28
Class I common stock, $0.01 par value—500,000 shares authorized, 43,732 shares and 37,385 shares issued and outstanding, respectively	437	374
Additional paid-in capital	1,257,147	1,199,736
Distributions in excess of earnings	(775,259)	(867,849)
Accumulated other comprehensive (loss) income	(14,662)	522
Total stockholders’ equity	468,631	333,718
Noncontrolling interests	81,657	77,295
Total equity	550,288	411,013
Total liabilities and equity	$1,778,265	$1,581,102

See accompanying Notes to Consolidated Financial Statements.

BLACK CREEK DIVERSIFIED PROPERTY FUND INC.
CONSOLIDATED STATEMENTS OF OPERATIONS

	For the Year Ended December 31,
(in thousands, except per share data)	2019	2018	2017
Revenues:
Rental revenues	$184,441	$189,631	$196,518
Debt-related income	227	694	828
Total revenues	184,668	190,325	197,346
Operating expenses:
Rental expenses	61,060	61,667	66,532
Real estate-related depreciation and amortization	57,342	57,866	68,070
General and administrative expenses	8,985	8,817	9,235
Advisory fees, related party	17,413	14,149	13,285
Impairment of real estate property	113	14,648	1,116
Total operating expenses	144,913	157,147	158,238
Other income (expenses):
Interest expense	(48,170)	(48,358)	(42,305)
Gain on sale of real estate property	160,537	14,093	83,057
Gain on extinguishment of debt and financing commitments, net	1,002	—	—
Other income (expenses)	153	(251)	(462)
Total other income (expenses)	113,522	(34,516)	40,290
Net income (loss)	153,277	(1,338)	79,398
Net (income) loss attributable to noncontrolling interests	(10,726)	101	(7,182)
Net income (loss) attributable to common stockholders	$142,551	$(1,237)	$72,216
Weighted-average shares outstanding—basic	136,925	128,740	142,349
Weighted-average shares outstanding—diluted	147,316	139,674	154,156
Net income (loss) attributable to common stockholders per common share—basic and diluted	$1.04	$(0.01)	$0.51

See accompanying Notes to Consolidated Financial Statements.

BLACK CREEK DIVERSIFIED PROPERTY FUND INC.
CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS)

	For the Year Ended December 31,
(in thousands)	2019	2018	2017
Net income (loss)	$153,277	$(1,338)	$79,398
Net unrealized loss from available-for-sale securities	(100)	(100)	—
Change from cash flow hedging derivatives	(16,315)	1,303	6,337
Comprehensive income (loss)	136,862	(135)	85,735
Comprehensive (income) loss attributable to noncontrolling interests	(9,495)	116	(7,523)
Comprehensive income (loss) attributable to common stockholders	$127,367	$(19)	$78,212

See accompanying Notes to Consolidated Financial Statements.

BLACK CREEK DIVERSIFIED PROPERTY FUND INC.
CONSOLIDATED STATEMENTS OF EQUITY

	Stockholders’ Equity

			Additional Paid-in Capital	Distributions in Excess of Earnings	Accumulated Other Comprehensive Income (Loss)	Noncontrolling Interests	Total Equity
	Common Stock
(in thousands)	Shares	Amount
Balance as of December 31, 2016	150,636	$1,506	$1,361,638	$(839,896)	$(6,905)	$91,748	$608,091
Net income	—	—	—	72,216	—	7,182	79,398
Unrealized gain from derivative instruments	—	—	—	—	5,996	341	6,337
Issuance of common stock, net of offering costs	5,752	58	40,473	—	—	—	40,531
Share-based compensation, net of forfeitures	(99)	(1)	(647)	—	—	—	(648)
Redemptions of common stock	(23,823)	(238)	(178,194)	—	—	—	(178,432)
Amortization of share-based compensation	—	—	1,730	—	—	—	1,730
Distributions declared on common stock and noncontrolling interests	—	—	—	(50,928)	—	(6,876)	(57,804)
Contributions from noncontrolling interests	—	—	—	—	—	106	106
Redemptions of noncontrolling interests	—	—	(939)	—	—	(5,644)	(6,583)
Balance as of December 31, 2017	132,466	$1,325	$1,224,061	$(818,608)	$(909)	$86,857	$492,726
Adoption of ASU 2017-12	—	—	—	(213)	213	—	—
Adjusted balance as of January 1, 2018	132,466	1,325	1,224,061	(818,821)	(696)	86,857	492,726
Net loss	—	—	—	(1,237)	—	(101)	(1,338)
Net unrealized gain from available-for-sale securities	—	—	—	—	(100)	—	(100)
Unrealized gain from derivative instruments	—	—	—	—	1,318	(15)	1,303
Issuance of common stock, net of offering costs	21,227	212	146,356	—	—	—	146,568
Share-based compensation, net of forfeitures	42	—	(85)	—	—	—	(85)
Redemptions of common stock	(22,883)	(228)	(170,705)	—	—	—	(170,933)
Amortization of share-based compensation	—	—	918	—	—	—	918
Distributions declared on common stock and noncontrolling interests	—	—	—	(47,791)	—	(4,196)	(51,987)
Redemptions of noncontrolling interests	—	—	(809)	—	—	(5,250)	(6,059)
Balance as of December 31, 2018	130,852	$1,309	$1,199,736	$(867,849)	$522	$77,295	$411,013
Net income	—	—	—	142,551	—	10,726	153,277
Net unrealized loss from available-for-sale securities	—	—	—	—	(100)	—	(100)
Unrealized loss from derivative instruments	—	—	—	—	(15,084)	(1,231)	(16,315)
Issuance of common stock, net of offering costs	25,955	260	177,519	—	—	—	177,779
Share-based compensation, net of forfeitures	86	1	636	—	—	—	637
Redemptions of common stock	(16,413)	(165)	(120,415)	—	—	—	(120,580)
Amortization of share-based compensation	—	—	(111)	—	—	—	(111)
Distributions declared on common stock and noncontrolling interests	—	—	—	(49,961)	—	(3,913)	(53,874)
Redemptions of noncontrolling interests	—	—	(218)	—	—	(1,220)	(1,438)
Balance as of December 31, 2019	140,480	$1,405	$1,257,147	$(775,259)	$(14,662)	$81,657	$550,288
See accompanying Notes to Consolidated Financial Statements.

BLACK CREEK DIVERSIFIED PROPERTY FUND INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS

	For the Year Ended December 31,
(in thousands)	2019	2018	2017
Operating activities:
Net income (loss)	$153,277	$(1,338)	$79,398
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Real estate-related depreciation and amortization	57,342	57,866	68,070
Straight-line rent and amortization of above- and below-market leases	(11,026)	(18,220)	(4,858)
Gain on sale of real estate property	(160,537)	(14,093)	(83,057)
Lease termination fee	—	16,221	—
Impairment of real estate property	113	14,648	1,116
Gain on extinguishment of debt and financing commitments, net	(1,002)	—	—
Other	7,783	7,842	8,136
Changes in operating assets and liabilities	3,398	4,590	(9,885)
Net cash provided by operating activities	49,348	67,516	58,920
Investing activities:
Real estate acquisitions	(396,901)	(55,431)	(39,538)
Capital expenditures	(45,217)	(39,073)	(34,086)
Proceeds from disposition of real estate property, net of property-level loans	341,677	77,650	178,191
Principal collections on debt-related investments	8,104	438	4,020
Other	(574)	(1,569)	(2,132)
Net cash (used in) provided by investing activities	(92,911)	(17,985)	106,455
Financing activities:
Proceeds from mortgage notes	62,000	—	300,469
Repayments of mortgage notes	(35,075)	(2,361)	(162,461)
Net repayments of line of credit	(131,000)	(11,000)	(94,000)
Proceeds from term loan	50,000	—	—
Redemptions of common stock	(120,580)	(170,933)	(178,496)
Distributions on common stock	(29,117)	(28,737)	(37,530)
Proceeds from issuance of common stock	172,309	141,092	19,861
Proceeds from financing obligations	194,778	42,496	9,558
Offering costs for issuance of common stock and private placements	(12,186)	(8,763)	(4,706)
Distributions to noncontrolling interest holders	(3,913)	(4,207)	(7,607)
Redemption of OP Unit holder interests	(1,438)	(6,057)	(6,206)
Other	(11,471)	(3,039)	(6,387)
Net cash provided by (used in) financing activities	134,307	(51,509)	(167,505)
Net increase (decrease) in cash, cash equivalents and restricted cash	90,744	(1,978)	(2,130)
Cash, cash equivalents and restricted cash, at beginning of period	17,038	19,016	21,146
Cash, cash equivalents and restricted cash, at end of period	$107,782	$17,038	$19,016

See accompanying Notes to Consolidated Financial Statements.

1. DESCRIPTION OF BUSINESS
Unless the context otherwise requires, the “Company”, “we,” “our” or “us” refers to Black Creek Diversified Property Fund Inc. and its consolidated subsidiaries.
Black Creek Diversified Property Fund Inc. is a Maryland corporation formed on April 11, 2005. We are primarily focused on investing in and operating a diverse portfolio of real property. Although we generally target investments in four primary property categories (office, retail, multi-family, and industrial), our charter and bylaws do not preclude us from investing in other types of commercial property, real estate debt, or real estate-related equity securities. As of December 31, 2019, our real estate portfolio consisted of 48 properties, which includes nine properties that are part of the DST Program, as defined in “Note 5.” We operate four reportable segments: retail, office, multi-family, and industrial. As used herein, the term “commercial” refers to our office, retail and industrial properties or tenants, as applicable. See “Note 14” for information regarding the financial results by segment.
We believe we have operated in such a manner as to qualify as a real estate investment trust (“REIT”) for federal income tax purposes, and we intend to continue to operate in accordance with the requirements for qualification as a REIT. We utilize an Umbrella Partnership Real Estate Investment Trust (“UPREIT”) organizational structure to hold all or substantially all of our assets through an operating partnership, Black Creek Diversified Operating Partnership LP (the “Operating Partnership”), of which we are the sole general partner and a limited partner.
We are currently offering shares pursuant to a public offering and intend to operate as a perpetual-life REIT, which means that we intend to offer shares continuously through our ongoing primary offerings and our distribution reinvestment plan. See “Note 8” for detail regarding our public offerings.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
Basis of Presentation
The accompanying consolidated financial statements included herein have been prepared in accordance with U.S. generally accepted accounting principles (“GAAP”) and pursuant to the rules and regulations of the Securities and Exchange Commission (the “SEC”). In the opinion of management, the accompanying consolidated financial statements contain all adjustments and eliminations, consisting only of normal recurring adjustments necessary for a fair presentation in conformity with GAAP.
Basis of Consolidation
The consolidated financial statements include the accounts of Black Creek Diversified Property Fund Inc., the Operating Partnership, their wholly-owned subsidiaries, including a taxable REIT subsidiary, and their consolidated joint ventures, as well as amounts related to noncontrolling interests. See “Noncontrolling Interests” below for further detail concerning the accounting policies regarding noncontrolling interests. All material intercompany accounts and transactions have been eliminated.
The Operating Partnership meets the criteria of a variable interest entity (“VIE”) as the Operating Partnership’s limited partners do not have the right to remove the general partner and do not have substantive participating rights in the operations of the Operating Partnership. Pursuant to the operating partnership agreement, we are the primary beneficiary of the Operating Partnership as we have the obligation to absorb losses and receive benefits, and the power to control substantially all of the activities which most significantly impact the economic performance of the Operating Partnership. As such, the Operating Partnership continues to be consolidated within our consolidated financial statements.
Use of Estimates
GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements. Actual results could differ from these estimates. Estimates and assumptions are reviewed periodically, and the effects of revisions are reflected in the period they are determined to be necessary.
Reclassifications
Certain items in our consolidated statements of cash flows for 2018 and 2017 have been reclassified to conform to the 2019 presentation. Straight-line rent and amortization of above- and below-market leases have been reclassified from previous line items within operating activities to be shown separately on one line item on the consolidated statements of cash flows.

Investment in Real Estate Properties
We first determine whether an acquisition constitutes a business or asset acquisition. Upon either a business or asset acquisition, the purchase price of a property is allocated to land, building, and intangible lease assets and liabilities. The allocation of the purchase price to building is based on management’s estimate of the property’s “as-if” vacant fair value. The “as-if” vacant fair value is determined by using all available information such as the replacement cost of such asset, appraisals, property condition reports, market data and other related information. The allocation of the purchase price to intangible lease assets represents the value associated with the in-place leases, which may include lost rent, leasing commissions, tenant improvements, legal and other related costs. The allocation of the purchase price to above-market lease assets and below-market lease liabilities results from in-place leases being above or below management’s estimate of fair market rental rates at the acquisition date and are measured over a period equal to the remaining term of the lease for above-market leases and the remaining term of the lease, plus the term of any below-market fixed-rate renewal option periods, if applicable, for below-market leases. Intangible lease assets, above-market lease assets, and below-market lease liabilities are collectively referred to as “intangible lease assets and liabilities.”
If any debt is assumed in an acquisition, the difference between the fair value and the face value of debt is recorded as a premium or discount and amortized to interest expense over the life of the debt assumed. No debt was assumed in connection with our 2019 or 2018 acquisitions. Transaction costs associated with the acquisition of a property are capitalized as incurred in an asset acquisition and are allocated to land, building and intangible lease assets on a relative fair value basis. Properties that are probable to be sold are to be designated as “held for sale” on the consolidated balance sheets when certain criteria are met.
The results of operations for acquired properties are included in the consolidated statements of operations from their respective acquisition dates. Intangible lease assets are amortized to real estate-related depreciation and amortization over the remaining lease term. Above-market lease assets are amortized as a reduction in rental revenues over the remaining lease term and below-market lease liabilities are amortized as an increase in rental revenues over the remaining lease term, plus any applicable fixed-rate renewal option periods. We expense any unamortized intangible lease asset or record an adjustment to rental revenue for any unamortized above-market lease asset or below-market lease liability when a tenant terminates a lease before the stated lease expiration date. During the years ended December 31, 2019, 2018 and 2017, we recorded $2.0 million, $0.5 million and $2.1 million, respectively, related to write-offs of unamortized intangible lease assets and liabilities due to early lease terminations.
Land, building, building and land improvements, tenant improvements, lease commissions, and intangible lease assets and liabilities, which are collectively referred to as “real estate assets,” are stated at historical cost less accumulated depreciation and amortization. Costs associated with the development and improvement of our real estate assets are capitalized as incurred. These costs include capitalized interest, insurance, real estate taxes and certain general and administrative expenses if such costs are incremental and identifiable to a specific activity to prepare the real estate asset for its intended use. Costs incurred in making repairs and maintaining real estate assets are expensed as incurred.
Real estate-related depreciation and amortization are computed on a straight-line basis over the estimated useful lives as describe in the following table:

Land	Not depreciated
Building	40 years
Building and land improvements	10-40 years
Tenant improvements	Lesser of useful life or lease term
Lease commissions	Over lease term
Intangible in-place lease assets	Over lease term
Above-market lease assets	Over lease term
Below-market lease liabilities	Over lease term, including below-market fixed-rate renewal options
Real estate assets that are determined to be held and used will be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable, and we will evaluate the recoverability of such real estate assets based on estimated future cash flows and the estimated liquidation value of such real estate assets, and provide for impairment if such undiscounted cash flows are insufficient to recover the carrying amount of the real estate asset. If impaired, the real estate asset will be written down to its estimated fair value. Refer to “Note 3” for detail regarding the non-cash impairment charges recorded during the years ended December 31, 2019, 2018 and 2017.

Debt-Related Investments
Debt-related investments are considered to be held for investment, as we have both the intent and ability to hold these investments until maturity. Accordingly, these assets are carried at cost, net of unamortized loan origination costs and fees, discounts, repayments and unfunded commitments unless such loans or investments are deemed to be impaired.
Cash and Cash Equivalents
Cash and cash equivalents consist of cash on hand and highly liquid investments with original maturities of three months or less, such as money market mutual funds or certificates of deposit. We may have bank balances in excess of federally insured amounts; however, we deposit our cash and cash equivalents with high credit-quality institutions to minimize credit risk.
Restricted Cash
Restricted cash consists primarily of lender and property-related escrow accounts.
Derivative Instruments
We record our derivative instruments at fair value. The accounting for changes in fair value of derivative instruments depends on whether it has been designated and qualifies as a hedge and, if so, the type of hedge. Our interest rate swap derivative instruments are designated as cash flow hedges and are used to hedge exposure to variability in expected future interest payments. The change in the fair value of derivatives designated and that qualify as cash flow hedges is recorded in accumulated other comprehensive income (loss) on the consolidated balance sheets and is subsequently reclassified into earnings as interest expense for the period that the hedged forecasted transaction affects earnings, which is when the interest expense is recognized on the related debt. Our interest rate cap derivative instruments are not designated as hedges and therefore, changes in fair value must be recognized through income. We do not use derivative instruments for trading or speculative purposes.
Deferred Financing Costs
Deferred financing costs include fees and costs incurred to obtain long-term financing, including costs associated with financing obligations. These fees and costs are amortized to interest expense over the expected terms of the related credit facilities. Unamortized deferred financing costs are written off if debt is retired before its expected maturity date. Accumulated amortization of deferred financing costs was approximately $9.1 million and $10.6 million as of December 31, 2019 and 2018, respectively. Our interest expense for the years ended December 31, 2019, 2018 and 2017 included $6.9 million, $4.1 million and $2.8 million, respectively, of amortization of financing costs.
Distribution Fees
Distribution fees are paid monthly. Distribution fees are accrued upon the issuance of Class T, Class S and Class D shares. As of the balance sheet date, we accrue for: (i) the monthly amount payable, and (ii) the estimated amount of distribution fees that we may pay in future periods. The accrued distribution fees are reflected in additional paid-in capital in stockholders’ equity. See “Note 10” for additional information regarding when distribution fees become payable.
Noncontrolling Interests
Due to our control of the Operating Partnership through our sole general partner interest and our limited partner interest, we consolidate the Operating Partnership. The remaining limited partner interests in the Operating Partnership are owned by third-party investors and are presented as noncontrolling interests in the consolidated financial statements. The noncontrolling interests are reported on the consolidated balance sheets within permanent equity, separate from stockholders’ equity.
Revenue Recognition
When a lease is entered into, we first determine if the collectability from the tenant is probable. If the collectability is not probable, we recognize revenue when the payment has been received. If the collectability is determined to be probable, we record rental revenue on a straight-line basis over the full lease term. Certain properties have leases that offer the tenant a period of time where no rent is due or where rent payments change during the term of the lease. Accordingly, we record receivables from tenants for rent that we expect to collect over the remaining lease term rather than currently, which are recorded as a straight-line rent receivable. We evaluate collectability from our tenants on an ongoing basis. If the assessment of collectability changes during the lease term, any difference between the revenue that would have been recognized under the straight-line method and the lease payments that have been collected will be recognized as a current period adjustment to rental revenues. When we acquire a property, the term of each existing lease is considered to commence as of the acquisition date for purposes of this calculation. As of December 31, 2019 and 2018, our straight-line rent and tenant receivables were approximately $25.6 million and $31.6 million, respectively, and our allowance for doubtful accounts was approximately $0.8 million and $0.6 million, respectively. These amounts are included in our other assets on the consolidated balance sheets.
In connection with property acquisitions, we may acquire leases with rental rates above or below estimated market rental rates. Above-market lease assets are amortized as a reduction to rental revenue over the remaining lease term, and below-market lease liabilities are amortized as an increase to rental revenue over the remaining lease term, plus any applicable fixed-rate renewal option periods.
We expense any unamortized intangible lease asset or record an adjustment to rental revenue for any unamortized above-market lease asset or below-market lease liability by reassessing the estimated remaining useful life of such intangible lease asset or liability when it becomes probable a tenant will terminate a lease before the stated lease expiration date.
Upon disposition of a real estate asset, we will evaluate the transaction to determine if control of the asset, as well as other specified criteria, has been transferred to the buyer to determine proper timing of recognizing gains or losses.
Income Taxes
We elected under the Internal Revenue Code of 1986, as amended, to be taxed as a REIT beginning with the tax year ended December 31, 2006. As a REIT, we generally are not subject to federal income taxes on net income we distribute to our stockholders. We intend to make timely distributions sufficient to satisfy the annual distribution requirements. If we fail to qualify as a REIT in any taxable year, we will be subject to federal income tax on our taxable income at regular corporate tax rates. Even if we qualify for taxation as a REIT, we may be subject to certain state and local taxes on our income and property and federal income and excise taxes on our undistributed income.
Net Income (Loss) Per Share
Basic net income (loss) per common share is determined by dividing net income (loss) attributable to common stockholders by the weighted-average number of common shares outstanding during the period. Diluted net income (loss) per common share includes the effects of potentially issuable common stock, but only if dilutive, including the presumed exchange of partnership interest in the Operating Partnership (“OP Units”). See “Note 11” for additional information regarding net income (loss) per share.
Fair Value Measurements
Fair value measurements are determined based on assumptions that market participants would use in pricing of assets or estimating liabilities. Fair value measurements are categorized into one of three levels of the fair value hierarchy based on the lowest level of significant input used. In instances where the determination of the fair value measurement is based on inputs from different levels of the fair value hierarchy, the level in the fair value hierarchy within which the entire fair value measurement falls is based on the lowest level input that is significant to the fair value measurement in its entirety. Our assessment of the significance of a particular input to the fair value measurement in its entirety requires judgment, and considers factors specific to the asset or liability. Considerable judgment and a high degree of subjectivity are involved in developing these estimates. These estimates may differ from the actual amounts that we could realize upon settlement.
The fair value hierarchy is as follows:
Level 1—Quoted (unadjusted) prices in active markets for identical assets or liabilities.
Level 2—Other observable inputs, either directly or indirectly, other than quoted prices included in Level 1, including:

•	Quoted prices for similar assets/liabilities in active markets;

•	Quoted prices for identical or similar assets/liabilities in non-active markets (e.g., few transactions, limited information, non-current prices, high variability over time);

•	Inputs other than quoted prices that are observable for the asset/liability (e.g., interest rates, yield curves, volatilities, default rates); and

•	Inputs that are derived principally from or corroborated by other observable market data.
Level 3—Unobservable inputs that cannot be corroborated by observable market data.

Concentration of Credit Risk
As our revenues predominately consist of rental payments, we are dependent on our tenants for our source of revenues. Concentration of credit risk arises when our source of revenue is highly concentrated from certain of our tenants. As of December 31, 2019, no tenants represented more than 10.0% of our total annualized base rent.
Recently Adopted Accounting Standards
In February 2016, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) No. 2016-02, “Leases (Subtopic 842)” (“ASU 2016-02”), which provides guidance for greater transparency in financial reporting by organizations that lease assets such as real estate, airplanes and manufacturing equipment by requiring such organizations to recognize lease assets and lease liabilities on the balance sheet and disclosing key information about leasing arrangements. Additional guidance and targeted improvements to ASU 2016-02 were made through the issuance of supplemental ASUs. In January 2018, the FASB issued ASU No. 2018-01, “Leases (Subtopic 842): Land Easement Practical Expedient for Transition to Topic 842” (“ASU 2018-01”), which updated ASU 2016-02 to include land easements under the updated guidance, including the option to elect the practical expedient discussed above. In December 2018, the FASB issued ASU No. 2018-20, “Narrow—Scope Improvements for Lessors” (“ASU 2018-20”), which updated 2016-02 by providing the option to elect a practical expedient for lessors to exclude sales and other similar taxes from the transaction price of the contract, allows lessors to exclude from revenue and expense lessor costs paid directly to a third party by lessees, and clarifies lessors’ accounting for variable payments related to both lease and non-lease components.
We adopted ASU 2016-02 and its supplemental ASUs when they became effective for us using the modified retrospective transition approach as of the reporting period beginning January 1, 2019, and we elected the practical expedients available for implementation under the standards. Under the practical expedients election, we were not required to reassess: (i) whether an expired or existing contract met the definition of a lease; (ii) the lease classification at January 1, 2019 for existing leases; and (iii) whether costs previously capitalized as initial direct costs would continue to be amortized. We also adopted the practical expedient that allowed us to not separate tenant reimbursement revenue from rental revenue if certain criteria were met. We assessed the criteria and concluded that the timing and pattern of transfer for rental revenue and the related tenant reimbursement revenue are the same and the lease component, if accounted for separately, would be classified as an operating lease. As such, we account for and presented rental revenue and tenant reimbursement revenue as a single component in the consolidated statements of operations. The adoption of these standards did not have a material effect on our consolidated financial statements.
In July 2019, the FASB issued ASU No. 2019-07, “Codification Updates to SEC Sections” (“ASU 2019-07”), which updates various codification topics by clarifying or improving the disclosure requirements to align with the SEC’s regulations. We adopted this standard immediately upon its issuance. The adoption did not have a material effect on our consolidated financial statements.
Recently Issued Accounting Standards
In June 2016, the FASB issued ASU No. 2016-13, “Financial Instruments—Credit Losses (Topic 326)” (“ASU 2016-13”), which introduces a new model for recognizing credit losses for certain financial instruments, including loans, accounts receivable and debt securities. The new model requires an estimate of expected credit losses over the life of exposure to be recorded through the establishment of an allowance account, which is presented as an offset to the related financial asset. The expected credit loss is recorded upon the initial recognition of the financial asset. In November 2018, the FASB issued ASU No. 2018-19, “Codification Improvements to Topic 326, Financial Instruments—Credit Losses” (“ASU 2018-19”), which clarifies the scope of the guidance in the amendments in ASU 2016-13. Both ASU 2016-13 and ASU 2018-19 will be effective for annual and interim reporting periods beginning after December 15, 2019, with earlier adoption permitted. The guidance will generally be adopted on a modified retrospective basis, with exceptions for certain types of financial assets. We plan on adopting ASU 2016-13 and ASU 2018-19 as of the reporting period beginning on January 1, 2020. We do not expect the adoption to have a significant impact on our consolidated financial statements.

3. INVESTMENTS IN REAL ESTATE PROPERTIES
The following table summarizes our consolidated investments in real estate properties:

	As of December 31,
(in thousands)	2019	2018
Land	$418,037	$421,531
Buildings and improvements	1,375,192	1,271,773
Intangible lease assets	264,121	315,429
Investment in real estate properties	2,057,350	2,008,733
Accumulated depreciation and amortization	(444,718)	(501,621)
Net investment in real estate properties	$1,612,632	$1,507,112
Acquisitions
During the years ended December 31, 2019 and 2018, we acquired 100% of the following properties, all of which were determined to be asset acquisitions:

($ in thousands)	Property Type	Acquisition Date	Total Purchase Price
2019 Acquisitions:
Tri-County Distribution Center	Industrial	2/13/2019	$20,729
Florence Logistics Center	Industrial	5/14/2019	18,629
World Connect Logistics Center	Industrial	9/27/2019	43,971
Tri-County DC II A	Industrial	10/1/2019	9,821
Aurora DC	Industrial	12/13/2019	8,548
The Daley	Multi-family	7/2/2019	95,305
Juno Winter Park	Multi-family	7/9/2019	84,549
Perimeter	Multi-family	12/19/2019	117,170
Total 2019 acquisitions			$398,722
2018 Acquisitions:
Stafford Grove	Industrial	4/9/2018	$37,420
Kaiser	Industrial	12/10/2018	18,678
Total 2018 acquisitions			$56,098
During the years ended December 31, 2019 and 2018, we allocated the purchase price of our acquisitions to land, building and intangible lease assets and liabilities as follows:

	As of December 31,
($ in thousands)	2019	2018
Land	$53,756	$14,680
Building	328,928	36,070
Intangible lease assets	16,480	5,484
Above-market lease assets	265	55
Below-market lease liabilities	(707)	(191)
Total purchase price	$398,722	$56,098
The weighted-average amortization period for the intangible lease assets and liabilities acquired in connection with our acquisitions during the years ended December 31, 2019 and 2018, as of the respective date of each acquisition, were 5.4 years and 5.3 years, respectively.
Dispositions
During the year ended December 31, 2019, we sold five office properties (655 Montgomery, Rialto, Campus Road Office Center, One Park Place, and Austin-Mueller), two retail properties (Holbrook and Brockton Westgate Plaza), and two outparcels for net proceeds of approximately $341.7 million, which is net of the property-related debt repayment described in Note 4. We recorded a net gain on sale of approximately $160.5 million.
During the year ended December 31, 2018, we sold one office property (Joyce Blvd.), two retail properties (CB Square and Brockton Eastway Plaza), one building from a two-building office property (Park Place 3) and two outparcels that were part of a retail property for net proceeds of approximately $77.7 million. We recorded a net gain on sale of approximately $14.1 million.
Intangible Lease Assets and Liabilities
Intangible lease assets and liabilities as of December 31, 2019 and 2018 include the following:

	As of December 31, 2019			As of December 31, 2018
(in thousands)	Gross	Accumulated Amortization	Net	Gross	Accumulated Amortization	Net
Intangible lease assets	$242,704	$(200,623)	$42,081	$282,961	$(238,768)	$44,193
Above-market lease assets	21,417	(20,859)	558	32,468	(31,382)	1,086
Below-market lease liabilities	(80,002)	36,499	(43,503)	(82,060)	34,864	(47,196)
The following table details the estimated net amortization of such intangible lease assets and liabilities, as of December 31, 2019, for the next five years and thereafter:

	As of December 31, 2019
(in thousands)	2020	2021	2022	2023	2024	Thereafter	Total
Intangible lease assets	$11,161	$7,571	$6,103	$4,397	$3,208	$9,641	$42,081
Above-market lease assets	116	81	73	61	46	181	558
Below-market lease liabilities	(3,041)	(2,669)	(2,559)	(2,424)	(2,306)	(30,504)	(43,503)

Rental Revenue and Depreciation and Amortization Expense
The following table summarizes straight-line rent adjustments, amortization recognized as an increase (decrease) to rental revenues from above-and below-market lease assets and liabilities, and real estate-related depreciation and amortization expense:

	For the Year Ended December 31,
(in thousands)	2019	2018	2017
Increase (decrease) to rental revenue:
Straight-line rent adjustments (1)	$7,776	$14,508	$1,855
Above-market lease amortization	(792)	(1,096)	(2,392)
Below-market lease amortization	4,042	4,808	5,395
Real estate-related depreciation and amortization:
Depreciation expense	$40,824	$38,091	$39,212
Intangible lease asset amortization	16,518	19,775	28,858

(1)
The straight-line rent adjustment amount for the years ended December 31, 2019 and 2018 includes $6.1 million and $10.1 million, respectively, related to early lease termination payments that are being recognized to rental revenues on a straight-line basis over the remaining term of the respective lease.

Future Minimum Rentals
Future minimum base rental payments, which equal the cash basis of monthly contractual rent, owed to us from our commercial tenants under the terms of non-cancelable operating and ground leases in effect as of December 31, 2019 and December 31, 2018, excluding rental revenues from the potential renewal or replacement of existing leases, were as follows for the next five years and thereafter:

	As of December 31,
(in thousands)	2019	2018
Year 1	$112,685	$133,999
Year 2	104,968	116,145
Year 3	86,934	104,997
Year 4	71,983	88,136
Year 5	54,446	74,661
Thereafter	177,566	323,040
Total	$608,582	$840,978
Leases for our multi-family tenants are generally 12 months or less and are therefore excluded from the table above.
Real Estate Property Impairment
During the year ended December 31, 2019, we recorded an incremental impairment of $0.1 million due to additional costs incurred which related to the retail property located in the Holbrook, Massachusetts market that had been previously impaired during 2018, which is described below.
During the year ended December 31, 2018, we recorded a $1.2 million non-cash impairment charge related to a consolidated retail property located in the Greater Boston market. Prior to the disposition, we reevaluated the fair value of the property and determined that the net book value of the property exceeded the respective contract sales price less costs to sell the property, resulting in the impairment. The property was disposed of in December 2018. Also during the year ended December 31, 2018, we recorded a total of $13.4 million of non-cash impairment charges related to two retail properties, one located in the Jacksonville, Florida market, which was disposed of in October 2018, and one located in the Holbrook, Massachusetts market, which was disposed of in August 2019. The impairment was a result of shortened hold periods based on the consideration of potential disposition options for these properties. Both ultimately resulted in the reduction of our estimated future cash flows below our net book value.
During the year ended December 31, 2017, we recorded a $1.1 million non-cash impairment charge related to a consolidated retail property located in the Greater Boston market. Prior to the disposition, we reevaluated the fair value of the property and determined that the net book value of the property exceeded the respective contract sales price less costs to sell the property, resulting in the impairment. The property was disposed of in May 2017.
We have determined that our impairments are non-recurring fair value measurements that fall within Level 3 of the fair value hierarchy. See “Note 2” for further discussion of the fair value hierarchy.

4. DEBT
Our debt is currently comprised of borrowings under our line of credit, term loans and mortgage notes. Borrowings under our non-recourse mortgage notes are secured by mortgages or deeds of trust and related assignments and security interests in collateralized and certain cross-collateralized properties, which are generally owned by single purpose entities. Three of our mortgage notes are currently partial recourse to us, for which we provide the following limited guaranties: $4.1 million, $2.0 million, and $0.3 million that are each guaranteed until we meet certain lender-specified thresholds at the respective collateralized property. Other than these limited guarantees, the assets and credit of each of our consolidated properties pledged as collateral for our mortgage notes are not available to satisfy our debt and obligations, unless we first satisfy the mortgages note payable on the respective underlying properties. A summary of our debt is as follows:

	Weighted-Average Effective Interest Rate as of			Balance as of
($ in thousands)	December 31, 2019	December 31, 2018	Maturity Date	December 31, 2019	December 31, 2018
Line of credit (1)	3.16%	4.05%	January 2023	$—	$131,000
Term loan (2)	3.04%	3.52%	January 2024	325,000	275,000
Term loan (3)	3.29%	3.79%	February 2022	200,000	200,000
Fixed-rate mortgage notes (4)	3.52%	3.57%	September 2021 - December 2029	200,857	173,932
Floating-rate mortgage notes (5)	4.01%	4.97%	January 2020	127,000	225,600
Total principal amount / weighted-average (6)	3.36%	3.98%		$852,857	$1,005,532
Less: unamortized debt issuance costs				$(6,535)	$(4,627)
Add: mark-to-market adjustment on assumed debt				245	393
Total debt, net				$846,567	$1,001,298

Gross book value of properties encumbered by debt				$535,196	$598,978

(1)
The effective interest rate is calculated based on the London Interbank Offered Rate (“LIBOR”), plus a margin ranging from 1.30% to 2.10%, depending on our consolidated leverage ratio. As of December 31, 2019, the unused and available portions under the line of credit were approximately $450.0 million and $246.0 million, respectively. The line of credit is available for general business purposes including, but not limited to, refinancing of existing indebtedness and financing the acquisition of permitted investments, including commercial properties.

(2)
The effective interest rate is calculated based on LIBOR, plus a margin ranging from 1.25% to 2.05%, depending on our consolidated leverage ratio. Total commitments for this term loan are $325.0 million. There are no amounts unused or available under this term loan as of December 31, 2019. The weighted-average interest rate is the all-in interest rate, including the effects of interest rate swap agreements relating to approximately $150.0 million in borrowings under this term loan.

(3)
The effective interest rate is calculated based on LIBOR, plus a margin ranging from 1.25% to 2.05%, depending on our consolidated leverage ratio. Total commitments for this term loan are $200.0 million. There are no amounts unused or available under this term loan as of December 31, 2019. The weighted-average interest rate is the all-in interest rate and is fixed through interest swap agreements.

(4)
The amount outstanding as of December 31, 2019 includes a $51.0 million floating-rate mortgage note that is subject to an interest rate spread of 1.65% over one-month LIBOR, which we have effectively fixed using an interest rate swap at 2.85% until the designated cash flow hedge expires in July 2021. This mortgage note matures in August 2023.

(5)
The effective interest rate is calculated based on LIBOR plus a margin. In conjunction with the disposition of 655 Montgomery in May 2019, we repaid approximately $98.6 million of property-level loans that would have matured in September 2020. As of December 31, 2019 and 2018, our floating-rate mortgage notes were subject to a weighted-average interest rate spread of 2.25% and 2.47%, respectively. Amount includes a mortgage note originally scheduled to expire in January 2020. Subsequent to December 31, 2019, we exercised one of the one-year extension options extending maturity to January 2021. The mortgage note may still be extended an additional one year, subject to certain conditions.

(6)	The weighted-average remaining term of our borrowings was approximately 3.4 years as of December 31, 2019, excluding the impact of certain extension options.

As of December 31, 2019, the principal payments due on our debt during each of the next five years and thereafter were as follows:

(in thousands)	Line of Credit	Term Loans	Mortgage Notes (1)	Total
2020	$—	$—	$129,766	$129,766
2021	—	—	11,627	11,627
2022 (2)	—	200,000	2,478	202,478
2023 (3)	—	—	48,484	48,484
2024	—	325,000	1,844	326,844
Thereafter	—	—	133,658	133,658
Total principal payments	$—	$525,000	$327,857	$852,857

(1)
Includes a $127.0 million floating-rate mortgage note originally scheduled to expire in January 2020. Subsequent to December 31, 2019, we exercised one of the one-year extension options extending the maturity to January 2021. The mortgage note may still be extended an additional one year, subject to certain conditions.

(2)	The term of this term loan may be extended pursuant to two one-year extension options, subject to certain conditions.

(3)	The term of the line of credit may be extended pursuant to two six-month extension options, subject to certain conditions.
LIBOR is expected to be discontinued after 2021. As of December 31, 2019, our line of credit, term loans and a $51.0 million mortgage note are our only indebtedness with initial maturity dates beyond 2021 that have exposure to LIBOR. The agreements governing the line of credit, term loans and mortgage note provide procedures for determining a replacement or alternative base rate in the event that LIBOR is discontinued. However, there can be no assurances as to whether such replacement or alternative base rate will be more or less favorable than LIBOR. We intend to monitor the developments with respect to the potential phasing out of LIBOR after 2021 and work with our lenders to seek to ensure any transition away from LIBOR will have minimal impact on our financial condition, but can provide no assurances regarding the impact of the discontinuation of LIBOR.
Debt Covenants
Our line of credit, term loans and mortgage note agreements contain various property-level covenants, including customary affirmative and negative covenants. In addition, the line of credit and term loan agreements contain certain corporate-level financial covenants, including leverage ratio, fixed charge coverage ratio, and tangible net worth thresholds. We were in compliance with our debt covenants as of December 31, 2019.
Derivative Instruments
To manage interest rate risk for certain of our variable-rate debt, we use interest rate derivative instruments as part of our risk management strategy. These derivatives are designed to mitigate the risk of future interest rate increases by either providing a fixed interest rate or capping the variable interest rate for a limited, pre-determined period of time. Interest rate swaps designated as cash flow hedges involve the receipt of variable-rate amounts from a counterparty in exchange for us making fixed-rate payments over the life of the interest rate swap agreements without exchange of the underlying notional amount. Interest rate caps involve the receipt of variable amounts from a counterparty at the end of each period in which the interest rate exceeds the agreed fixed price. Interest rate caps are not designated as hedges. Certain of our variable-rate borrowings are not hedged, and therefore, to an extent, we have on-going exposure to interest rate movements.
During the next 12 months, we estimate that approximately $2.7 million will be reclassified as an increase to interest expense related to active effective hedges of existing floating-rate debt, and we estimate that approximately $0.1 million will be reclassified as an increase to interest expense related to terminated hedges where the likelihood of the originally hedged interest payments remains probable.

The following table summarizes the location and fair value of our derivative instruments on our consolidated balance sheets:

			Fair Value
($ in thousands)	Number of Contracts	Notional Amount	Other Assets	Other Liabilities
December 31, 2019
Interest rate swaps (1)	14	$601,005	$288	$13,308
Interest rate caps	1	146,600	—	—
Total derivative instruments	15	$747,605	$288	$13,308
December 31, 2018
Interest rate swaps (1)	15	$634,565	$6,692	$3,220
Interest rate caps	4	338,450	25	—
Total derivative instruments	19	$973,015	$6,717	$3,220

(1)
Includes four interest rate swaps with a combined notional amount of $200.0 million that became effective in January 2020 and three interest rate swaps with a combined notional of $150.0 million that expired in January 2020.

The following table presents the effect of our derivative instruments on our consolidated financial statements:

	For the Year Ended December 31,
(in thousands)	2019	2018	2017
Derivative instruments designated as cash flow hedges:
(Loss) gain recognized in AOCI	$(13,341)	$317	$1,509
(Gain) loss reclassified from AOCI into interest expense	(1,600)	986	4,828
Gain reclassified from AOCI due to hedged transactions becoming probable of not occurring	(1,374)	—	—
Total interest expense presented in the consolidated statements of operations in which the effects of cash flow hedges are recorded	48,170	48,358	42,305
Derivative instruments not designated as cash flow hedges:
(Loss) gain recognized in income	$(25)	$49	$(119)

5. DST PROGRAM
We have a program to raise capital through private placement offerings by selling beneficial interests in specific Delaware statutory trusts holding real properties (the “DST Program”). Under the DST Program, each private placement offers interests in one or more real properties placed into one or more Delaware statutory trust(s) by the Operating Partnership or its affiliates (“DST Properties”). DST Properties may be sourced from properties currently indirectly owned by the Operating Partnership or newly acquired properties. The underlying interests of real properties sold to investors pursuant to such private placements are leased-back by an indirect wholly owned subsidiary of the Operating Partnership on a long-term basis. These master lease agreements are fully guaranteed by the Operating Partnership. Additionally, the Operating Partnership retains a fair market value purchase option giving it the right, but not the obligation, to acquire the interests in the Delaware statutory trusts from the investors at a later time in exchange for OP Units.
Under the master lease, we are responsible for subleasing the property to occupying tenants and all underlying costs associated with operating the property, and are responsible for paying rent to the Delaware statutory trust that owns such property. As such, for financial reporting purposes (and not for income tax purposes), the DST Properties are included in our consolidated financial statements, with the master lease rent payment obligations taking the place of the cost of equity and debt capital. Accordingly, for financial reporting purposes, the rental revenues and rental expenses associated with the underlying property of each master lease are included in the respective line item on the consolidated statements of operations. Consistent with the foregoing, rental payments made to the Delaware statutory trusts pursuant to the master lease agreements are accounted for using the interest method whereby a portion is accounted for as interest expense and a portion is accounted for as an accretion or amortization of the outstanding principal balance of the financing obligations. The net amount we receive from the underlying properties subject to the master lease may be more or less than the amount we pay to the investors of the DST Program and could fluctuate over time.

Consistent with the financial reporting position described herein, the proceeds from each private placement under the DST Program are accounted for as a financing obligation on the consolidated balance sheets due to the fact that we have an option (which may or may not be exercised) to purchase the interests in the Delaware statutory trusts and thereby acquire the real property owned by the Delaware statutory trusts. Consistent with the financial reporting position described herein, upfront costs incurred for services provided by Black Creek Diversified Property Advisors LLC (the “Advisor”) and its affiliates related to the DST Program are accounted for as deferred loan costs and are netted against the financing obligation.
In order to facilitate additional capital raise through the DST Program, we may offer loans (“DST Program Loans”) to finance a portion of the sale of beneficial interests (the “DST Interests”) in the trusts holding DST Properties to potential investors. As of December 31, 2019, we have made approximately $19.4 million in DST Program Loans to partially finance the sale of DST Interests in the DST Program. DST Program Loans are evidenced by promissory notes from the investor and are secured by the investor’s DST Interests based on commercially reasonable terms. DST Program Loans bear interest at market rates that may be fixed or based on LIBOR and are non-recourse to the investor (except for certain non-recourse carve-outs). Accordingly, we include our investments in DST Program Loans separately on our consolidated balance sheets in the “DST Program loans” line item and we include income earned from DST Program Loans in “other income” on our statements of operations. We do not have a significant credit concentration with any individual purchaser as a result of DST Program Loans.
During the years ended December 31, 2019, 2018 and 2017, we sold approximately $212.7 million, $43.2 million and $9.6 million, respectively, in interests related to the DST Program.
During the years ended December 31, 2019, 2018 and 2017, we incurred rent obligations of approximately $7.0 million, $1.1 million and $0.3 million, respectively, under our master lease agreements with the investors who have participated in the DST Program.
Refer to “Note 10” for detail relating to the fees paid to the Advisor and its affiliates for raising capital through the DST Program.

6. FAIR VALUE
We estimate the fair value of our financial instruments using available market information and valuation methodologies we believe to be appropriate for these purposes. Considerable judgment and a high degree of subjectivity are involved in developing these estimates and, accordingly, they are not necessarily indicative of the amounts that we would realize upon disposition.
Fair Value Measurements on a Recurring Basis
The following table presents our financial instruments measured at fair value on a recurring basis:

(in thousands)	Level 1	Level 2	Level 3	Total Fair Value
December 31, 2019
Assets:
Derivative instruments	$—	$288	$—	$288
Total assets measured at fair value	$—	$288	$—	$288
Liabilities:
Derivative instruments	$—	$13,308	$—	$13,308
Total liabilities measured at fair value	$—	$13,308	$—	$13,308
December 31, 2018
Assets:
Derivative instruments	$—	$6,717	$—	$6,717
Total assets measured at fair value	$—	$6,717	$—	$6,717
Liabilities:
Derivative instruments	$—	$3,220	$—	$3,220
Total liabilities measured at fair value	$—	$3,220	$—	$3,220

The following methods and assumptions were used to estimate the fair value of each class of financial instrument:
Derivative Instruments. The derivative instruments are interest rate swaps and interest rate caps whose fair value is estimated using market-standard valuation models. Such models involve using market-based observable inputs, including interest rate curves. We incorporate credit valuation adjustments to appropriately reflect both our nonperformance risk and respective counterparty’s nonperformance risk in the fair value measurements, which we have concluded are not material to the valuation. Due to these derivative instruments being unique and not actively traded, the fair value is classified as Level 2. See “Note 4” above for further discussion of our derivative instruments.
Nonrecurring Fair Value Measurements
As of December 31, 2019 and 2018, the fair values of cash and cash equivalents, tenant receivables, due from/to affiliates, accounts payable and accrued liabilities, and distributions payable approximate their carrying values because of the short-term nature of these instruments. The table below includes fair values for certain of our financial instruments for which it is practicable to estimate fair value. The carrying values and fair values of these financial instruments were as follows:

	As of December 31, 2019		As of December 31, 2018
(in thousands)	Carrying Value (1)	Fair Value	Carrying Value (1)	Fair Value
Assets:
Debt-related investments	$2,578	$2,604	$10,682	$10,709
DST Program loans	19,404	19,404	660	660
Liabilities:
Line of credit	$—	$—	$131,000	$131,000
Term loans	525,000	525,000	475,000	475,000
Mortgage notes	327,857	326,447	399,532	398,117

(1)	The carrying amount reflects the principal amount outstanding.

7. INCOME TAXES
We have concluded that there was no impact related to uncertain tax positions from our results of operations for the years ended December 31, 2019, 2018 and 2017. We had a gross deferred tax asset of approximately $5.3 million and $3.9 million as of December 31, 2019 and 2018, respectively, which is offset by a full valuation allowance. The U.S. is the major tax jurisdiction for us and the earliest tax year subject to examination by the taxing authority is 2016.

Distributions
Distributions to stockholders are characterized for federal income tax purposes as: (i) ordinary income; (ii) non-taxable return of capital; or (iii) long-term capital gain. Distributions that exceed our current and accumulated tax earnings and profits constitute a return of capital and reduce the stockholders’ basis in the common shares. To the extent that a distribution exceeds both current and accumulated earnings and profits and the stockholders’ basis in the common shares, the distributions will generally be treated as a gain from the sale or exchange of such stockholders’ common shares. Under the new tax laws effective January 1, 2018, all distributions (other than distributions designated as capital gain distributions and distributions traceable to distributions from a taxable REIT subsidiary) which are received by a pass-through entity or an individual, are eligible for a 20% deduction from gross income. This eligibility for a 20% deduction will expire as of 2025. At the beginning of each year, we notify our stockholders of the taxability of the distributions paid during the preceding year. In any given year, the overall taxability of distributions could be higher or lower than the preceding year.
The following unaudited table summarizes the annual information reported to investors regarding the taxability of distributions on common stock, as a percentage of total distributions, for the years ended December 31, 2019, 2018 and 2017. This information assumes that an investor owned shares of our common stock for the full 2019 calendar year.

	For the Year Ended December 31,
	2019	2018	2017
Ordinary income (1)	22.78%	42.22%	50.01%
Non-taxable return of capital	61.01	57.78	—
Capital gain (2)	16.21	—	49.99
Total distributions	100.00%	100.00%	100.00%

(1)	Our overall taxability decreased in 2019 as compared to 2018 primarily due to reduced taxable income from operations.

(2)
Capital gain taxability increased in 2019 due to increased disposition activity in 2019. Notwithstanding, DPF utilized 1031 tax deferred exchanges in relation to certain dispositions in order to defer capital gains treatment.

8. STOCKHOLDERS' EQUITY
Public Offering
As a net asset value (“NAV”)-based perpetual life REIT, we intend to conduct ongoing public primary offerings of our common stock on a perpetual basis. We also intend to conduct an ongoing distribution reinvestment plan offering for our stockholders to reinvest distributions in our shares. From time to time, we intend to file new registration statements on Form S-11 with the SEC to register additional shares of common stock so that we may continuously offer shares of common stock pursuant to Rule 415 under the Securities Act of 1933, as amended.
Currently, we have the following registration statements effective with the SEC:

•
A public offering of up to $3.0 billion in Class T, Class S, Class D and Class I shares of common stock, consisting of up to $2.5 billion offered in our primary offering and up to $500.0 million offered under our distribution reinvestment plan. We may reallocate amounts between the primary offering and distribution reinvestment plan. As of December 31, 2019, $2.8 billion remained unsold under this registration statement.

•	A public offering of Class E shares under our distribution reinvestment plan. As of December 31, 2019, $103.5 million remained unsold under this registration statement.
The Class T, Class S, Class D, Class I and Class E shares, all of which are collectively referred to herein as shares of common stock, generally have identical rights and privileges, including identical voting rights, but have differing fees that are payable on a class-specific basis. While gross distributions are the same for all share classes, the payment of class-specific fees results in different amounts of net distributions being paid with respect to each class of shares.

A summary of our public offerings (including shares sold through the primary offering and distribution reinvestment plan (“DRIP”)) for the year ended December 31, 2019, is as follows:

(in thousands)	Class T	Class S	Class D	Class I	Class E	Total
Amount of gross proceeds raised:
Primary offering	$28,000	$81,660	$7,712	$54,937	$—	$172,309
DRIP	648	2,691	590	7,863	8,803	20,595
Total offering	$28,648	$84,351	$8,302	$62,800	$8,803	$192,904
Number of shares sold:
Primary offering	3,298	10,926	1,050	7,881	—	23,155
DRIP	88	366	80	1,069	1,197	2,800
Total offering	3,386	11,292	1,130	8,950	1,197	25,955
Common Stock
The following table describes the changes in each class of common shares during each of the years ended December 31, 2019, 2018 and 2017:

(in thousands)	Class T Shares (1)	Class S Shares (1)	Class D Shares (1)	Class I Shares (1)	Class E Shares (1)	Total Shares (1)
Balance as of December 31, 2016	2,001	N/A	2,271	34,039	112,325	150,636
Issuance of common stock:
Primary shares	134	64	267	2,181	—	2,646
Distribution reinvestment plan	63	—	73	1,036	1,934	3,106
Share-based compensation	—	—	—	(99)	—	(99)
Redemptions of common stock	(136)	—	(101)	(3,022)	(20,564)	(23,823)
Balance as of December 31, 2017	2,062	64	2,510	34,135	93,695	132,466
Issuance of common stock:
Primary shares	878	10,414	531	6,865	—	18,688
Distribution reinvestment plan	64	81	68	941	1,385	2,539
Share-based compensation	—	—	—	42	—	42
Redemptions of common stock	(221)	(43)	(331)	(4,598)	(17,690)	(22,883)
Balance as of December 31, 2018	2,783	10,516	2,778	37,385	77,390	130,852
Issuance of common stock:
Primary shares	3,298	10,926	1,050	7,881	—	23,155
Distribution reinvestment plan	88	366	80	1,069	1,197	2,800
Share-based compensation	—	—	—	86	—	86
Redemptions of common stock	(317)	(1,215)	(409)	(2,689)	(11,783)	(16,413)
Balance as of December 31, 2019	5,852	20,593	3,499	43,732	66,804	140,480

(1)
On September 1, 2017, we amended our charter and restructured our outstanding share classes as part of a broader restructuring. As part of the restructuring, we, among other things, changed our outstanding unclassified shares of common stock (which, since 2012, we referred to as “Class E” shares ) to a new formally designated class of Class E shares; changed our outstanding Class A, Class W and Class I shares of common stock to Class T, Class D and a new version of Class I shares of common stock, respectively; and created a new class of common stock called Class S shares.   When we refer to our share classes in this table with respect to dates prior to September 1, 2017, we are referring to our shares under our prior share structure, and when we refer to our share classes in this table with respect to dates on or after September 1, 2017, we are referring to our shares under our new share structure.

Distributions
Prior to the third quarter of 2017, distributions were paid on a quarterly basis and were calculated for each day the stockholder had been a stockholder of record during such quarter. Beginning with the third quarter of 2017, cash distributions have been paid on a monthly basis and are calculated as of monthly record dates. Cash distributions for stockholders who had elected to participate in our distribution reinvestment plan were reinvested into shares of the same class of our common stock as the shares to which the distributions relate.
The following table summarizes our distribution activity (including distributions to noncontrolling interests and distributions reinvested in shares of our common stock) for the periods below:

	Amount
(in thousands, except per share data)	Declared per Common Share (1)	Common Stock Distributions Paid in Cash	Other Cash Distributions (2)	Reinvested in Shares	Total Distributions
2019
March 31	$0.09375	$7,198	$1,244	$4,997	$13,439
June 30	0.09375	7,303	1,312	5,180	13,795
September 30	0.09375	7,302	1,351	5,270	13,923
December 31	0.09375	7,412	1,396	5,294	14,102
Total	$0.37500	$29,215	$5,303	$20,741	$55,259
2018
March 31	$0.09375	$7,240	$1,127	$4,789	$13,156
June 30	0.09375	7,137	1,221	4,710	13,068
September 30	0.09375	7,157	1,174	4,738	13,069
December 31	0.09375	7,180	1,202	4,814	13,196
Total	$0.37500	$28,714	$4,724	$19,051	$52,489

(1)	Amount reflects the total quarterly distribution rate, subject to adjustment for class-specific fees.

(2)
Includes other cash distributions consisting of: (i) distributions paid to holders of OP Units in the Operating Partnership; (ii) regular distributions made to our former joint venture partners; and (iii) ongoing distribution fees paid to Black Creek Capital Markets, LLC (the “Dealer Manager”) with respect to certain classes of our shares. See “Note 10” for further detail regarding the current and historical ongoing distribution fees.

Redemptions and Repurchases
Below is a summary of redemptions and repurchases pursuant to our share redemption program for the years ended December 31, 2019, 2018 and 2017. Also included in the summary below is the impact of stock repurchases pursuant to our two self-tender offers. Our board of directors may modify, suspend or terminate our current share redemption programs if it deems such action to be in the best interest of our stockholders.

	For the Year Ended December 31,
(in thousands, except for per share data)	2019	2018	2017
Number of shares requested for redemption or repurchase	16,413	22,883	23,823
Number of shares redeemed or repurchased	16,413	22,883	23,823
% of shares requested that were redeemed or repurchased	100.0%	100.0%	100.0%
Average redemption or repurchase price per share	$7.35	$7.47	$7.48
9. NONCONTROLLING INTERESTS
OP Units
As of December 31, 2019 and 2018, the Operating Partnership had issued OP Units to third-party investors, representing 6.8% and 7.4%, respectively, of limited partnership interests. Currently, all of the third-party investors own Class E OP Units, but we may in the future cause the Operating Partnership to issue Class T, Class S, Class D or Class I OP Units to third-party investors.

The following table summarizes the number of OP Units issued and outstanding to third-party investors:

	As of December 31,
(in thousands)	2019	2018
Number of OP Units issued and outstanding to third-party investors	10,286	10,482
Estimated maximum redemption value (unaudited)	$77,080	$77,962
Subject to certain restrictions and limitations, the holders of OP Units may redeem all or a portion of their OP Units for either: shares of the equivalent class of common stock, cash or a combination of both. If we elect to redeem OP Units for shares of our common stock, we will generally deliver one share of our common stock for each such OP Unit redeemed (subject to any redemption fees withheld), and such shares may, subsequently, only be redeemed for cash in accordance with the terms of our share redemption program. If we elect to redeem OP Units for cash, the cash delivered will equal the then-current NAV per unit of the applicable class of OP Units (subject to any redemption fees withheld), which will equal the then-current NAV per share of our corresponding class of shares. The following table summarizes the number of OP Units redeemed during the years presented below:

	For the Year Ended December 31,
(in thousands)	2019	2018	2017
Number of OP Units redeemed	196	810	756
Aggregate amount of OP Units redeemed	$1,438	$6,059	$5,643
The Operating Partnership’s net income and loss will generally be allocated to the general partner and the limited partners in accordance with the respective percentage interest in the OP Units issued by the Operating Partnership.
10. RELATED PARTY TRANSACTIONS
We rely on the Advisor, a related party, to manage our day-to-day activities and to implement our investment strategy pursuant to the terms of the amended and restated advisory agreement, effective as of May 1, 2019, by and among us, the Operating Partnership and the Advisor (the “Advisory Agreement”). The current term of the Advisory Agreement ends April 30, 2020, subject to renewals by our board of directors for an unlimited number of successive one-year periods. The Dealer Manager provides dealer manager services in connection with our public offerings pursuant to the terms of the third amended and restated dealer manager agreement, effective September 1, 2017 (the “Dealer Manager Agreement”) by and among us, the Advisor and the Dealer Manager. Black Creek Diversified Property Advisors Group LLC (the “Sponsor”), which owns the Advisor, is presently directly or indirectly majority owned by the estate of John A. Blumberg, James R. Mulvihill and Evan H. Zucker and/or their affiliates, and the Sponsor and the Advisor are jointly controlled by the estate of Mr. Blumberg, Mr. Mulvihill and Mr. Zucker and/or their affiliates. The Dealer Manager is presently directly or indirectly majority owned, controlled and/or managed by the estate of Mr. Blumberg, Mr. Mulvihill and/or Mr. Zucker and/or their affiliates. The Advisor and the Dealer Manager receive compensation from us in the form of fees and expense reimbursements for certain services relating to our public offerings and for the investment and management of our assets and our other activities and operations.
Advisory Agreement, Dealer Manager Agreement and Operating Partnership Agreement
The following is a description of the fees and expense reimbursements payable to the Advisor and the Dealer Manager. This summary does not purport to be a complete summary of the Advisory Agreement; the Dealer Manager Agreement; and the limited partnership agreement of the Operating Partnership (the “Operating Partnership Agreement”), and is qualified in its entirety by reference to such agreements, which are incorporated by reference as exhibits to this Annual Report on Form 10-K.
Selling Commissions, Dealer Manager Fees and Distribution Fees. We pay the Dealer Manager upfront selling commissions with respect to Class T and Class S shares sold in the primary offering and dealer manager fees with respect to Class T shares sold in the primary offering. The upfront selling commissions and dealer manager fees are calculated as a percentage of the transaction price (generally equal to the most recent monthly NAV per share) at the time of purchase of such shares. All or a portion of the upfront selling commissions and dealer manager fees will be retained by, or reallowed to, participating broker dealers. In addition, the Dealer Manager is entitled to receive ongoing distribution fees based on the NAV of all outstanding Class T, Class S and Class D shares, including shares issued under our distribution reinvestment plan. The distribution fees will be payable monthly in arrears and will be paid on a continuous basis from year to year. The Dealer Manager will reallow all or a portion of the distribution fees to participating broker dealers and broker dealers servicing accounts of investors who own Class T, Class S, and/or Class D shares. The following table details the selling commissions, dealer manager fees and distribution fees applicable for each share class.

	Class T	Class S	Class D	Class I
Selling commissions (as % of transaction price)	up to 3.00%	up to 3.50%	—%	—%
Dealer manager fees (as % of transaction price)	0.50%	—%	—%	—%
Distribution fees (as % of NAV per annum)	0.85%	0.85%	0.25%	—%
We will cease paying the distribution fees with respect to individual Class T, Class S and Class D shares when they are no longer outstanding, including as a result of a conversion to Class I shares. Each Class T, Class S or Class D share held within a stockholder’s account shall automatically and without any action on the part of the holder thereof convert into a number of Class I shares at the applicable conversion rate on the earliest of: (i) a listing of any shares of our common stock on a national securities exchange; (ii) our merger or consolidation with or into another entity, or the sale or other disposition of all or substantially all of our assets; and (iii) the end of the month in which the Dealer Manager, in conjunction with our transfer agent, determines that the total upfront selling commissions, upfront dealer manager fees and ongoing distribution fees paid with respect to all shares of such class held by such stockholder within such account (including shares purchased through the distribution reinvestment plan or received as stock dividends) equals or exceeds 8.75% (or a lower limit set forth in any applicable agreement between the Dealer Manager and a participating broker dealer, provided that the Dealer Manager advises our transfer agent of the lower limit in writing) of the aggregate purchase price of all shares of such class held by such stockholder within such account and purchased in a primary offering.
Additional Underwriting Compensation and Primary Dealer Fee. We pay directly, or reimburse the Advisor and the Dealer Manager if they pay on our behalf, certain additional items of underwriting compensation, including legal fees of the Dealer Manager, costs reimbursement for registered representatives of participating broker-dealers to attend educational conferences sponsored by us or the Dealer Manager, attendance fees for registered persons associated with the Dealer Manager to attend seminars conducted by participating broker-dealers, and promotional items. In addition to this additional underwriting compensation, the Advisor may also pay the Dealer Manager additional amounts to fund certain of the Dealer Manager’s costs and expenses related to the distribution of our public offering, which will not be reimbursed by us. Also, the Dealer Manager may pay supplemental fees or commissions to participating broker-dealers and servicing broker-dealers with respect to Class I shares sold in the primary offering, which will not be reimbursed by us. Through June 30, 2017, we paid to the Dealer Manager primary dealer fees in the amount of 5.0% of the gross proceeds raised from certain sales of Class I shares in the primary offering. We currently do not intend to pay additional primary dealer fees in our public offerings.
Organization and Offering Expense Reimbursement. We pay directly or reimburse the Advisor and the Dealer Manager if they pay on our behalf, any issuer organization and offering expenses (meaning organization and offering expenses other than underwriting compensation) as and when incurred. After the termination of the primary offering and again after termination of the offering under our distribution reinvestment plan, the Advisor has agreed to reimburse us to the extent that total cumulative organization and offering expenses (including underwriting compensation) that we incur exceed 15% of our gross proceeds from the applicable offering.
Advisory Fee and Operating Expense Reimbursement. The advisory fee consists of a fixed component and a performance component. The fixed component of the advisory fee includes a fee that will be paid monthly to the Advisor for asset management services provided to on our behalf. The following table details the fixed component of the advisory fee:

Fixed Component
% of applicable monthly NAV per Fund Interest (as defined below) x the weighted-average number of Fund Interests for such month (per annum)	1.10%
% of consideration received by us or our affiliates for selling interests in DST Properties (as defined in “Note 5”) to third-party investors, net of up-front fees and expense reimbursements payable out of gross sale proceeds from the sale of such interests	1.10%
The performance component of the advisory fee is a performance-based amount that will be paid to the Advisor. This amount is calculated on the basis of the overall investment return provided to holders of Fund Interests (i.e., our outstanding shares and OP Units held by third-party investors) in any calendar year such that the Advisor will receive the lesser of (1) 12.5% of (a) the annual total return amount less (b) any loss carryforward, and (2) the amount equal to (x) the annual total return amount, less (y) any loss carryforward, less (z) the amount needed to achieve an annual total return amount equal to 5% of the NAV per Fund Interest at the beginning of such year (the “Hurdle Amount”). The foregoing calculations are calculated on a per Fund Interest basis and multiplied by the weighted-average Fund Interests outstanding during the year. In no event will the performance component of the advisory fee be less than zero. Accordingly, if the annual total return amount exceeds the Hurdle Amount plus the amount of any loss carryforward, then the Advisor will earn a performance component equal to 100% of such excess, but limited to 12.5% of the annual total return amount that is in excess of the loss carryforward. The “annual total return amount” referred to above means all distributions paid or accrued per Fund Interest plus any change in NAV per Fund Interest since the end of the prior calendar year, adjusted to exclude the negative impact on annual total return resulting from our payment or obligation to pay, or distribute, as applicable, the performance component of the advisory fee as well as ongoing distribution fees (i.e., our ongoing class-specific fees).The “loss carryforward” referred to above will track any negative annual total return amounts from prior years and offset the positive annual total return amount for purposes of the calculation of the performance component of the advisory fee. The loss carryforward is zero as of December 31, 2019. Additionally, the Advisor will provide us with a waiver of a portion of its fees generally equal to the amount of the performance component that would have been payable with respect to the Class E shares and the Series 1 Class E OP Units held by third parties until the NAV of such shares or units exceeds $10.00 a share or unit, the benefit of which will be shared among all holders of Fund Interests. As of December 31, 2019, all of the Class E OP Units issued and outstanding to third-party investors are Series 1 Class E OP Units. Refer to “Note 9” for detail regarding the Class E OP Units.
On January 1, 2019, we, our Operating Partnership, and the Advisor amended the advisory agreement and limited partnership agreement of the Operating Partnership. The Operating Partnership also issued to Black Creek Diversified Property Advisors Group LLC (“BCDPAG”), for $1,000 in consideration, 100 partnership units in the Operating Partnership constituting a separate series of partnership interests with special distribution rights, or the “Special Units.”
These agreements were amended, and the Special Units were issued, so that, at the election of BCDPAG, the performance component of the advisory fee previously payable to the Advisor may be paid instead to BCDPAG as a performance participation allocation with respect to the Special Units. If BCDPAG does not elect on or before the first day of a calendar year to have the performance component of the advisory fee paid as a fee to the Advisor, then it will be paid as a distribution on the performance participation interest to BCDPAG, as the holder of the Special Units. In such case, the performance component of the advisory fee will be payable in cash or Class I OP Units, at the election of BCDPAG. If BCDPAG elects to receive such distributions in Class I OP Units, the number of Class I OP Units to be issued to BCDPAG will be determined by dividing an amount equal to the value of the performance component of the advisory fee by the net asset value per Class I OP Unit as of the date of the distribution. BCDPAG may request the Operating Partnership to repurchase such OP Units from BCDPAG at a later date. Any such repurchase requests will not be subject to any holding period, early redemption deduction, volume limitations or other restrictions that apply to other holders of OP Units under the limited partnership agreement of the Operating Partnership Agreement or to our stockholders under our share redemption program. In the event the performance component of the advisory fee is paid in cash to BCDPAG as an allocation and distribution in its capacity as holder of the Special Units, such amount will not be deductible by the Operating Partnership although it will reduce the cash available for distribution to holders of common OP Units and we believe that taxable income allocated to BCDPAG as holder of the Special Units should reduce the amount of taxable income allocable to the holders of common OP Units for the taxable period of the allocation. In addition, in the event the Operating Partnership commences a liquidation of its assets during any calendar year, BCDPAG will be distributed the performance participation allocation as its liquidation distribution, or the Advisor will receive payment of the performance component of the advisory fee, as applicable, prior to the distribution of the remaining liquidation proceeds to the holders of OP Units.
The Special Units do not receive Operating Partnership distributions or allocations except as described above. Holders of Special Units do not share in distributions paid to holders of common OP Units and are not allocated income or losses of the Operating Partnership except to the extent of taxable income allocated to them in their capacity as holders of the Special Units.
Subject to certain limitations, we reimburse the Advisor or its affiliates for all of the costs they incur in connection with the services they provide to us under the Advisory Agreement, including, without limitation, our allocable share of the Advisor’s overhead, which includes but is not limited to the Advisor’s rent paid to both third parties and affiliates of the Advisor, utilities and personnel costs; provided, that we will not reimburse the Advisor or its affiliates for services for which the Advisor or its affiliates are entitled to compensation in the form of a separate fee, and commencing as of September 1, 2017, we will not reimburse the Advisor for compensation it pays to our named executive officers.
Fees from Other Services. We retain certain of the Advisor’s affiliates, from time to time, for services relating to our investments or our operations, which may include property management services, leasing services, corporate services, statutory services, transaction support services, construction and development management, and loan management and servicing, and within one or more such categories, providing services in respect of asset and/or investment administration, accounting, technology, tax preparation, finance, treasury, operational coordination, risk management, insurance placement, human resources, legal and compliance, valuation and reporting-related services, as well as services related to mortgage servicing, group purchasing, healthcare, consulting/brokerage, capital markets/credit origination, property, title and/or other types of insurance, management consulting and other similar operational matters. Any fees paid to the Advisor’s affiliates for any such services will not reduce the advisory fees. Per the terms of the agreement, any such arrangements will be at market rates or a reimbursement of costs incurred by the affiliate in providing the services.

DST Program
DST Program Dealer Manager Fees. In connection with the DST Program, as described in “Note 5,” Black Creek Exchange LLC (“BCX”), a wholly-owned subsidiary of our taxable REIT subsidiary that is wholly-owned by the Operating Partnership, entered into a dealer manager agreement with the Dealer Manager, pursuant to which the Dealer Manager agreed to conduct the private placements for interests reflecting an indirect ownership of up to $1.0 billion of interests. The Advisor, Dealer Manager and certain of their affiliates receive fees and reimbursements in connection with their roles in the DST Program, which costs are substantially funded by the private investors in that program, through one or more purchase price “mark-ups” of the initial estimated fair value of the DST Properties to be sold to investors, fees paid by the investors at the time of investment, or deductions from distributions paid to such investors.
BCX will pay certain up-front fees and reimburse certain related expenses to the Dealer Manager with respect to capital raised through the DST Program. BCX is obligated to pay the Dealer Manager a dealer manager fee of up to 1.5% of gross equity proceeds raised and a commission of up to 5.0% of gross equity proceeds raised through the private placements. In addition, with respect to certain classes of interests (or the corresponding classes of OP Units or shares for which they may be exchanged in certain circumstances) we, the Operating Partnership or BCX will pay the Dealer Manager ongoing fees in amounts up to 0.85% of the equity investment or net asset value thereof per year. The Dealer Manager may re-allow such commissions, ongoing fees and a portion of such dealer manager fees to participating broker dealers. In addition, pursuant to the dealer manager agreement for the DST Program, we, or our subsidiaries, are obligated to reimburse the Dealer Manager for (a) customary travel, lodging, meals and reasonable entertainment expenses incurred in connection with the private placements; (b) costs and expenses of conducting educational conferences and seminars, attending broker-dealer sponsored conferences, or educational conferences sponsored by BCX; (c) customary promotional items; and (d) legal fees of the Dealer Manager.
Pursuant to the Advisory Agreement, DST Properties are included when calculating the fixed and performance components of the advisory fee due to the Advisor. Furthermore, because the Advisor funds certain Dealer Manager personnel costs that are not reimbursed under the DST Program dealer manager agreement, we have also agreed to pay the Advisor a fee equal to the mark-up paid by DST Program investors for these costs, which is up to 1.5% of the total equity amount paid for the interests.
DST Manager Fees. BC Exchange Manager LLC (the “DST Manager”), a wholly owned subsidiary of the Operating Partnership, acts, directly or through a wholly-owned subsidiary, as the manager of each Delaware statutory trust holding a DST Property, but has assigned all of its rights and obligations as manager (including fees and reimbursements received) to BC Exchange Advisor LLC (“DST Advisor”), an affiliate of the Advisor. While the intention is to sell 100% of the interests to third parties, BCX may hold an interest for a period of time and therefore could be subject to the following description of fees and reimbursements paid to the DST Manager. The DST Manager will have primary responsibility for performing administrative actions in connection with the trust and any DST Property and has the sole power to determine when it is appropriate for a trust to sell a DST Property. For its services, DST Advisor will receive, through the DST Manager, (i) a management fee equal to a stated percentage (e.g., 1.0%) of the gross rents payable to the trust, with such amount to be set on a deal-by-deal basis, (ii) a disposition fee of up to 1.0% of the gross sales price of certain DST Properties sold to a third party, subject to the terms of the applicable DST Program offering documents, (iii) a loan fee of up to 1.0% for any financing provided by us in connection with the DST Program (in which case a subsidiary of ours would provide the debt financing and earn interest thereon), (iv) reimbursement of certain expenses associated with the establishment, maintenance and operation of the trust and DST Properties and the sale of any DST Property to a third party, and (v) up to 1.0% of the gross equity proceeds as compensation for developing and maintaining the DST Program technology and intellectual property. Furthermore, to the extent that the Operating Partnership exercises its fair market value purchase option to acquire the interests from the investors at a later time in exchange for OP Units, and such investors subsequently submit such OP Units for redemption pursuant to the terms of the Operating Partnership, a redemption fee of up to 1.0% of the amount otherwise payable to a limited partner upon redemption will be paid to DST Manager (or such other amount as may be set forth in the applicable DST Program offering documents).
Product Specialist
Pursuant to a product specialist agreement with BCG Advisors LLC (“BCG Advisors”), BCG Advisors provides advisory services related to our investments in real estate securities. Pursuant to this agreement, a portion of the fixed component of the advisory fee that the Advisor receives from us (as described above) related to investments in real estate securities is reallowed to BCG Advisors in exchange for the services provided.

Summary of Fees and Expenses
The following table summarizes the fees and expenses incurred by us for services provided by the Advisor and its affiliates, and by the Dealer Manager related to the services described above, and any related amounts payable:

	For the Year Ended December 31,			Payable as of December 31,
(in thousands)	2019	2018	2017	2019	2018
Upfront selling commissions (1)	$2,094	$1,199	$34	$—	$—
Dealer manager fees (2)(3)	—	—	306	—	—
Ongoing distribution fees (1)(3)	1,387	501	108	147	76
Advisory fees - fixed component (4)	11,879	11,599	13,191	1,245	988
Advisory fees—performance component	3,776	2,237	—	3,776	2,237
Advisory fees related to the disposition of real properties (5)	—	—	1,763	—	—
Other expense reimbursements—Advisor (6)(7)	10,601	8,801	8,393	2,240	1,411
Other expense reimbursements—Dealer Manager	527	878	401	—	—
DST Program advisory fees (8)	1,758	313	94	—	—
DST Program selling commissions (1)	2,668	1,097	466	—	—
DST Program dealer manager fees (1)	451	293	143	—	—
DST Program other reimbursements—Dealer Manager	881	212	137	—	—
DST Program facilitation and loan origination fees	2,988	356	—	—	—
Total	$39,010	$27,486	$25,036	$7,408	$4,712

(1)	All or a portion of these amounts will be retained by, or reallowed (paid) to, participating broker-dealers and servicing broker-dealers.

(2)	Includes upfront dealer manager fees, as well as ongoing dealer manager fees that were paid under the Dealer Manager Agreement in effect prior to September 1, 2017.

(3)
The distribution fees accrue daily and are payable monthly in arrears. Additionally, we accrue for future estimated amounts payable related to ongoing distribution fees. The future estimated amounts payable of approximately $14.5 million and $7.9 million as of December 31, 2019 and 2018, respectively, are included in other liabilities on the consolidated balance sheets. Prior to September 1, 2017, the future estimated amounts payable included ongoing dealer manager fees.

(4)
Amount reported for the years December 31, 2018 and 2017 include approximately $0.5 million and $0.7 million, respectively, that we were not obligated to pay in consideration of the issuance of 0.6 million and 0.5 million Class I shares, respectively.

(5)
Amount for the year ended December 31, 2017 includes approximately $1.7 million and is included in gain on sale of real property on the consolidated statements of operations. For the year ended December 31, 2017, we paid the Advisor approximately $1.4 million in consideration for disposition services rendered prior to September 1, 2017 for which the Advisor had not otherwise been paid a fee, of which $1.2 million is included in gain on sale of real property on the consolidated statements of operations and $0.2 million was deferred in other assets on the consolidated balance sheets until the occurrence of future dispositions. Additionally, for the year ended December 31, 2017, amount includes approximately $45,000 paid to the Advisor for advisory fees associated with the disposition of real properties, which are included in impairment of real estate property on the consolidated statements of operations. Pursuant to the Advisory Agreement, effective September 1, 2017, the Advisor no longer receives disposition fees.

(6)
Amounts include approximately $8.5 million, $6.6 million and $6.6 million for the years ended December 31, 2019, 2018 and 2017, respectively, related to the reimbursement of a portion of the salary, bonus and benefits for employees of the Advisor, including our named executive officers, for services provided to us for which the Advisor does not otherwise receive a separate fee. A portion of compensation received by certain employees of the Advisor and its affiliates may be in the form of a restricted stock grant awarded by us. We show these as reimbursements to the Advisor to the same extent that we recognize the related share-based compensation on our consolidated statements of operations. The balance of such reimbursements is made up primarily of other general overhead and administrative expenses, including, but not limited to, allocated rent paid to both third parties and affiliates of the Advisor, equipment, utilities, insurance, travel and entertainment, and other costs, which are included in general and administrative expenses on the consolidated statements of income. As of September 1, 2017, we no longer reimburse salary, bonus and benefits of our named executive officers. However, we reimbursed the Advisor for bonuses of our named executive offers for services provided to us prior to September 1, 2017 upon the final determination and payment of such bonuses to our named executive officers during the first quarter of 2018.

(7)	Includes costs reimbursed to the Advisor related to the DST Program.

(8)	Amount for the years December 31, 2019, 2018 and 2017 included in advisory fees, related party on the consolidated statements of operations.
Equity Incentive Plans
Our equity incentive plans provide for the potential granting of cash-based awards and stock-based awards, including stock options, stock appreciation rights, restricted stock, and stock units to our employees (if we have any in the future), our independent directors, employees of the Advisor or its affiliates, other advisors and consultants of ours and of the Advisor selected by the plan administrator for participation in the equity incentive plans, and any prospective director, officer, employee, consultant, or advisor of the Company and the Advisor. Any such stock-based awards, including stock options, stock appreciation rights, restricted stock, and stock units, if granted, will provide for exercise prices, where applicable, that are not less than the fair market value of shares of our common stock on the date of the grant.
Prior to December 31, 2019, at each annual meeting of stockholders the independent directors automatically, upon election, received an award, pursuant to our equity incentive plans, of $75,000 in RSUs with respect to Class I shares of our common stock, with the number of RSUs based on the NAV per Class I share as of the end of the day of the annual meeting.
Additionally, on December 10, 2019, our board of directors, including all of our independent directors, approved a one-time catch-up payment totaling $450,000 to be made effective December 31, 2019. Of that amount, $225,000 is comprised of cash and $225,000 is comprised of RSUs with respect to Class I shares of our common stock, with the number of RSUs based on the NAV per Class I share as of October 31, 2019, which vest and settle immediately.
Transactions with Affiliates
We initially contributed $2,000 into the Operating Partnership in exchange for 200 OP Units, representing the sole general partner interest in the Operating Partnership. Subsequently, we contributed 100% of the gross proceeds received from our public offerings of common stock to the Operating Partnership in exchange for OP Units representing our interest as a limited partner of the Operating Partnership. As of December 31, 2019 and 2018, we held a 93.2% and 92.6%, respectively, limited partnership interest in the Operating Partnership. The remaining limited partnership interests in the Operating Partnership are held by third-party investors, which are classified as noncontrolling interests on the consolidated balance sheets. See “Note 9” for detail regarding our noncontrolling interests.
11. NET INCOME (LOSS) PER COMMON SHARE
The computation of our basic and diluted net income (loss) per share attributable to common stockholders is as follows:

	For the Year Ended December 31,
(in thousands, except per share data)	2019	2018	2017
Net income (loss) attributable to common stockholders—basic	$142,551	$(1,237)	$72,216
Net income (loss) attributable to OP Units	10,726	(105)	6,117
Net income (loss) attributable to common stockholders—diluted	$153,277	$(1,342)	$78,333
Weighted-average shares outstanding—basic	136,925	128,740	142,349
Incremental weighted-average shares effect of conversion of OP Units	10,391	10,934	11,807
Weighted-average shares outstanding—diluted	147,316	139,674	154,156
Net income (loss) per share attributable to common stockholders:
Basic	$1.04	$(0.01)	$0.51
Diluted	$1.04	$(0.01)	$0.51

12. SUPPLEMENTAL CASH FLOW INFORMATION
Supplemental cash flow information and disclosure of non-cash investing and financing activities is as follows:

	For the Year Ended December 31,
(in thousands)	2019	2018	2017
Cash paid for interest	$39,515	$42,048	$37,473
Distributions reinvested in common stock	20,595	18,988	23,282
Change in accrued future ongoing distribution fees	6,540	6,052	(2,058)
Repayment of property-level loans upon disposition of real estate property	98,600	—	—
Increase in DST loans receivable through DST capital raising	18,744	660	—
Restricted Cash
Restricted cash consists of lender and property-related escrow accounts. The following table presents the components of the beginning of period and end of period cash, cash equivalents and restricted cash reported within the consolidated statements of cash flows:

	For the Year Ended December 31,
(in thousands)	2019	2018	2017
Beginning of period:
Cash and cash equivalents	$10,008	$10,475	$13,864
Restricted cash	7,030	8,541	7,282
Cash, cash equivalents and restricted cash	$17,038	$19,016	$21,146
End of period:
Cash and cash equivalents	$97,772	$10,008	$10,475
Restricted cash	10,010	7,030	8,541
Cash, cash equivalents and restricted cash	$107,782	$17,038	$19,016
13. COMMITMENTS AND CONTINGENCIES
We and the Operating Partnership are not presently involved in any material litigation nor, to our knowledge, is any material litigation threatened against us or our investments.
Environmental Matters
A majority of the properties we acquire are subject to environmental reviews either by us or the previous owners. In addition, we may incur environmental remediation costs associated with certain land parcels we may acquire in connection with the development of the land. We have acquired certain properties in urban and industrial areas that may have been leased to or previously owned by commercial and industrial companies that discharged hazardous materials. We may purchase various environmental insurance policies to mitigate our exposure to environmental liabilities. We are not aware of any environmental liabilities that we believe would have a material adverse effect on our business, financial condition, or results of operations as of December 31, 2019.
14. SEGMENT FINANCIAL INFORMATION
Our four reportable segments are office, retail, multi-family and industrial. Factors used to determine our reportable segments include the physical and economic characteristics of our properties and the related operating activities. Our chief operating decision makers rely on net operating income, among other factors, to make decisions about allocating resources and assessing segment performance. Net operating income is the key performance metric that captures the unique operating characteristics of each segment. Items that are not directly assignable to a segment, such as certain corporate items, are not allocated but reflected as reconciling items.

The following table sets forth the financial results by segment for the years ended December 31, 2019, 2018 and 2017:

(in thousands)	Office	Retail	Multi-family	Industrial	Corporate	Consolidated
2019
Rental revenues	$93,826	$70,462	$6,418	$13,735	$—	$184,441
Rental expenses	(37,905)	(17,357)	(2,864)	(2,934)	—	(61,060)
Net operating income (loss)	$55,921	$53,105	$3,554	$10,801	$—	$123,381
Real estate-related depreciation and amortization	$26,194	$20,317	$4,028	$6,803	$—	$57,342
Total assets	$458,583	$652,707	$293,498	$207,844	$165,633	$1,778,265
2018
Rental revenues	$108,421	$73,416	$—	$7,794	$—	$189,631
Rental expenses	(42,544)	(17,618)	—	(1,505)	—	(61,667)
Net operating income	$65,877	$55,798	$—	$6,289	$—	$127,964
Real estate-related depreciation and amortization	$33,335	$20,616	$—	$3,915	$—	$57,866
Total assets	$724,875	$671,007	$—	$111,230	$73,990	$1,581,102
2017
Rental revenues	$108,305	$81,871	$—	$6,342	$—	$196,518
Rental expenses	(44,520)	(20,388)	—	(1,624)	—	(66,532)
Net operating income	$63,785	$61,483	$—	$4,718	$—	$129,986
Real estate-related depreciation and amortization	$41,283	$24,216	$—	$2,571	$—	$68,070
Total assets	$775,917	$705,696	$—	$58,657	$67,836	$1,608,106
We consider net operating income to be an appropriate supplemental performance measure and believe net operating income provides useful information to our investors regarding our financial condition and results of operations because net operating income reflects the operating performance of our properties and excludes certain items that are not considered to be controllable in connection with the management of the properties, such as real estate-related depreciation and amortization, general and administrative expenses, advisory fees, impairment charges, interest expense, gains on sale of properties, other income and expense, gains and losses on the extinguishment of debt and noncontrolling interests. However, net operating income should not be viewed as an alternative measure of our financial performance since it excludes such items, which could materially impact our results of operations. Further, our net operating income may not be comparable to that of other real estate companies, as they may use different methodologies for calculating net operating income. Therefore, we believe net income, as defined by GAAP, to be the most appropriate measure to evaluate our overall financial performance.

The following table is a reconciliation of our reported net income attributable to common stockholders to our net operating income for the years ended December 31, 2019, 2018 and 2017.

	For the Year Ended December 31,
(in thousands)	2019	2018	2017
Net income (loss) attributable to common stockholders	$142,551	$(1,237)	$72,216
Debt-related income	(227)	(694)	(828)
Real estate-related depreciation and amortization	57,342	57,866	68,070
General and administrative expenses	8,985	8,817	9,235
Advisory fees, related party	17,413	14,149	13,285
Impairment of real estate property	113	14,648	1,116
Other (income) expense	(153)	251	462
Interest expense	48,170	48,358	42,305
Gain on sale of real estate property	(160,537)	(14,093)	(83,057)
Gain on extinguishment of debt and financing commitments, net	(1,002)	—	—
Net income (loss) attributable to noncontrolling interests	10,726	(101)	7,182
Net operating income	$123,381	$127,964	$129,986
15. QUARTERLY FINANCIAL DATA (UNAUDITED)
Selected quarterly financial data is as follows:

	For the Quarter Ended
(in thousands, except per share data)	March 31	June 30	September 30	December 31
2019
Total revenues	$50,694	$44,920	$44,230	$44,824
Total operating expenses	$(35,484)	$(34,297)	$(35,650)	$(39,482)
Total other (expenses) income	$(11,324)	$72,681	$(743)	$52,908
Net income	$3,886	$83,304	$7,837	$58,250
Net income attributable to common stockholders	$3,602	$77,399	$7,291	$54,259
Net income attributable to common stockholders per common share—basic and diluted (1)	$0.03	$0.57	$0.05	$0.39
2018
Total revenues	$44,627	$46,633	$49,675	$49,390
Total operating expenses	$(42,656)	$(35,575)	$(42,706)	$(36,210)
Other expenses	$(11,362)	$(56)	$(10,726)	$(12,372)
Net (loss) income	$(9,391)	$11,002	$(3,757)	$808
Net (loss) income attributable to common stockholders	$(8,635)	$10,115	$(3,465)	$748
Net (loss) income attributable to common stockholders per common share—basic and diluted (1)	$(0.07)	$0.08	$(0.03)	$0.01

(1)
Quarterly net income per common share amounts do not total the annual net income per common share amount due to changes in the number of weighted-average shares outstanding calculated on a quarterly and annual basis and included in the net income per share calculation.

16. SUBSEQUENT EVENTS
Acquisition of Property
Subsequent to December 31, 2019, we had acquired (excluding properties related to our DST Program) one retail property located in Birmingham, Alabama, one industrial property located in Fort Worth, Texas and one industrial property located in San Antonio, Texas for a total aggregate purchase price of approximately $62.9 million.

Acquisition Under Contract
On January 15, 2020, we entered into a contract to acquire an industrial property located in Sterling, Virginia with a purchase price of approximately $5.0 million. On March 2, 2020, we entered into a contract to acquire an industrial property located in Denver, Colorado with a purchase price of approximately $12.3 million. There can be no assurance that we will complete the acquisitions of the properties under contract.

BLACK CREEK DIVERSIFIED PROPERTY FUND INC.
SCHEDULE III—REAL ESTATE AND ACCUMULATED DEPRECIATION
As of December 31, 2019

				Initial Cost to Company				Gross Amount Carried at December 31, 2019
($ in thousands)	Location	No. of Buildings	Debt (1)	Land	Buildings and Improvements (2)	Total Costs	Cost Capitalized or Adjustments Subsequent to Acquisition (4)	Land	Buildings and Improvements (2)	Total Costs (3, 4)	Accumulated Depreciation (4, 5)	Acquisition Date	Depreciable Life (Years)
Office properties:
Bala Pointe	Bala Cynwyd, PA	1	$—	$10,115	$27,516	$37,631	$10,819	$10,115	$38,335	$48,450	$(19,108)	8/28/2006	1-40
1300 Connecticut	Washington, DC	1	51,005	25,177	41,250	66,427	5,617	25,177	46,867	72,044	(27,599)	3/10/2009	2-40
1st Avenue Plaza	Denver, CO	2	—	15,713	65,252	80,965	6,921	15,713	72,173	87,886	(17,918)	8/22/2014	1-40
CityView	Austin, TX	2	—	4,606	65,250	69,856	5,472	4,606	70,722	75,328	(16,714)	4/24/2015	1-40
Eden Prairie	Eden Prairie, MN	1	—	3,538	25,865	29,403	125	3,538	25,990	29,528	(10,561)	10/3/2008	5-40
Preston Sherry Plaza	Dallas, TX	1	—	7,500	22,303	29,803	11,223	7,500	33,526	41,026	(15,495)	12/16/2009	1-40
3 Second Street	Jersey City, NJ	1	127,000	16,800	193,742	210,542	32,602	16,800	226,344	243,144	(99,736)	6/25/2010	3-40
Venture Corporate Center	Hollywood, FL	3	—	10,961	34,151	45,112	3,198	10,961	37,349	48,310	(11,028)	8/6/2015	1-40
Bank of America Tower	Boca Raton, FL	1	—	5,030	30,917	35,947	1,426	5,030	32,343	37,373	(6,345)	12/11/2015	1-40
Total office properties		13	$178,005	$99,440	$506,246	$605,686	$77,403	$99,440	$583,649	$683,089	$(224,504)

Retail properties:
Bandera Road	San Antonio, TX	1	$—	$8,221	$23,472	$31,693	$7,495	$8,221	$30,967	$39,188	$(11,680)	2/1/2007	1-40
Beaver Creek	Apex, NC	1	—	12,426	31,375	43,801	(734)	10,727	32,340	43,067	(12,544)	5/11/2007	1-40
Braintree	Braintree, MA	1	—	9,270	31,266	40,536	5,591	9,270	36,857	46,127	(12,929)	8/1/2007	1-40
Kingston	Kingston, MA	1	—	8,580	12,494	21,074	5,459	8,580	17,953	26,533	(6,430)	8/1/2007	1-40
Manomet	Manomet, MA	1	—	1,890	6,480	8,370	1,982	1,890	8,462	10,352	(3,066)	8/1/2007	2-40
Orleans	Orleans, MA	1	—	8,780	23,683	32,463	775	8,780	24,458	33,238	(9,646)	8/1/2007	1-40
Sandwich	Sandwich, MA	1	—	7,380	25,778	33,158	762	7,380	26,540	33,920	(10,430)	8/1/2007	1-40
Wareham	Wareham, MA	1	—	12,972	27,030	40,002	3,425	12,972	30,455	43,427	(12,378)	8/1/2007	1-40
Abington	Abington, MA	1	—	14,396	594	14,990	—	14,396	594	14,990	(594)	8/1/2007	—

Hyannis	Hyannis, MA	1	—	10,405	917	11,322	—	10,405	917	11,322	(618)	8/1/2007	18-68
Mansfield	Mansfield, MA	1	—	5,340	16,490	21,830	—	5,340	16,490	21,830	(6,282)	8/1/2007	16-86
Meriden	Meriden, CT	1	—	6,560	22,014	28,574	—	6,560	22,014	28,574	(8,843)	8/1/2007	13-43
Weymouth	Weymouth, MA	2	—	5,170	19,396	24,566	(44)	4,913	19,609	24,522	(7,539)	8/1/2007	4-40
Whitman 475 Bedford Street	Whitman, MA	1	—	3,610	11,682	15,292	—	3,610	11,682	15,292	(4,600)	8/1/2007	16-56
New Bedford	New Bedford, MA	1	6,009	3,790	11,152	14,942	—	3,790	11,152	14,942	(4,054)	10/18/2007	22-40
Norwell	Norwell, MA	1	2,349	5,850	14,547	20,397	—	5,850	14,547	20,397	(5,658)	10/18/2007	15-65
270 Center	Washington, DC	1	70,000	19,779	42,515	62,294	880	19,781	43,393	63,174	(18,303)	4/6/2009	1-40
Springdale	Springfield, MA	1	—	11,866	723	12,589	8	11,866	731	12,597	(557)	2/18/2011	6-62
Saugus	Saugus, MA	1	—	3,783	9,713	13,496	120	3,783	9,833	13,616	(5,104)	3/17/2011	3-40
Durgin Square	Portsmouth, NH	2	—	7,209	21,055	28,264	1,941	7,209	22,996	30,205	(7,285)	5/28/2014	1-40
Salt Pond	Narragansett, RI	2	—	8,759	40,233	48,992	1,150	8,759	41,383	50,142	(9,896)	11/4/2014	1-40
South Cape	Mashpee, MA	6	—	9,936	27,552	37,488	4,394	10,307	31,575	41,882	(6,367)	3/18/2015	1-40
Shenandoah	Davie, FL	3	9,494	10,501	27,397	37,898	221	10,501	27,618	38,119	(5,490)	8/6/2015	1-40
Chester Springs	Chester, NJ	4	—	7,376	51,155	58,531	4,643	7,376	55,798	63,174	(10,434)	10/8/2015	1-40
Yale Village	Tulsa, OK	4	—	3,492	30,655	34,147	143	3,492	30,798	34,290	(5,115)	12/9/2015	3-40
Suniland Shopping Center	Pinecrest, FL	4	—	34,804	33,902	68,706	1,185	34,804	35,087	69,891	(6,260)	5/27/2016	1-40
Total retail properties		45	$87,852	$242,145	$563,270	$805,415	$39,396	$240,562	$604,249	$844,811	$(192,102)

Multi-family properties:
The Daley	Rockville, MD	4	$62,000	$15,139	$80,500	$95,639	$180	$15,139	$80,680	$95,819	$(2,211)	7/2/2019	1-40
Juno Winter Park	Winter Park, FL	1	—	9,129	75,420	84,549	(2)	9,129	75,418	84,547	(1,831)	7/9/2019	1-40
Perimeter	Sandy Springs, GA	1	—	17,407	99,763	117,170	—	17,408	99,762	117,170	—	12/19/2019	1-40
Total Multi-family properties		6	$62,000	$41,675	$255,683	$297,358	$178	$41,676	$255,860	$297,536	$(4,042)

Industrial properties:
South Columbia	Campbellsville, KY	1	$—	$730	$25,092	$25,822	$5,157	$730	$30,249	$30,979	$(15,229)	6/25/2010	4-40
Vasco Road	Livermore, CA	1	—	4,880	12,019	16,899	(698)	4,880	11,321	16,201	(1,645)	7/21/2017	3-40

Northgate	North Las Vegas, NV	1	—	3,940	20,715	24,655	16	3,942	20,729	24,671	(1,921)	7/26/2017	10-40
Stafford Grove	Stafford, TX	3	—	8,540	28,879	37,419	1,642	8,586	30,475	39,061	(2,263)	4/9/2018	4-40
Kaiser Business Center	Folcroft, PA	2	—	6,140	12,730	18,870	16	6,140	12,746	18,886	(1,011)	12/10/2018	2-40
Tri-County DC	Schertz, TX	1	—	2,346	18,400	20,746	46	2,346	18,446	20,792	(953)	2/13/2019	1-40
Florence Logistics Center	Florence, KY	1	—	1,791	16,968	18,759	—	1,791	16,968	18,759	(502)	5/14/2019	1-40
World Connect Logistics Center	Indianapolis, IN	1	—	4,983	39,172	44,155	—	4,983	39,172	44,155	(419)	9/27/2019	1-40
Tri-County DC II A	Schertz, TX	1	—	1,280	8,562	9,842	—	1,280	8,562	9,842	(127)	10/1/2019	1-40
Aurora DC	Aurora, IL	1	—	1,681	6,887	8,568	—	1,681	6,887	8,568	—	12/13/2019	1-40
Total industrial properties		13	$—	$36,311	$189,424	$225,735	$6,179	$36,359	$195,555	$231,914	$(24,070)
Grand total		77	$327,857	$419,571	$1,514,623	$1,934,194	$123,156	$418,037	$1,639,313	$2,057,350	$(444,718)

(1)
These properties are encumbered by mortgage notes. Amounts reflects principal amount outstanding as of December 31, 2019. See “Note 4 to the Consolidated Financial Statements” in the section of this Supplement titled “Financial Statements and Supplementary Data” for more detail regarding our borrowings.

(2)	Includes gross intangible lease assets.

(3)	As of December 31, 2019, the aggregate cost for federal income tax purposes of investments in property was approximately $1.3 billion (unaudited).

(4)
Amount is presented net of impairments and other write-offs of tenant-related assets that were recorded at acquisition as part of our purchase price accounting. Such write-offs are the result of lease expirations and terminations.

(5)	Includes intangible lease asset amortization.

The following table summarizes investment in real estate properties and accumulated depreciation and amortization activity for the periods presented below:

	For the Year Ended December 31,
	2019	2018	2017
Investments in real estate properties:
Balance at the beginning of period	$2,008,733	$2,028,906	$2,204,322
Acquisitions of properties	399,428	56,289	41,554
Improvements	44,103	46,973	33,332
Disposition of properties	(394,711)	(107,292)	(242,424)
Impairment of real estate	(113)	(14,648)	(1,116)
Write-offs of intangibles and tenant leasing costs	(90)	(1,495)	(6,762)
Balance at the end of period	$2,057,350	$2,008,733	$2,028,906
Accumulated depreciation and amortization:
Balance at the beginning of period	$501,621	$488,636	$492,911
Real estate depreciation and amortization expense	57,342	57,866	68,070
Above-market lease assets amortization expenses	792	1,096	2,392
Disposition of properties	(114,948)	(44,482)	(67,975)
Write-offs of intangibles and tenant leasing costs	(89)	(1,495)	(6,762)
Balance at the end of period	$444,718	$501,621	$488,636